As filed with the Securities and Exchange Commission on October 30, 2003

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LBI MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	4832	05-0584918
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1845 West Empire Avenue

Burbank, California 91504

(818) 563-5722

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lenard D. Liberman

Executive Vice President

LBI Media Holdings, Inc.

1845 West Empire Avenue

Burbank, California 91504

(818) 563-5722

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph Kim, Esq.

O’Melveny & Myers LLP

400 South Hope Street

Los Angeles, California 90071-2899

Telephone: (213) 430-6000

Fax: (213) 430-6407

Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Registered Note(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)(2)

11% Senior Discount Notes due 2013	$40,244,718	$1,000	$40,244,718	$3,256

(1)	The registration fee has been calculated pursuant to Rule 457 under the Securities Act of 1933, as amended. The Proposed Maximum Aggregate Offering Price is estimated solely for purpose of calculating the registration fee.
(2)	The proposed Maximum Aggregate Offering Price is based on the book value of the notes, as of October 30, 2003, in the absence of a market for them as required by Rule 457(f)(2) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated             , 2003

PROSPECTUS

LBI Media Holdings, Inc.

Offer to Exchange

$68,428,000 Aggregate Principal Amount at Maturity of 11% Senior Discount Notes due 2013

that have been registered under the Securities Act of 1933, as amended,

for any and all outstanding

$68,428,000 Aggregate Principal Amount at Maturity of 11% Senior Discount Notes due 2013

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $68,428,000 aggregate principal amount at maturity of our registered 11% Senior Discount Notes, due 2013, which we refer to as the exchange notes, for a like principal amount of our outstanding 11% Senior Discount Notes due 2013, which we refer to as the old notes. We refer to the old notes and the exchange notes collectively as the notes. The terms of the exchange notes are substantially identical to the terms of the old notes in all material respects, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.

We will accept for exchange any and all old notes validly tendered and not withdrawn prior to 5:00 pm., New York City time, on             , 2004 unless extended. We will not receive any proceeds from the exchange offer.

We have not applied, and do not intend to apply, the notes for listing on any national securities exchange or automated quotation system.

You should carefully review the Risk Factors beginning on page 11 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003.

Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the exchange securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

-i-

PROSPECTUS SUMMARY

You should read the entire prospectus, including “Risk Factors” and our financial statements and related notes, before making an investment decision.

The Issuer

The old notes were issued by LBI Media Holdings, Inc., a newly formed Delaware corporation. LBI Media Holdings, Inc. is not engaged in any material business operations and has not acquired any assets or incurred any liabilities, other than through its operating subsidiaries or in connection with the sale of the notes. In this prospectus, all references to “LBI Media Holdings,” “we,” “our” and “us” refer to LBI Media Holdings, Inc. and its subsidiaries, unless indicated otherwise. LBI Media Holdings, Inc. is a direct, wholly owned subsidiary of LBI Holdings I, Inc. References to our “parent” or “LBI Holdings I” refer to LBI Holdings I, Inc., excluding its subsidiaries, unless indicated otherwise, and references to “LBI Media” refer to our direct wholly owned subsidiary, LBI Media, Inc. and its subsidiaries, unless indicated otherwise.

Our Company

We are the largest privately held, Spanish-language broadcaster in the United States based on revenues. We seek to own and operate radio and television stations in the nation’s largest and most densely populated Hispanic markets. To this end, we have created radio and television clusters in Los Angeles and Houston, the #1 and #4 Hispanic markets in the United States, respectively, based on Hispanic television households. Our Los Angeles cluster consists of five Spanish-language radio stations (four FM and one AM), one AM station with time-brokered programming and a television station. Our Houston cluster consists of seven Spanish-language radio stations (five FM and two AM), two AM stations with time-brokered programming and a television station. We also own a television station serving San Diego, the twelfth largest Hispanic market in the United States based on Hispanic television households and an important market along the U.S. and Mexican border. We have also entered into an agreement to purchase selected assets of a television station serving the Dallas-Fort Worth, Texas market, the sixth largest Hispanic market in the United States based on Hispanic television households, which we expect to complete in the first quarter of 2004. In addition, we operate a television production facility, Empire Burbank Studios, in Burbank, California that we primarily use to produce programming for our television stations.

Jose and Lenard Liberman, father and son, founded our company in 1987 and together have over 55 years of operating experience in the broadcasting industry. We view Jose Liberman as an industry pioneer having owned and operated the first Spanish-language FM station in the Los Angeles market in the mid-1970s. Lenard Liberman manages our day-to-day operations and, together with his father, has primary responsibility for our strategic direction. In addition, we have assembled a management team of industry veterans to direct our sales and programming efforts.

Our primary focus has been to acquire and develop radio and television properties in U.S. markets with a high concentration of Hispanics. Since our founding, we have developed twelve Spanish-language, start-up radio and television stations through a combination of reformatting existing stations and implementing strict cost controls and effective sales and marketing initiatives. Through the use of focused programming, creative promotion and targeted marketing tailored to the local markets in which we operate, we seek to increase our revenue and cash flow in those markets. We have grown our total net revenues from $27.l million in 1998 to $76.5 million for the twelve months ended June 30, 2003, and our Adjusted EBITDA margin for the twelve months ended June 30, 2003 was 50.5%. For the same period, our net income decreased from $4.3 million in 1998 to $2.4 million for the twelve months ended June 30, 2003. For a reconciliation of Adjusted EBITDA to net income (loss) and cash flow (used in) provided by operating activities, see footnote (1) under “Selected Historical Consolidated Financial and Other Data.”

Business Strategy

We seek to expand within the growing U.S. Hispanic market by pursuing the following strategy:

Capitalize on our complementary radio and television stations.    We own Spanish-language radio and television stations in both the Los Angeles and Houston markets and have been able to create substantial cross-selling and cross-promotion opportunities by offering radio and television advertising packages. We create cross-selling opportunities by offering our advertisers the ability to cross-advertise on radio and television, as well as to cross-merchandise through product integration. We create cross-promotion opportunities by using a portion of our spot inventory time at both our radio and television stations to run advertisements promoting our other stations and programs.

Target the local community.    We create radio and television programming specifically tailored to the preferences of the Hispanic population in each of our coverage areas. We believe our ability to produce locally targeted programming gives us an advantage over most other Spanish-language broadcasters that develop and distribute their programming on a national or regional basis. As a result, we have generally been able to achieve and maintain strong station ratings in our markets.

Develop a diverse local advertiser base.    Consistent with our locally targeted programming strategy, we have focused our sales strategy around the local advertising community. As a result, our cash flows have been relatively more recession resistant because local advertising has historically been less cyclical than national advertising. Local advertising accounted for approximately 83% of our gross revenues in 2002. Our large and diverse client base results in no single advertiser accounting for more than 5% of our net revenues.

Offer cost-effective advertising and value-added services to our advertisers.    We support advertisers’ media campaigns with creative promotions utilizing our radio and television clusters and offer our studio facilities to provide value-added services such as free commercial production.

Utilize cost-effective television programming.    Our television programming consists of internally produced and purchased programming, which, when combined with our brokered airtime, creates an efficient programming line-up for our television stations. Our in-house television production facilities provide us with a lower cost structure to create programming, such as our popular variety show José Luis Sin Censura and talk show El Show de Maria Laria. In addition, we realize programming synergies between our radio and television assets by sharing content between the two mediums to create programs that utilize our radio formats and on-air radio personalities.

Hispanic Market Opportunity

We believe the Hispanic community represents an attractive market for future growth. The U.S. Hispanic population is the largest minority group in the U.S., and it is growing at approximately seven times the rate of the non-Hispanic U.S. population and, as such, is the fastest growing segment of the U.S. population. According to the U.S. Census Bureau, the U.S. Hispanic population grew 9.8% from April 2000 to July 2002 and accounted for 50% of all U.S. population growth during this period. As a result, we seek to own media assets in the most densely populated and fastest growing Hispanic markets in the United States. We believe we are well positioned to capitalize on the Hispanic advertising market given the concentration of the Hispanic population in certain markets, our position in the Los Angeles and Houston markets and our past record of executing our acquisition strategy in new markets.

Advertisers have recently begun to direct more advertising dollars towards U.S. Hispanics and, consequently, Spanish-language radio and television advertising has grown at more than twice the rate of total radio and television advertising from 1997 to 2001. As advertisers continue to recognize the buying power of the U.S. Hispanic population, especially in areas where the concentration of Hispanics is very high and where a significant percentage of the retail purchases are made by Hispanic customers, we expect the gap in advertising rates between Spanish-language and English-language media to narrow.

Recent Developments

Acquisition of KEYH-AM, Houston, Texas.    On April 22, 2003, we completed the acquisition of selected assets of KEYH-AM in the Houston, Texas market for an aggregate purchase price of approximately $6.5 million (including acquisition costs). We believe this station will strengthen our Houston cluster by offering an additional Spanish-language format in the market at very little incremental operating cost. We had been operating the station under a local marketing agreement since May 20, 2002. We financed this acquisition with borrowings under LBI Media’s senior credit facility and available cash.

Acquisition of KMXN-FM, Garden Grove, California.    On May 15, 2003, we completed the acquisition of selected assets of KMXN-FM in the Los Angeles, California market for an aggregate purchase price of $35.4 million (including acquisition costs). KMXN-FM was renamed KEBN-FM in June 2003. We simulcast the signal of our flagship station, KBUE-FM, on this new station. We believe KEBN-FM will expand the footprint of our flagship station and improve our overall signal strength in the Los Angeles market. In addition, we have filed a request to upgrade our signal in this market, which will further increase our signal strength. We had been operating this station under a local marketing agreement since January 7, 2003. We financed the acquisition with borrowings under LBI Media’s senior credit facility and available cash.

Agreement to purchase KMPX-TV, Decatur, Texas.    On July 14, 2003, we entered into an agreement to purchase selected assets of KMPX-TV serving the Dallas-Fort Worth, Texas market, for an aggregate purchase price of $37.0 million, of which $1.5 million has been placed into escrow. We expect to complete this acquisition in the first quarter of 2004, subject to closing conditions specified in the asset purchase agreement, including approval by the Federal Communications Commission.

The Exchange Offer

Background of the Old Notes	On October 10, 2003, we issued $68,428,000 aggregate principal amount at maturity of our 11% Senior Discount Notes due 2013, or the old notes, to Credit Suisse First Boston LLC, UBS Securities LLC and Fleet Securities, Inc., as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers then sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the old notes have been sold in reliance on exemptions from registration, the old notes are subject to transfer restrictions. In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers in which we agreed to deliver to you this prospectus and to use our best efforts to complete the exchange offer or to file and cause to become effective a registration statement covering the resale of the old notes.

The Exchange Offer	We are offering to issue up to $68,428,000 aggregate principal amount at maturity of 11% Senior Discount Notes due 2013, or the exchange notes, in exchange for an identical aggregate principal amount at maturity of old notes. Old notes may be exchanged only in $1,000 increments. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes have been registered under the Securities Act. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions. We will issue and deliver the exchange notes as promptly as practicable after the expiration of the exchange offer.

Resale of Exchange Notes	Based upon interpretations by the staff of the SEC set forth in no-action letters issued to unrelated third parties, we believe that you may offer, sell or otherwise transfer the exchange notes you receive in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

	•	you acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;

	•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

	•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

	•	you are not an “affiliate” of ours, as that term is defined in Rule 405 under the Securities Act.

However, we have not submitted a no-action letter, and there can be no assurance that the SEC would make a similar determination with respect to this exchange offer. If you do not meet the conditions described above, you may incur liability under the Securities Act if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for old notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer.

Expiration Date	5:00 p.m., New York City time, on , 2004 (the “Expiration Date”), unless, in our sole discretion, we extend the exchange offer.

Withdrawal Rights	You may withdraw old notes at any time before 5:00 p.m., New York City time, on the Expiration Date. See “The Exchange Offer; Registration Rights—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer; Registration Rights—Conditions to the Exchange Offer.”

Consequences of Failure to Exchange

Old notes that are not tendered, or that are tendered but not accepted, will be subject to their existing transfer restrictions. We will have no further obligation to provide for registration under the Securities Act of the old notes.

Material U.S. Federal Income Tax Consequences

In the opinion of O’Melveny & Myers LLP, our counsel, the exchange of old notes for exchange notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange. See “Material United States Federal Income Tax Consequences.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer.

The Exchange Notes

Issuer	LBI Media Holdings, Inc.

Securities Offered	$68,428,000 aggregate principal amount at maturity of 11% Senior Discount Notes due 2013.

Maturity Date	October 15, 2013.

Yield to Maturity; Interest	The old notes were sold at a substantial discount from their principal amount at maturity, and no cash interest will accrue on the exchange notes prior to October 15, 2008. Prior to October 15, 2008, interest will accrete on the exchange notes. Thereafter, interest on the principal amount at maturity will accrue at the rate of 11% per annum and will be payable in cash semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2009; provided, however, that on any interest payment date prior to October 15, 2008, we may make a Cash Interest Election (as defined in “Description of the Exchange Notes”), in which case the outstanding principal amount at maturity of each exchange note will, on such interest payment date, be reduced to the accreted value of that exchange note as of such interest payment date, and cash interest (accruing at a rate of 11% per annum from the Cash Interest Election Date (as defined in “Description of the Exchange Notes”)) will be payable with respect to that exchange note on each interest payment date thereafter.

Original Issue Discount	The old notes were sold at an original issue discount for U.S. federal income tax purposes. Thus, although no cash interest will accrue on the exchange notes prior to the earlier of October 15, 2008 and the Cash Interest Election Date, the accretion of original issue discount will be includible, periodically, in a holder’s gross income for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. See “Material U.S. Federal Income Tax Considerations.”

Ranking	The notes are general unsecured senior obligations of LBI Media Holdings. The exchange notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including the senior credit facility and senior subordinated notes of LBI Media. As of June 30, 2003, our subsidiaries had approximately $279.7 million of indebtedness and $17.7 million of accounts payable and other liabilities outstanding. The exchange notes rank equally with all of LBI Media Holdings’ future unsecured senior indebtedness and senior in right of payment to any future indebtedness of LBI Media Holdings that is expressly subordinated to the exchange notes. The exchange notes are not guaranteed by, or secured by the assets of, our parent, our subsidiaries or any other entity.

Optional Redemption	On or after October 15, 2008, we may redeem some or all of the exchange notes at any time at the redemption prices listed under “Description of the Exchange Notes—Optional Redemption.”

In addition, on or before October 15, 2006, we may redeem up to 40% of the aggregate principal amount of the exchange notes at maturity plus liquidated damages thereon, if any, with the proceeds of certain equity offerings at the redemption prices listed under “Description of the Exchange Notes—Optional Redemption.” We may make the redemption only if, after the redemption, at least 60% of the aggregate principal amount at maturity of exchange notes issued under the indenture remains outstanding.

Mandatory Offer to Repurchase	If we sell certain assets or experience specific types of changes of control, each holder will have the right to require us to repurchase all or any part of that holder’s exchange notes at the prices listed under “Description of the Exchange Notes—Repurchase at the Option of Holders.”

Certain Covenants	The indenture governing the exchange notes will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur or guarantee additional indebtedness;

• pay dividends or distributions on, or redeem or repurchase, capital stock;

• make investments;

• issue or sell capital stock of restricted subsidiaries;

• engage in transactions with affiliates;

• incur liens;

• transfer or sell assets; and

• consolidate, merge or transfer all or substantially all of our assets.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of the Exchange Notes—Certain Covenants” for more details.

Use of Proceeds	We will not receive any proceeds upon the completion of the exchange offer.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our summary historical consolidated financial data for the fiscal years ended December 31, 2000, 2001 and 2002, the six months ended June 30, 2002 and 2003, and the twelve months ended June 30, 2002 and 2003. The summary historical consolidated financial data for the fiscal years ended December 31, 2000, 2001 and 2002 were derived from our audited consolidated financial statements included elsewhere in this prospectus. Our summary historical consolidated financial data for the six months ended June 30, 2002 and 2003 and the twelve months ended June 30, 2002 and 2003 were derived from our unaudited consolidated financial statements. This summary financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30,
	2000	2001	2002	2002	2003	2002	2003
	(dollars in thousands)
Operating Data:
Net revenues:
Radio	$28,709	$31,585	$39,311	$18,426	$21,427	$35,146	$42,312
Television	21,843	28,072	31,685	15,128	17,642	30,262	34,199

Total net revenues	50,552	59,657	70,996	33,554	39,069	65,408	76,511
Operating expenses (exclusive of noncash employee compensation, depreciation and amortization and impairment of broadcast license shown below)	22,550	26,744	33,782	14,991	19,099	30,602	37,890
Noncash employee compensation	1,240	1,398	3,642	2,453	1,027	3,034	2,216
Depreciation and amortization	4,637	8,673	3,131	1,525	1,659	6,706	3,265
Impairment of broadcast license	—	—	1,750	—	—	—	1,750

Operating income	22,125	22,842	28,691	14,585	17,284	25,066	31,390
Interest expense, net	6,597	20,972	28,058	9,584	10,017	20,616	28,491
Loss on sale of property and equipment	—	—	388	—	4	—	392

Income before income taxes and cumulative effect of accounting change	15,528	1,870	245	5,001	7,263	4,450	2,507
Income tax expense	74	81	42	21	40	28	61

Income before cumulative effect of accounting change	15,454	1,789	203	4,980	7,223	4,422	2,446
Cumulative effect of accounting change	—	—	(8,106)	(8,106)	—	(8,106)	—

Net income (loss)	$15,454	$1,789	$(7,903)	$(3,126)	$7,223	$(3,684)	$2,446

Other Data:
Adjusted EBITDA(1)	$28,002	$32,913	$37,214	$18,563	$19,970	$34,806	$38,621
Adjusted EBITDA margin(2)	55.4%	55.2%	52.4%	55.3%	51.1%	53.2%	50.5%
Cash interest expense(3)	$6,162	$11,877	$15,613	$4,352	$10,301	$10,825	$21,562
Cash flows provided by operating activities	$20,393	$14,343	$18,147	$6,314	$6,513	$8,246	$18,346
Cash flows used in investing activities	$(13,507)	$(108,677)	$(37,419)	$(2,332)	$(42,730)	$(8,091)	$(77,817)
Cash flows (used in) provided by financing activities	$(11,017)	$94,980	$19,537	$(3,036)	$36,624	$(8,516)	$59,197
Ratio of earnings to fixed charges(4)	3.3x	1.1x	1.0x	1.5x	1.7x	1.2x	1.1x

	As of June 30, 2003
	Actual	As Adjusted(5)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,804	$1,804
Working capital	8,614	8,614
Broadcast licenses, net	239,126	239,126
Total assets	319,077	320,917
Total debt(6)	279,656	281,496
Total stockholders’ equity	21,678	21,678
Ratio of net debt to Adjusted EBITDA(7)	7.2x	7.2x

(1)

We define Adjusted EBITDA as net income (loss) plus cumulative effect of accounting change, income tax expense, loss on sale of property and equipment, net interest expense, depreciation and amortization, noncash employee compensation and impairment of broadcast license. Adjusted EBITDA is not a measure of liquidity calculated in accordance with accounting principles generally accepted in the United States and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. We use this financial measure because management believes it is useful for all investors and users of our financial statements in understanding our cash flows. In addition, we believe that Adjusted EBITDA is useful because it is generally recognized by the broadcasting industry as a measure of liquidity. Adjusted EBITDA does not purport to represent cash flows provided by operating activities. Our statement of cash flows presents our cash flow activity in accordance with accounting principles generally accepted in the United States. Furthermore, Adjusted EBITDA is not comparable to similarly titled measures reported by other companies.

The tables set forth below reconcile net income (loss) and net cash provided by operating activities, calculated and presented in accordance with accounting principles generally accepted in the United States, to Adjusted EBITDA:

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30,
	2000	2001	2002	2002	2003	2002	2003
	(in thousands)
Net income (loss)	$15,454	$1,789	$(7,903)	$(3,126)	$7,223	$(3,684)	$2,446
Cumulative effect of accounting change	—	—	8,106	8,106	—	8,106	—
Income tax expense	74	81	42	21	40	28	61
Loss on sale of property and equipment	—	—	388	—	4	—	392
Interest expense, net	6,597	20,972	28,058	9,584	10,017	20,616	28,491

Operating income	22,125	22,842	28,691	14,585	17,284	25,066	31,390
Impairment of broadcast license	—	—	1,750	—	—	—	1,750
Depreciation and amortization	4,637	8,673	3,131	1,525	1,659	6,706	3,265
Noncash employee compensation	1,240	1,398	3,642	2,453	1,027	3,034	2,216

Adjusted EBITDA	$28,002	$32,913	$37,214	$18,563	$19,970	$34,806	$38,621

Net cash provided by operating activities	$20,393	$14,343	$18,147	$6,314	$6,513	$8,246	$18,346
Add:
Gain on sale of investments	—	—	53	53	—	53	—
Income tax expense	74	81	42	21	40	28	61
Interest expense, net	6,597	20,972	28,058	9,584	10,017	20,616	28,491
Less:
Amortization of deferred financing costs	(304)	(3,551)	(6,845)	(499)	(270)	(910)	(6,616)
Provision for doubtful accounts	(96)	(170)	(862)	(90)	(466)	(217)	(1,238)
Changes in operating assets and liabilities:
Accounts receivable	2,142	1,901	3,701	2,906	3,601	4,465	4,396
Program rights	102	(314)	317	1,020	(83)	831	(786)
Amounts due from related parties	(487)	456	(88)	248	154	935	(182)
Prepaid expenses and other current assets	(71)	656	101	(206)	364	105	671
Employee advances	11	124	511	65	62	79	508
Accounts payable and accrued expenses	(446)	133	5	(664)	(285)	57	384
Accrued interest	(61)	(1,656)	(5,746)	(104)	498	620	(5,144)
Program rights payable	209	56	(58)	—	(39)	—	(97)
Amounts due to related parties	(61)	15	(34)	(43)	(116)	(54)	(107)
Deferred state income tax payable	—	(133)	(31)	(10)	(30)	(16)	(51)
Other assets and liabilities	—	—	(57)	(32)	10	(32)	(15)

Adjusted EBITDA	$28,002	$32,913	$37,214	$18,563	$19,970	$34,806	$38,621

(2)	Adjusted EBITDA margin means Adjusted EBITDA divided by net revenues.
(3)	Represents cash paid for interest. Does not include accrued but unpaid interest expense.
(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings include income before income taxes and cumulative effect of accounting change plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the interest portion of rent expense.
(5)	Gives effect to the offering of the old notes on October 10, 2003 and the application of net proceeds thereof to repay outstanding amounts under LBI Media’s senior credit facility.
(6)	Total debt does not include the 9% subordinated notes issued by our parent. See “Description of Other Indebtedness—9% Subordinated Notes due 2014.”
(7)

Net debt represents total debt less cash and cash equivalents as of June 30, 2003 and Adjusted EBITDA represents Adjusted EBITDA for the twelve months ended June 30, 2003. Net debt is not a measure of indebtedness in accordance with accounting principles generally accepted in the United States and should be viewed as a supplement to, and not a substitute for, our financial condition presented on the basis of accounting principles generally accepted in the United States. We use this financial measure because management believes it is useful for investors and users of our financial statements in understanding our liquidity. Net debt does not purport to represent total debt. Our consolidated balance sheet presents our total debt in accordance with accounting principles generally accepted in the United States.

The following is a reconciliation of net debt to total indebtedness:

	As of June 30, 2003
	Actual	As Adjusted(5)
	(in thousands)
Total debt	$279,656	$281,496
Cash and cash equivalents	1,804	1,804

Net debt	$277,852	$279,692

RISK FACTORS

This investment involves risks. Before you invest in the exchange notes, you should carefully consider the following risk factors and all the other information contained in this prospectus.

Risks Related to the Exchange Notes, the Exchange Offer and Our Indebtedness

If you do not properly tender your old notes, your ability to transfer those old notes will be adversely affected.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be less old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of the exchange notes.

If you do not exchange your old notes, your old notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your old notes.

We did not register the old notes under the Securities Act, nor do we intend to do so following the exchange offer. Old notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your old notes, you will lose your right to have your old notes registered under the federal securities laws. As a result, you will not be able to offer or sell old notes except in reliance on an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights. Accordingly, the liquidity of the market for any old notes could be adversely affected and you may be unable to sell them.

We have a substantial amount of debt, which could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes.

We currently have a substantial amount of debt. At June 30, 2003, after giving effect to the sale of the old notes on October 10, 2003 and repayment of a portion of existing indebtedness with the net proceeds of the offering of old notes, we would have had total indebtedness of approximately $281.5 million (excluding the 9% subordinated notes issued by our parent).

The table below shows our debt to total capitalization at June 30, 2003, after giving effect to the sale of the old notes and the application of the net proceeds thereof as described above (dollars in thousands):

Total indebtedness	$281,496
Stockholders’ equity	21,678

Total capitalization	$303,174

Debt to total capitalization	92.8%

Since our total capitalization consists of 92.8% debt, we are considered highly leveraged and will have to devote much of our resources to repaying this debt on its scheduled payment dates. In contrast, if the ratio were lower we would have more flexibility in using our cash flow because we would have lower debt service obligations and potentially fewer restrictive covenants under our debt agreements. Our substantial indebtedness could have other important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy or other purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for and reacting to changes in our business and our industry that could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

For additional information concerning our indebtedness, see “Description of Other Indebtedness.”

We and our subsidiaries may incur additional debt in the future, which debt could further exacerbate the risks described above.

We and our subsidiaries may incur additional debt in the future. The terms of LBI Media’s senior credit facility and the indenture governing LBI Media’s senior subordinated notes allow LBI Media and its subsidiaries to incur additional debt under certain specified circumstances and do not fully prohibit us from doing so. The indenture governing the exchange notes also allows us and our subsidiaries to incur additional debt in the future under specified circumstances. The senior credit facility allows for maximum borrowings of $170.0 million and allows LBI Media to increase the facility by an additional $30.0 million, subject to participation by the existing lenders or new lenders acceptable to the administrative agent under the senior credit facility. The indenture governing the senior subordinated notes allows LBI Media to borrow up to $150.0 million under the senior credit facility without having to meet the restrictions under the indenture. If new debt is added to our current subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

We are a holding company. Accordingly, our only material source of cash is distributions or loans from our subsidiaries, which are limited by the documents governing our subsidiaries’ current indebtedness.

We are a holding company with no material business operations of our own. Our most significant asset is the capital stock of our subsidiaries. Accordingly, our only material source of cash, including cash to make payments on or redeem the exchange notes, is dividends and distributions with respect to our ownership interests in our subsidiaries that are derived from the earnings and cash flow generated by those subsidiaries. We cannot assure you that our subsidiaries will generate sufficient earnings and cash flow to pay dividends or distributions to us or that applicable state law and contractual restrictions will permit dividends or distributions in the future.

The senior credit facility and the indenture governing the senior subordinated notes of our subsidiary, LBI Media, limit or prohibit the payment of dividends and distributions to us and the making of loans to us. Accordingly, on April 15, 2009, when the first cash interest payment is required to be made on the exchange notes, and on each cash interest payment date thereafter, we may not be able to pay cash interest on the exchange notes and we may not be able to repay the principal of the exchange notes when due.

The exchange notes are not guaranteed by our subsidiaries and are structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including LBI Media’s senior credit facility and senior subordinated notes.

We are the sole obligor under the exchange notes. Our subsidiaries do not guarantee the exchange notes and have no legal obligation to make payments on the exchange notes or make funds available for those payments, whether by dividends, loans or other payments. The exchange notes, therefore, are structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including LBI Media’s senior credit facility and senior subordinated notes. Accordingly, there might only be a limited amount of assets available to satisfy your claims as a holder of the exchange notes upon an acceleration of the maturity of the exchange notes.

In the event of a bankruptcy, liquidation, reorganization or similar proceeding with respect to us or any of our subsidiaries, the assets of our subsidiaries will be available to us only after all outstanding liabilities of the subsidiaries have been paid in full. As of June 30, 2003, our subsidiaries had approximately $279.7 million of indebtedness and $17.7 million of accounts payable and other liabilities outstanding.

The notes were issued with original issue discount.

Because the notes do not provide for stated interest payments prior to April 15, 2009, they will be treated for United States federal income tax purposes as having been issued with original issue discount. Original issue discount is the difference between the stated redemption price of the notes and the issue price. Generally, you will be required to include original issue discount in your gross income for United States federal income tax purposes in advance of the cash payments to which the income is attributable. See “Material U.S. Federal Income Tax Considerations” for a discussion of the rules governing original issue discount.

To service our indebtedness, we will require a significant amount of cash, and if we are unable to meet our debt obligations through cash flow generated by our operations, we may need to pursue alternative strategies.

Our ability to make payments on indebtedness, including the exchange notes, and to refinance indebtedness when necessary will depend on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business, legislative, regulatory and other factors beyond our control. Based on our current interest rates and assuming no additional borrowings or principal payments on LBI Media’s senior credit facility until its maturity in 2009, as of June 30, 2003, we would have needed approximately $142.6 million over the next five years to meet our principal and interest payments under our debt agreements, of which approximately $20.1 million would be due over the next year.

Our business may not generate sufficient cash flow from operations, or future borrowings may not be available to us under LBI Media’s senior credit facility or from other sources, in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. The commitment level under LBI Media’s senior credit facility automatically reduces each quarter beginning June 30, 2005 until it is fully amortized at September 30, 2009, and LBI Media’s senior subordinated notes mature approximately one year before the exchange notes. In addition, LBI Media’s ability to borrow funds under its senior credit facility depends on LBI Media’s meeting the financial covenants in the agreements governing its facility, including a minimum interest coverage test and a maximum leverage ratio test. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance any of our debt or sell additional debt or equity securities or our assets on favorable terms, if at all. If we are unable to generate sufficient cash flow, refinance our debt on favorable terms or sell additional debt or equity securities or our assets, it could have a material adverse effect on our financial condition and on our ability to make payments on the exchange notes.

The restrictive covenants in our debt instruments may affect our ability to operate our business successfully.

The indenture governing the exchange notes, the terms of LBI Media’s senior credit facility and the indenture governing the senior subordinated notes contain various provisions that limit our ability to, among other things:

•	incur or guarantee additional debt and issue preferred stock;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	make investments and other restricted payments;

•	issue or sell capital stock of restricted subsidiaries;

•	grant liens;

•	transfer or sell assets;

•	consolidate, merge or transfer all or substantially all of our assets; and

•	enter into transactions with affiliates.

In addition, LBI Media’s senior credit facility requires that it maintain specific financial ratios. If we fail to comply with the restrictive covenants contained in the applicable indenture and LBI Media’s senior credit facility or maintain the financial ratios required by LBI Media’s senior credit facility, it would be an event of default.

If there were an event of default under LBI Media’s senior credit facility, LBI Media’s senior subordinated notes, the exchange notes or any other future indebtedness, the holders of the affected indebtedness could declare all of that indebtedness immediately due and payable, which, in turn, could cause the acceleration of the maturity of all of our other indebtedness. We may not have sufficient funds available, or we may not have access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, the terms of the financing may not be favorable to us. In addition, substantially all of our subsidiaries’ assets are subject to liens securing LBI Media’s senior credit facility. If amounts outstanding under LBI Media’s senior credit facility are accelerated, its lenders could foreclose on these liens. Our assets may not be sufficient to repay borrowings under LBI Media’s senior credit facility and the amounts due under the senior subordinated notes and the notes in full. Any event of default under the senior credit facility, the senior subordinated notes, the exchange notes or any other future indebtedness could have a material adverse effect on our business, financial condition and results of operations.

You cannot be sure that an active trading market will develop for the exchange notes.

There is no existing trading market for the exchange notes. Although the initial purchasers of the old notes have informed us that they currently intend to make a market in the exchange notes, the initial purchasers have no obligation to do so and may discontinue their market-making at any time without notice.

The liquidity of any trading market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

We may be unable to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of specific kinds of change of control events, each holder of outstanding exchange notes will have the right to require us to purchase any or all of their exchange notes at a price equal to 101% of the accreted value thereof on the date of purchase plus liquidated damages thereon, if any, to the date of the purchase (unless the date of purchase is on or after the earlier to occur of October 15, 2008 and the Cash Interest Election Date, in which case such purchase price shall be equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase). A change of control may result in an event of default under LBI Media’s senior credit facility and may cause the acceleration of such senior credit facility, in which case we will be required to repay the senior credit facility before we will be able to purchase any of the exchange notes. Also, LBI Media’s senior subordinated notes must be redeemed upon a change of control at 101% of the principal amount at maturity thereof, plus accrued and unpaid interest. If LBI Media’s senior credit facility is accelerated, we may not be able to repay amounts outstanding under it or obtain necessary consents under it to purchase the exchange notes. Any requirement to offer to purchase any outstanding exchange notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance this indebtedness, the financing might be on terms unfavorable to us. If we fail to purchase the exchange notes tendered upon the occurrence of a change of control, the failure will be an event of default under the indenture governing the exchange notes. In addition, the change of control covenant does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

Risks Related to Our Business

The loss of key personnel could disrupt our business and result in a loss of advertising revenues.

Our success depends in large part on the continued efforts, abilities and expertise of our officers and key employees and our ability to hire and retain qualified personnel. The loss of any member of our management team, particularly either of our founders, Jose and Lenard Liberman, could disrupt our operations and hinder or prevent implementation of our business plan, which could have a material and adverse effect on our business, financial condition and results of operations. In addition, if Lenard Liberman ceases to serve as an officer of our company or ceases to have an oversight role with respect to our operations and we are not able to replace him with a person of comparable experience within 180 days following his departure, it will trigger an event of default under LBI Media’s senior credit facility, which could in turn cause a cross-default under the indenture governing LBI Media’s senior subordinated notes and the indenture governing the exchange notes.

Two stockholders control 100% of our voting stock.

Lenard Liberman owns 50% of the outstanding shares of our parent, LBI Holdings I, and Jose Liberman controls the remaining 50% of the outstanding shares of our parent in his capacity as trustee of the Esther Liberman 2003 Annuity Trust and the Jose Liberman 2003 Annuity Trust. In addition, Jose and Lenard Liberman serve as the sole directors of our parent, us and all of our subsidiaries. Accordingly, the Libermans control all aspects of our business and the future direction of our company, including whether to engage in any transaction that would result in a change of control of our company.

If we are unable to compete effectively against other Spanish-language radio and television stations, we may suffer a decrease in advertising revenues.

In the competitive broadcasting industry, the success of our radio and television stations is primarily dependent upon their share of overall advertising revenues within their markets. Our stations compete for audiences and advertising revenue directly with other Spanish-language radio and television stations, and many of the owners of those competing stations have greater resources than we do. Two of our largest competitors, each of whom has greater resources than we do, recently merged and, upon consummation of the merger, became our first competitor to operate both radio and television stations in Los Angeles and Houston. Also, as the Hispanic population grows in the U.S., more stations may begin competing with us by converting to a format similar to that of our stations.

In addition, our stations compete for audiences and advertising revenue with other media, including cable television and to a lesser extent, satellite television, newspapers, magazines, the Internet and outdoor advertising. We anticipate that our radio stations may also compete with satellite-based radio services in the future. Our failure to offer advertisers effective, high quality media outlets could cause them to allocate more of their advertising budgets to our competitors, which could cause a decrease in our net revenues and adversely affect our results of operations and financial condition.

Cancellations or reductions of advertising could adversely affect our results of operations.

We do not generally obtain long-term commitments from our advertisers. As a result, our advertisers may cancel, reduce or postpone orders without penalty. Cancellations, reductions or delays in purchases of advertising could adversely affect our revenue, especially if we are unable to replace these purchases. Our expense levels are based, in part, on expected future revenue and are relatively fixed once set. Therefore, unforeseen decreases in advertising sales could materially adversely impact our operating results.

Our growth depends on successfully executing our acquisition strategy.

As we have done in the past, we intend to continue to supplement our internal growth by acquiring and developing media properties that complement or augment our existing markets. This growth has placed, and may continue to place, significant demands on our management, working capital and financial resources. We may be unable to identify or complete acquisitions for many reasons, including:

•	competition among buyers;

•	the need for regulatory approvals, including FCC and antitrust approvals;

•	the high valuations of media properties; and

•	the need to raise additional financing, which may be limited by the terms of our debt instruments, including the senior credit facility, the indenture governing the senior subordinated notes and the indenture governing the exchange notes.

If we cannot successfully develop and integrate our recent and future acquisitions, it could decrease our revenue or increase our costs.

To develop and integrate our recent and future acquisitions, we may need to:

•	reformat stations to Spanish language and build advertising and listener or viewer support;

•	integrate and improve operations and systems and the management of a station or group of stations;

•	retain or recruit key personnel to manage acquired assets;

•	realize sales efficiencies and cost reduction benefits from acquired assets; and

•	operate successfully in markets in which we may have little or no prior experience.

Future acquisitions by us could result in the following consequences:

•	issuances of equity securities;

•	incurrence of debt and contingent liabilities;

•	impairment of goodwill and other intangibles; and

•	other acquisition-related expenses.

In addition, there is a risk that the stations we have acquired or may acquire in the future may not increase our cash flow or yield other anticipated benefits. After we have completed an acquisition, our management must be able to assume significantly greater responsibilities, which may cause them to divert their attention from our existing operations. We believe that these challenges are more pronounced when we enter new markets rather than expand further in existing markets. If we are unable to completely integrate into our business the operations of the properties that we have recently acquired or that we may acquire in the future, our revenue could decrease or our costs could increase. Also, in the event that the operations of a new station do not meet our expectations, we may restructure or write-off the value of some portion of the assets of the new station.

If we are unable to convert acquired stations successfully to a Spanish-language format, anticipated revenues from these acquisitions may not be realized.

Our acquisition strategy has often involved acquiring English-language stations and converting them to a Spanish-language format. We intend to continue this strategy with some of our future acquisitions. This conversion process may require a heavy initial investment of both financial and management resources. We may incur losses for a period of time after a format change due to the time required to build up ratings and station loyalty. These format conversions may be unsuccessful in any given market, and we may incur substantial costs and losses in implementing this strategy.

If our parent does not qualify as an S corporation or any of its subsidiaries do not qualify as subchapter S subsidiaries or if pending legislation in California is enacted, then we may have less cash available to meet our obligations on the exchange notes.

Our parent is currently classified as an S corporation and all of its subsidiaries are classified as qualified Subchapter S subsidiaries for federal income tax purposes. As a result, the profits and losses of our parent and its subsidiaries are taxed directly to our parent’s shareholders. If our parent were to fail to qualify as an S corporation or any of its subsidiaries were to fail to qualify as subchapter S subsidiaries for federal income tax purposes (for example, as a result of any of the debt of the entities being classified as equity), then that entity’s taxable income would be subject to tax at regular corporate rates and would not flow through to the shareholders for reporting on their own tax returns and certain of the entities’ deductions, including deductions on the interest payments on certain debt, would no longer be available. The loss of an entity’s S corporation status could be applied on a retroactive basis thereby resulting in that entity also owing taxes for past periods. Thus, if our parent or any of its subsidiaries were to lose their S corporation status, we would likely have less cash available to meet our obligations with respect to the exchange notes. In addition, the California Senate has proposed legislation that would treat an S corporation whose annual “total gross receipts” exceed a particular threshold as a C corporation for California income tax purposes. It is unclear whether legislation imposing such a tax will be enacted in the future. If such legislation were enacted, then we would likely have less cash available to meet our obligations with respect to the exchange notes.

If we are unable to maintain our FCC license for any station, we would have to cease operations at that station.

The success of our television and radio operations depends on acquiring and maintaining broadcast licenses issued by the FCC, which are typically issued for a maximum term of eight years and are subject to renewal. Our FCC licenses are next subject to renewal at various times in 2005 and 2006. Although we may apply to renew our FCC licenses, renewal applications submitted by us may not be approved, and the FCC may impose conditions or qualifications that could restrict our television and radio operations. In addition, third parties may challenge our renewal applications.

If we violate the Communications Act of 1934, as amended, or the rules and regulations of the FCC, the FCC may issue cease and desist orders or admonishments, impose fines, renew a license for less than eight years or revoke our licenses. The FCC has the right to revoke a license before the end of its term for acts committed by the licensee or its officers, directors or stockholders. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio or television station covered by the license, which could have a material adverse effect on our operations.

Our failure to maintain our FCC broadcast licenses could cause a default under LBI Media’s senior credit facility and cause an acceleration of our indebtedness.

LBI Media’s senior credit facility requires us to maintain all of our material FCC licenses. If the FCC were to revoke any of our material licenses, our lenders could declare all amounts outstanding under the senior credit facility to be immediately due and payable, which would cause a cross-default under the indenture governing LBI Media’s senior subordinated notes and the indenture governing the exchange notes. If our indebtedness is accelerated, we may not have sufficient funds to pay the amounts owed.

Risks Related to the Television and Radio Industries

Our television and radio stations could be adversely affected by changes in the advertising market or a recession in the U.S. economy or in the economies of the regions in which we operate.

Revenue generated by our television and radio stations depends primarily upon the sale of advertising and is, therefore, subject to various factors that influence the advertising market for the broadcasting industry as a whole, including:

•	changes in the financial condition of advertisers, which may reduce their advertising budgets; and

•	changes in the tax laws applicable to advertisers.

Furthermore, since we focus on the Hispanic market, shifts in the Hispanic populations and demographics in Southern California and Houston could cause us to lose market share.

We also believe that advertising is largely a discretionary business expense. Advertising expenditures generally tend to decline during an economic recession or downturn. Consequently, our television and radio station revenues are likely to be adversely affected by a recession or downturn in the U.S. economy, such as has been recently experienced, or other events or circumstances that adversely affect advertising activity.

The required conversion to digital television may impose significant costs that might not be balanced by consumer demand, and we may have difficulty meeting certain FCC deadlines.

The FCC has allocated an additional television channel to most television station owners so that each full-service television station can broadcast a digital television signal on the additional channel while continuing to broadcast an analog signal on the station’s original channel. As part of the transition from analog to digital television, full-service television station owners may be required to stop broadcasting analog signals and relinquish their analog channels to the FCC by the end of 2006 if the market penetration of digital television receivers reaches certain levels by that time. We began broadcasting with a digital signal on KRCA-TV and KZJL-TV in November 2002 and August 2003, respectively.

We intend to explore the most effective use of digital broadcast technology for each of our stations. We may not, however, derive commercial benefits from the development of our digital broadcasting capacity. Although we believe that proposed alternative and supplemental uses of our analog and digital spectrum will continue to grow in number, the viability and success of each proposed alternative or supplemental use of spectrum involves a number of contingencies and uncertainties. The FCC or Congress may take future actions with respect to regulatory control of these activities, and these actions may have a material adverse effect on us. Also, our final costs to convert our television stations to full-service digital television could be significant, and there may not be sufficient consumer demand for digital television services to recover our investment in digital television facilities.

Changes in the rules and regulations of the FCC could result in increased competition for our broadcast stations that could lead to increased competition in our markets.

Recent and prospective actions by the FCC could cause us to face increased competition in the future. The changes include:

•	relaxation of restrictions on the participation by regional telephone operating companies in cable television and other direct-to-home audio and video technologies;

•	establishment of a Class A television service for low-power stations that makes those stations primary stations and gives them protection against full-service stations;

•	licensing of low-power FM radio stations designed to serve small localized areas and niche audiences;

•	competition from direct broadcast satellite television providing the programming of traditional over-the-air stations, including local and out-of-market network stations;

•	competition from satellite radio companies providing continuous, nationwide digital radio services; and

•	revision of restrictions on cross-ownership (i.e., ownership of both television and radio stations in combination with newspapers and/or cable television systems in the same market) and caps on the number of stations or market share that a particular company may own or control, locally or nationally.

Because our full-service television stations rely on “must carry” rights to obtain cable carriage, new laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our television operations.

Pursuant to the “must carry” provisions of the Cable Television Consumer Protection and Competition Act of 1992, a broadcaster may demand carriage on a specific channel on cable systems within its market. However, the future of those “must carry” rights is uncertain, especially as they relate to the extent of carriage of digital television stations. The current FCC rules relate only to the carriage of analog television signals. It is not certain what, if any, “must carry” rights television stations will have after they make the transition to digital television. New laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our television operations.

Under the 1992 Cable Act, each broadcast station is required to elect, every three years, to exercise their “must carry” rights. Each of our full-power television stations elected “must carry” on local cable systems for the three year election period which commenced January 1, 2003. The required election date for the next three year election period commencing January 1, 2006 will be October 1, 2005. If the law were changed to eliminate or materially alter “must carry” rights, our business could be adversely affected.

The FCC is developing rules to govern the obligations of cable television systems to carry local television stations during and following the transition from analog to digital television broadcasting. The final rules that the FCC adopts may or may not have an effect on our business.

The policies of direct broadcast satellite companies may make it more difficult for their customers to receive our local broadcast station signals.

The Satellite Home Viewer Improvement Act of 1999 allows direct broadcast satellite television companies (such as DirecTV and EchoStar/Dish Network) for the first time to transmit local broadcast television station signals back to their subscribers in local markets. In exchange for this privilege, however, the 1999 Satellite Act requires that in television markets in which a direct broadcast satellite company elects to pick-up and retransmit any local broadcast station signals, the direct broadcast satellite provider must also offer to its subscribers signals from all other qualified local broadcast television stations in that market. This is known as the “carry one/carry all” rule. Our full-power broadcast television stations in markets for which direct broadcast satellite operators have elected to carry local stations have qualified for carriage under this rule, and are currently being carried on both satellite systems. We expect that this satellite carriage will increase our viewership in those markets.

We may have difficulty obtaining regulatory approval for acquisitions in our existing markets and, potentially, new markets.

We have acquired in the past, and may continue to acquire in the future, additional television and radio stations. The agencies responsible for enforcing the federal antitrust laws, the Federal Trade Commission, or FTC, and the Department of Justice, may investigate certain acquisitions. After the passage of the Telecommunications Act of 1996, the Department of Justice became more aggressive in reviewing proposed acquisitions of television and radio stations. The Department of Justice has, on several occasions, negotiated settlements, without initiating litigation, with broadcasters seeking to increase their ownership of television and radio stations in specific markets, in which the broadcasters have been required to divest one or more stations in order to complete a transaction. The Department of Justice has, in certain cases, examined television and radio ownership concentrations where a transaction would result in a single entity controlling more than 40% of the advertising revenue in a particular market or where, after the transaction, two companies would control more than 70% of the advertising revenue in a particular market. The Department of Justice has also in certain cases examined whether a combination would result in undue concentration in a particular format or in formats appealing to particular audience demographics.

Any decision by the Department of Justice or FTC to challenge a proposed acquisition could affect our ability to consummate an acquisition or to consummate it on the proposed terms. The FTC or Department of Justice could seek to bar us from acquiring additional television or radio stations in any market where our existing stations already have a significant market share.

We must respond to the rapid changes in technology, services and standards which characterize our industry in order to remain competitive.

The television and radio broadcasting industry is subject to technological change, evolving industry standards and the emergence of new media technologies. We may not have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies are being employed or developed, including the following:

•	audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and Internet-based audio radio services;

•	satellite digital audio radio service with numerous channels and sound quality equivalent to that of compact discs;

•	In-Band On-Channel™ digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services;

•	low-power FM radio, with additional FM radio broadcast outlets that are designed to serve local interests;

•	streaming video programming delivered via the Internet;

•	video-on-demand programming offered by cable television companies; and

•	digital video recorders with hard-drive storage capacity that offer time-shifting of programming and the capability of deleting advertisements when playing back the recorded programs.

We may not have the resources to acquire new technologies or to introduce new services that could compete with other new technologies. We may encounter increased competition arising from new technologies. If we are unable to keep pace with and adapt our television and radio stations to these developments, it could harm our competitive position, financial condition and results of operations.

Market data and other statistical information used in this prospectus are based on independent sources that we have not independently verified and thus may not be accurate or complete.

Market data and other statistical information used throughout this prospectus are based on industry publications, government publications and reports by market research firms or other published independent sources, including the U.S. Census Bureau, Arbitron and Nielsen surveys, Hispanic Business, Inc. and Television Bureau Advertising (TVB). We have not independently verified the information and cannot guarantee its accuracy or completeness.

FORWARD-LOOKING STATEMENTS

This prospectus includes both historical and “forward-looking statements” as that term is defined by the federal securities laws. We have based these forward-looking statements on our current expectations and projections about future results. When we use words in this document such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects,” “may,” “will” and similar expressions, we do so to identify forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions that we make, including, among other things, the factors that are described in “Risk Factors.”

You should be aware that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

USE OF PROCEEDS

The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

THE EXCHANGE OFFER; REGISTRATION RIGHTS

Purpose and Effect

On October 10, 2003, concurrently with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, which requires us to file a registration statement under the Securities Act with respect to the old notes and, upon the effectiveness of the registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use our best efforts to have the registration statement declared effective by the SEC by June 1, 2004 and must use our best efforts to consummate the exchange offer on or prior to 30 business days after the date on which the registration statement was declared effective by the SEC.

Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain liquidated damages on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the old notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer.

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the registered holder;

•	the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

•	the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of LBI Media Holdings, Inc.

We will be required to file a shelf registration statement covering resales of the old notes if, in some circumstances, the holders of old notes so request.

If obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the SEC on or prior to 30 days after the filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to the later of (a) 235 days after the issuance of the old notes or (b) 90 days after the obligation arises.

If we fail to comply with any of the above provisions or if the exchange offer registration statement or the shelf registration statement fails to become effective, then, as liquidated damages, commencing on the day after the applicable failure date, we will pay liquidated damages in an amount equal to $.05 per week per $1,000 principal amount of the old notes held by a holder.

The amount of liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all such failures have been cured, up to a maximum amount of liquidated damages of $.20 per week per $1,000 principal amount of old notes.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate” of LBI Media Holdings, Inc. within the meaning of Rule 405 under the Securities Act;

•	is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business; or

•	has an arrangement with any person to engage in the distribution of the exchange notes.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by that broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.” Broker-dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

Following the consummation of the exchange offer, holders of the old notes who were eligible to participate in the exchange offer but who did not tender its old notes will not have any further registration rights and the old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on             , 2004, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered old notes when we have given oral or written notice thereof to U.S. Bank National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes as promptly as practicable after the Expiration Date unless the exchange offer is extended.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The Expiration Date shall be 5:00 p.m., New York City time, on             , 2004 unless we, in our sole discretion, extend the exchange offer, in which case the Expiration Date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will issue a notice of such extension by press release or other public announcement and notify the exchange agent and each registered holder of such extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. We reserve the right, in our sole discretion:

(A)    to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to Exchange Offer” have not been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

(B)    to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Procedures for Tendering

Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under  “—Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the Expiration Date. In addition:

•	certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the Expiration Date;

•	a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of the old notes, if that procedure is available, into the exchange agent’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the Expiration Date; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under “—Exchange Agent” prior to the Expiration Date.

Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the Expiration Date. No letter of transmittal or old notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner’s old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless old notes tendered pursuant thereto are tendered:

(A)    by a registered holder who has not completed the box entitled “Special Registration Instruction” or “Special Delivery Instructions” on the letter of transmittal or

(B)    for the account of an eligible guarantor institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date, unless the exchange offer is extended.

In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the Expiration Date or, as set forth under “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By tendering, you will be representing to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving those exchange notes, whether or not that person is the registered holder;

•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

•	you do not have an arrangement or understanding with any person to participate in the distribution of those exchange notes; and

•	you are not an “affiliate,” as defined under Rule 405 of the Securities Act, of LBI Media Holdings, Inc.

In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for those old notes or a timely Book-Entry Confirmation of those old notes into the exchange agent’s account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, those unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at the Book-Entry Transfer Facility according to the book-entry transfer procedures described below, those nonexchanged old notes will be credited to an account maintained with that Book-Entry Transfer Facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of old notes being tendered by causing the Book-Entry Transfer Facility to transfer those old notes into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

The Depository Trust Company’s Automated Tender Offer Program (“ATOP”) is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company’s communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder’s old notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible guarantor institution;

•	prior to 5:00 p.m., New York City time, on the Expiration Date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of the old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc. (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal of a tender of old notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn (the “Depositor”);

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of those old notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which those old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of those old notes into the name of the person withdrawing the tender; and

•	specify the name in which those old notes are to be registered, if different from that of the Depositor.

All questions as to the validity, form, eligibility and time of receipt of these notices will be determined by us, whose determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those old notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under  “—Procedures for Tendering” at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any of those rights and each of those rights will be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Overnight Delivery or Registered or Certified Mail:	By Hand Delivery:	By Facsimile: (Eligible Institutions Only)
U.S. Bank National Association 60 Livingston Avenue St. Paul, Minnesota 55107 Attn: Specialized Finance Reference: LBI Media Holdings, Inc.	U.S. Bank National Association 60 Livingston Avenue 1st Floor Bond Drop Window St. Paul, Minnesota 55107 Reference: LBI Media Holdings, Inc.	(651) 495-8158 Reference: LBI Media Holdings, Inc.

For Information or Confirmation by Telephone: (800) 934-6802

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees And Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes under accounting principles generally accepted in the United States.

CAPITALIZATION

The following table sets forth, as of June 30, 2003, on a consolidated basis:

•	our actual capitalization; and

•	our capitalization adjusted to reflect the sale of the old notes and the application of the net proceeds from that sale to repay $38.2 million of indebtedness outstanding under LBI Media’s senior credit facility.

The information in this table should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. For additional information, see “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2003
	Actual	As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$1,804	$1,804
Long-term debt (including current portion):
Senior credit facility	126,900	88,740
Senior subordinated notes due 2012	150,000	150,000
Empire Burbank loan	2,756	2,756
Old notes issued on October 10, 2003	—	40,000

Total debt(2)	279,656	281,496

Stockholders’ equity:
Common stock, $0.01 par value, 1,000 shares authorized; 100 shares issued and outstanding	1	1
Additional paid-in capital	22,657	22,657
Retained deficit	(999)	(999)
Accumulated other comprehensive income	19	19

Total stockholders’ equity	21,678	21,678

Total capitalization	$301,334	$303,174

(1)	Gives effect to the application of the net proceeds from the sale of the old notes to repay $38.2 million of indebtedness outstanding under LBI Media’s senior credit facility. The repayment is not a permanent reduction in borrowing capacity under the facility.
(2)	Total debt does not include the 9% subordinated notes issued by our parent. See “Description of Other Indebtedness—9% Subordinated Notes due 2014.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected financial data for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 is derived from our audited consolidated financial statements. The financial data for the six months ended June 30, 2002 and 2003 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements reflect, in the opinion of management, all adjustments necessary for the fair presentation of the financial condition and the results of operations for such periods. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2003.

The financial data set forth below should be read in conjunction with, and are qualified in their entirety by, reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(dollars in thousands)
Consolidated Statement of Operations Data:
Net revenues:
Radio	$16,538	$19,420	$28,709	$31,585	$39,311	$18,426	$21,427
Television	10,603	16,997	21,843	28,072	31,685	15,128	17,642

Total net revenues	27,141	36,417	50,552	59,657	70,996	33,554	39,069
Operating expenses (exclusive of noncash employee compensation, depreciation and amortization and impairment of broadcast license shown below)	11,182	17,739	22,550	26,744	33,782	14,991	19,099
Noncash employee compensation	—	—	1,240	1,398	3,642	2,453	1,027
Depreciation and amortization	3,980	4,435	4,637	8,673	3,131	1,525	1,659
Impairment of broadcast license	—	—	—	—	1,750	—	—

Total operating expenses	15,162	22,174	28,427	36,815	42,305	18,969	21,785

Operating income	11,979	14,243	22,125	22,842	28,691	14,585	17,284
Interest expense, net	7,673	6,455	6,597	20,972	28,058	9,584	10,017
Loss on sale of property and equipment	—	6	—	—	388	—	4

Income before income taxes and cumulative effect of accounting change	4,306	7,782	15,528	1,870	245	5,001	7,263
Income tax expense	3	6	74	81	42	21	40

Income before cumulative effect of accounting change	4,303	7,776	15,454	1,789	203	4,980	7,223
Cumulative effect of accounting change	—	—	—	—	(8,106)	(8,106)	—

Net income (loss)	$4,303	$7,776	$15,454	$1,789	$(7,903)	$(3,126)	$7,223

Other Data:
Adjusted EBITDA(1)	$15,959	$18,678	$28,002	$32,913	$37,214	$18,563	$19,970
Cash interest expense(2)	$7,037	$6,209	$6,162	$11,877	$15,613	$4,352	$10,301
Capital expenditures	$2,005	$4,668	$4,044	$13,954	$5,005	$1,545	$4,818
Cash flows (used in) provided by operating activities	$(1,583)	$11,744	$20,393	$14,343	$18,147	$6,314	$6,513
Cash flows used in investing activities	$(60,647)	$(9,693)	$(13,507)	$(108,677)	$(37,419)	$(2,332)	$(42,730)
Cash flows provided by (used in) financing activities	$61,797	$1,340	$(11,017)	$94,980	$19,537	$(3,036)	$36,624
Ratio of earnings to fixed charges(3)	1.5x	2.2x	3.3x	1.1x	1.0x	1.5x	1.7x

	As of December 31,					As of June 30, 2003
	1998	1999	2000	2001	2002
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,226	$4,617	$486	$1,131	$1,397	$1,804
Working capital (deficit)	3,978	4,545	(7,069)	(4,902)	4,355	8,614
Broadcast licenses, net	95,587	92,990	89,797	181,294	198,323	239,126
Total assets	124,642	134,360	140,245	248,400	273,967	319,077
Total debt(4)	76,664	78,268	76,960	218,768	242,830	279,656
Total stockholders’ equity	46,003	53,582	59,176	22,540	14,443	21,678

(1)

We define Adjusted EBITDA as net income (loss) plus cumulative effect of accounting change, income tax expense, loss on sale of property and equipment, net interest expense, depreciation and amortization, noncash employee compensation and impairment of broadcast license. Adjusted EBITDA is not a measure of liquidity calculated in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. We use this financial measure because management believes it is useful for all investors and users of our financial statements in understanding our cash flows. In addition, we believe that Adjusted EBITDA is useful because it is generally recognized by the broadcasting industry as a measure of liquidity. Adjusted EBITDA does not purport to represent cash flow provided by operating activities. Our statement of cash flows presents our cash flow activity in accordance with accounting principles generally accepted in the United States. Furthermore, Adjusted EBITDA is not comparable to similarly titled measures reported by other companies.

The tables set forth below reconcile net income (loss) and net cash (used in) provided by operating activities, calculated and presented in accordance with accounting principles generally accepted in the United States, to Adjusted EBITDA:

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
Net income (loss)	$4,303	$7,776	$15,454	$1,789	$(7,903)	$(3,126)	$7,223
Cumulative effect of accounting change	—	—	—	—	8,106	8,106	—
Income tax expense	3	6	74	81	42	21	40
Loss on sale of property and equipment	—	6	—	—	388	—	4
Interest expense, net	7,673	6,455	6,597	20,972	28,058	9,584	10,017

Operating income	11,979	14,243	22,125	22,842	28,691	14,585	17,284
Impairment of broadcast license	—	—	—	—	1,750	—	—
Depreciation and amortization	3,980	4,435	4,637	8,673	3,131	1,525	1,659
Noncash employee compensation	—	—	1,240	1,398	3,642	2,453	1,027

Adjusted EBITDA	$15,959	$18,678	$28,002	$32,913	$37,214	$18,563	$19,970

Net cash (used in) provided by operating activities	$(1,583)	$11,744	$20,393	$14,343	$18,147	$6,314	$6,513
Add:
Gain on sale of investments	152	—	—	—	53	53	—
Income tax expense	3	6	74	81	42	21	40
Interest expense, net	7,673	6,455	6,597	20,972	28,058	9,584	10,017
Less:
Amortization of deferred financing costs	(1,224)	(304)	(304)	(3,551)	(6,845)	(499)	(270)
Provision for doubtful accounts	(83)	(179)	(96)	(170)	(862)	(90)	(466)
Changes in operating assets and liabilities:
Accounts receivable	291	366	2,142	1,901	3,701	2,906	3,601
Program rights	1,998	769	102	(314)	317	1,020	(83)
Amounts due from related parties	192	704	(487)	456	(88)	248	154
Prepaid expenses and other current assets	(343)	(289)	(71)	656	101	(206)	364
Employee advances	39	(59)	11	124	511	65	62
Accounts payable and accrued expenses	640	(642)	(446)	133	5	(664)	(285)
Accrued interest	8,598	6	(61)	(1,656)	(5,746)	(104)	498
Program rights payable	(382)	117	209	56	(58)	—	(39)
Amounts due to related parties	(7)	(16)	(61)	15	(34)	(43)	(116)
Deferred state income tax payable	(5)	—	—	(133)	(31)	(10)	(30)
Other assets and liabilities	—	—	—	—	(57)	(32)	10

Adjusted EBITDA	$15,959	$18,678	$28,002	$32,913	$37,214	$18,563	$19,970

(2)	Represents cash paid for interest. Does not include accrued but unpaid interest expense.
(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings include income before income taxes and cumulative effect of accounting change plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the interest portion of rent expense.
(4)	Total debt does not include the 9% subordinated notes issued by our parent. See “Description of Other Indebtedness—9% Subordinated Notes due 2014.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Consolidated Financial and Other Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis discusses the financial condition and results of our operations on a consolidated basis, unless otherwise indicated.

Overview

We own and operate radio and television stations in Los Angeles, California and Houston, Texas and a television station in San Diego, California. Our radio stations consist of four FM and two AM stations serving Los Angeles, California and its surrounding area and five FM and four AM stations serving Houston, Texas and its surrounding area. Our three television stations consist of full-power stations serving Los Angeles, California and Houston, Texas and a low-power station serving San Diego, California. We expect to enter the Dallas-Fort Worth, Texas market with a full-power television station in the first quarter of 2004, pursuant to a definitive purchase agreement we entered into in July 2003. In addition, we operate a television production facility, Empire Burbank Studios, in Burbank, California.

We operate in two reportable segments, radio and television. We generate revenue from sales of national, regional and local advertising time on our radio and television stations, the sale of time on a contractual basis to brokered or infomercial customers on our radio and television stations, and, to a lesser extent, the leasing of our production facilities to outside entertainment companies. Advertising rates are, in large part, based on each station’s ability to attract audiences in demographic groups targeted by advertisers. We recognize revenues when the commercials are broadcast or the brokered time is made available to the customer. We incur commissions from agencies on local, regional and national advertising, and our net revenue reflects deductions from gross revenue for commissions to these agencies.

Our primary expenses are employee compensation, including commissions paid to our sales staff and our national representative firms, marketing, promotion and selling, technical, programming, engineering and general and administrative. Our programming expenses for television consist of costs related to the production of original programming content, production of local newscasts and the acquisition of programming content from other sources.

The performance of broadcasting companies is customarily measured by their ability to generate what we refer to as Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus cumulative effect of accounting change, income tax expense, loss on sale of property and equipment, net interest expense, depreciation and amortization, noncash employee compensation and impairment of broadcast license. Adjusted EBITDA is not a measure of liquidity calculated in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. We use this financial information because management believes it is useful for all investors and users of our financial statements in understanding our cash flows. In addition, we believe that Adjusted EBITDA is useful because it is generally recognized by the broadcasting industry as a measure of liquidity. Adjusted EBITDA does not purport to represent cash flow provided by operating activities. Our statement of cash flows presents our cash flow activity in accordance with accounting principles generally accepted in the United States. Furthermore, Adjusted EBITDA is not comparable to similarly titled measures reported by other companies.

LBI Media Holdings is organized as a Delaware corporation and is a “qualified S subsidiary” under federal and Delaware state tax laws. As such, we are deemed for tax purposes to be part of our parent, an “S corporation,” and our taxable income is reported by our parent’s shareholders on their respective federal and state income tax returns.

On March 20, 2001, we completed our acquisition of selected assets of our radio stations KTJM-FM, KJOJ-FM, KQUE-AM, KJOJ-AM and KSEV-AM for an aggregate purchase price of $46.2 million (including acquisition costs). These stations are located in the Houston, Texas market. As a result of these acquisitions, we began broadcasting outside of Southern California for the first time. We began airing Spanish-language programming on three of these stations in July 2001.

On March 20, 2001, we completed our acquisition of selected assets of KZJL-TV, licensed to Houston, Texas, for an aggregate purchase price of $57.8 million (including acquisition costs). The acquisition marked our first television station in the Houston, Texas market.

On October 11, 2002, we completed our acquisition of selected assets of KQQK-FM, licensed to Houston, Texas, for an aggregate purchase price of $25.6 million (including acquisition costs). The purchase was pursuant to an asset purchase agreement, dated as of April 5, 2002, with El Dorado, as amended on October 8, 2002. On April 22, 2003, we also acquired selected assets of radio station KEYH-AM, licensed in the Houston, Texas market, from El Dorado. We purchased KEYH-AM for an aggregate purchase price of approximately $6.5 million (including acquisition costs). We began operating both KQQK-FM and KEYH-AM on May 20, 2002 under two time brokerage agreements and have significantly changed the format, customer base, revenue stream and employee base of these stations.

On October 11, 2002, we also completed our acquisition of selected assets of KIOX-FM and KXGJ-FM, licensed to El Campo and Bay City, Texas, respectively, for an aggregate purchase price of approximately $3.5 million (including acquisition costs) and have significantly changed the format, customer base, revenue stream and employee base of this station.

On May 15, 2003, we completed our acquisition of selected assets of KMXN-FM, licensed to Garden Grove, California, for an aggregate purchase price of $35.4 million (including acquisition costs) and subsequently changed the station’s call letters to KEBN-FM. We began operating the station in January 2003 under a time brokerage agreement and have significantly changed the format, customer base, revenue stream and employee base of this station.

On July 14, 2003, we entered into an agreement to purchase selected assets of KMPX-TV serving the Dallas-Fort Worth, Texas market for an aggregate purchase price of $37.0 million, of which $1.5 million has been placed into escrow. We expect to complete this acquisition in the first quarter of 2004, subject to closing conditions specified in the asset purchase agreement, including approval by the Federal Communications Commission.

We generally experience lower operating margins several months following the acquisition of selected assets of radio and television stations. This is primarily due to the time it takes to fully implement our formatting changes and build advertiser and viewer or listener support.

From time to time, we engage in discussions with third parties concerning our possible acquisition of additional radio or television stations or related assets. Any such discussions may or may not lead to our acquisition of additional broadcasting assets.

Results of Operations

Separate financial data for each of our operating segments is provided below. We evaluate the performance of our operating segments based on the following:

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
				(unaudited)
	(in thousands)
Net revenues:
Radio	$28,709	$31,585	$39,311	$18,426	$21,427
Television	21,843	28,072	31,685	15,128	17,642

Total	$50,552	$59,657	$70,996	$33,554	$39,069

Total operating expenses before noncash employee compensation, depreciation and amortization and impairment of broadcast license:
Radio	$13,185	$14,455	$18,624	$7,785	$10,346
Television	9,365	12,289	15,158	7,206	8,753

Total	$22,550	$26,744	$33,782	$14,991	$19,099

Noncash employee compensation:
Radio	$1,240	$1,398	$3,642	$2,453	$1,027

Total	$1,240	$1,398	$3,642	$2,453	$1,027

Depreciation and amortization:
Radio	$1,964	$3,678	$1,421	$754	$663
Television	2,673	4,995	1,710	771	996

Total	$4,637	$8,673	$3,131	$1,525	$1,659

Impairment of broadcast license:
Television	—	—	$1,750	—	—

Total	—	—	$1,750	—	—

Operating income:
Radio	$12,320	$12,054	$15,624	$7,434	$9,391
Television	9,805	10,788	13,067	7,151	7,893

Total	$22,125	$22,842	$28,691	$14,585	$17,284

Adjusted EBITDA(1):
Radio	$15,524	$17,130	$20,687	$10,641	$11,081
Television	12,478	15,783	16,527	7,922	8,889

Total	$28,002	$32,913	$37,214	$18,563	$19,970

Total assets:
Radio	$66,692	$113,329	$139,159	$105,255	$173,431
Television	70,108	125,529	125,100	131,724	128,150
Corporate	3,445	9,542	9,708	9,472	17,496

Total	$140,245	$248,400	$273,967	$246,451	$319,077

(1)	We define Adjusted EBITDA as net income (loss) plus cumulative effect of accounting change, income tax expense, loss on sale of property and equipment, net interest expense, depreciation and amortization, noncash employee compensation and impairment of broadcast license. See footnote (1) under “Selected Historical Consolidated Financial and Other Data” for a reconciliation of Adjusted EBITDA to net income and cash flow (used in) provided by operating activities.

Six Months Ended June 30, 2003 Compared to the Six Months Ended June 30, 2002

Net revenues.    Net revenues increased by $5.5 million, or 16.4%, to $39.1 million for the six months ended June 30, 2003, from $33.6 million for the same period in 2002. This change was primarily attributable to a $2.9 million increase in net revenues in our Los Angeles market, and a $2.4 million increase in net revenues in our Houston market.

Net revenues for our radio segment increased by $2.9 million, or 16.3%, to $21.4 million for the six months ended June 30, 2003, from $18.5 million for the same period in 2002. This increase was primarily attributable to (i) a full six months of operations for four stations in Houston, two of which we began operating in May 2002 and two of which we began operating in October 2002 and (ii) revenue growth in our Los Angeles market, primarily reflecting the success of our focused programming and sales strategy.

Net revenues for our television segment increased by $2.6 million, or 16.6%, to $17.7 million for the six months ended June 30, 2003, from $15.1 million for the same period in 2002. This increase was largely attributable to (i) revenue growth in our Los Angeles and Houston markets, as we continue to capitalize on the success of our popular programming, and (ii) additional broadcasting revenues in our San Diego market, as we began programming our station KSDX with Spanish-language programming in February 2003. These increases were offset by a modest decline in revenues from the leasing of our television production facility.

Total operating expenses.    Total operating expenses increased by $2.8 million, or 14.8%, to $21.8 million for the six months ended June 30, 2003 from $19.0 million for the same period in 2002. This increase was primarily the result of a $4.1 million increase in program and technical, promotional and selling, general and administrative expenses due to:

(1)	a $1.6 million increase in programming and technical expenses related to (a) additional production of in-house television programming, (b) incremental expenses related to a full quarter of operations for our four Houston radio asset acquisitions that we completed in 2002 and 2003, two of which we began operating under local marketing agreements in May 2002, and (c) overall company growth; and

(2)	a $2.5 million increase in promotional, selling, general and administrative expenses related to (a) an increase in local marketing agreement costs, (b) the addition of our four radio stations whose assets were acquired in 2002 and 2003, two of which we began operating under local marketing agreements in May 2002, and (c) general expense increases resulting from overall company growth, including sales commissions.

The overall increase in operating expenses was also attributable to a $0.1 million increase in depreciation expense. However, these increases were offset in part by a $1.4 million decrease in noncash employee compensation. Our deferred compensation liability can increase due to changes in the applicable employee’s vesting percentage, which is based on time and performance measures, and can increase or decrease based on changes in the net value of our parent.

Total operating expenses for our radio segment increased by $1.1 million, or 9.5%, to $12.1 million for the six months ended June 30, 2003, from $11.0 million for the same period of 2002. This increase was primarily the result of a $2.6 million increase in program and technical, promotional and selling, general and administrative expenses primarily due to:

(1)	a $0.7 million increase in programming and technical expenses related to (a) the incremental costs associated with a full six months of operations for our four Houston radio asset acquisitions that we completed in 2002 and 2003, two of which we began operating under local marketing agreements in May 2002, and (b) overall company growth; and

(2)	a $1.9 million increase in promotional, selling, general and administrative expenses related to (a) an increase in local marketing agreement costs, (b) the addition of four radio stations whose assets were acquired in 2002 and 2003, two of which we began operating under local marketing agreements in May 2002 and (c) general expense increases resulting from overall company growth, including sales commissions.

The increase in total operating expenses for our radio segment was offset in part by a $0.1 million decrease in depreciation expense and a $1.4 million decrease in noncash employee compensation.

Total operating expenses for our television segment increased by $1.7 million, or 22.2%, to $9.7 million for the six months ended June 30, 2003, from $8.0 million, for the same period in 2002. The increase was primarily the result of:

(1)	a $0.9 million increase in programming and technical expenses related to (a) additional production of in-house programming and (b) overall company growth;

(2)	a $0.6 million increase in promotional, selling, general and administrative expenses related to overall company growth, including sales commissions; and

(3)	a $0.2 million increase in depreciation expense.

Interest expense.    Interest expense increased by $0.4 million, or 4.2%, to $10.1 million for the six months ended June 30, 2003, from $9.7 million for the same period of 2002.

Interest and other income.    Interest and other income decreased by approximately $31,000 to $54,000 for the six months ended June 30, 2003, from $85,000 for the same period in 2002. This decrease was primarily the result of a $53,000 gain recorded during the first quarter of 2002 relating to the sale of marketable securities. This was offset by additional interest earned during the first six months of 2003 on a $1.9 million loan made to a stockholder of our parent in July 2002.

Net income (loss).    We recognized net income of $7.2 million for the six months ended June 30, 2003, as compared to a net loss of $3.1 million for the same period of 2002, a change of $10.3 million. This increase was the result of the factors noted above and our adoption of SFAS 142 in the first quarter of 2002, which resulted in a noncash charge of $8.1 million to reduce the carrying value of certain of our broadcast licenses. This charge is reflected as a cumulative effect of accounting change in our condensed consolidated statements of operations for the six months ended June 30, 2002.

Adjusted EBITDA.    Adjusted EBITDA increased by $1.4 million, or 7.6%, to $20.0 million for the six months ended June 30, 2003 from $18.6 million for the same period in 2002. This increase was primarily attributable to net revenue growth in all of our radio and television markets, along with moderate increases in operating expenses. The change was offset in part by a $0.8 million increase in local marketing agreement payments, primarily relating to our Los Angeles asset acquisition, which was completed in the second quarter of 2003. For a reconciliation of Adjusted EBITDA to net income (loss) and cash flow (used in) provided by operating activities, see footnote (1) under “Selected Historical Consolidated Financial and Other Data.”

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net revenues.    Net revenues increased by $11.3 million, or 19.0%, to $71.0 million for the year ended December 31, 2002 from $59.7 million in 2001. This increase was primarily attributable to (i) revenue growth and a full year of operations for our Houston radio and television properties acquired in March 2001, (ii) revenues from four additional radio stations in the Houston market, two of which we began operating in May 2002 and two of which we began operating in October 2002 and (iii) revenue growth from our Los Angeles television station. Collectively, these factors accounted for $12.6 million of the overall increase in net revenues.

Net revenues for our radio segment increased by $7.7 million, or 24.5%, to $39.3 million for the year ended December 31, 2002 from $31.6 million in 2001. This increase was primarily attributable to (i) revenue growth and a full year of operations for our Houston properties acquired in March 2001 and (ii) revenues from four additional radio stations in Houston, two of which we began operating in May 2002 and two of which we began operating in October 2002.

Net revenues for our television segment increased by $3.6 million, or 12.9%, to $31.7 million for the year ended December 31, 2002 from $28.1 million in 2001. This increase was largely attributable to a full year of operations for our Houston station acquired in March 2001, and improvements in both our Los Angeles and Houston markets, as we benefited from ratings increases and our targeted sales approach. This increase was offset in part by a decline in revenues from the leasing of our television production facility, Empire Burbank Studios.

Total operating expenses.    Total operating expenses increased by $5.5 million, or 14.9%, to $42.3 million for the year ended December 31, 2002 from $36.8 million in 2001. This increase was primarily the result of:

(1)	a $7.0 million increase in program and technical, promotional and selling, and general and administrative expenses primarily related to (a) a full year of operations for our Houston radio and television properties acquired in March 2001, and additional expenses related to the four new radio stations in Houston, two of which we began operating under local marketing agreements in May 2002 and two of which we began operating in October 2002, which collectively accounted for $5.8 million of the overall increase and (b) additional costs associated with an increase in the production of Spanish-language television programming for our Los Angeles, Houston and San Diego stations, which accounted for $0.9 million of the overall increase;

(2)	a $2.2 million increase in noncash employee compensation. Our deferred compensation liability can increase due to changes in the applicable employee’s vesting percentage, which is based on time and performance measures, and can increase or decrease based on changes in the “net value” of our parent. During 2002, the “net value” of our parent increased and the portion of the vested awards also increased. Therefore, the amount of deferred compensation increased;

(3)	a $0.8 million increase in depreciation expense primarily resulting from (a) additional capital expenditures for our Houston radio and television properties, which accounted for $0.4 million of the increase and (b) the completion of construction on our Los Angeles digital television transmission facilities in April 2002, which accounted for $0.2 million of the increase; and

(4)	a $1.8 million noncash impairment charge to reduce the carrying value of one of our broadcast licenses.

The increase in program and technical, promotional and selling, and general and administrative expenses includes $0.9 million in local marketing payments related to the two radio stations that we began operating under time brokerage agreements in May 2002, and $0.4 million in legal expenses related to the settlement of certain litigation. The overall increase in operating expenses was offset in part by a $6.3 million decrease in amortization expense resulting from the adoption of SFAS 142 under which our broadcast licenses are no longer amortized.

Total operating expenses for our radio segment increased by $4.2 million, or 21.3%, to $23.7 million for the year ended December 31, 2002 from $19.5 million in 2001. This increase was primarily the result of:

(1)	a $4.2 million increase in program and technical, promotional and selling, and general and administrative expenses related to (a) a full year of operations for our Houston properties acquired in March 2001 and (b) additional expenses related to the four new stations in Houston, two of which we began operating under local marketing agreements in May 2002 and two of which we began operating in October 2002;

(2)	a $2.2 million increase in noncash employee compensation. Our deferred compensation liability can increase due to changes in the applicable employee’s vesting percentage, which is based on time and performance measures, and can increase or decrease based on changes in the “net value” of our parent. During 2002, the “net value” of our parent increased and the portion of the vested awards also increased. Therefore, the amount of deferred compensation increased; and

(3)	a $0.5 million increase in depreciation expense resulting primarily from additional capital expenditures at our Houston properties.

The increase in program and technical, promotional and selling, and general and administrative expenses includes $0.9 million in local marketing payments related to the two radio stations that we began operating under time brokerage agreements in May 2002. The increase in total operating expenses was offset in part by a $2.8 million decrease in amortization expense resulting from the adoption of SFAS 142 under which our broadcast licenses are no longer amortized.

Total operating expenses for our television segment increased by $1.3 million, or 7.7%, to $18.6 million for the year ended December 31, 2002 from $17.3 million in 2001. The increase was primarily the result of a $1.8 million noncash impairment charge to reduce the carrying value of one of our broadcast licenses, resulting primarily from the effects of increased competition in the station’s respective market. This increase was also attributable to a $2.9 million increase in program and technical, promotional and selling and general and administrative expenses primarily related to (a) a full year of operations for our Houston station acquired in March 2001 and (b) additional production costs associated with new Spanish-language television programs that began airing in late 2001 and the first quarter of 2002. The overall increase in operating expenses was offset in part by a $3.5 million decrease in amortization expense resulting from the adoption of SFAS 142 under which our broadcast licenses are no longer amortized. The increase in operating expenses for our television segment includes $0.4 million in legal expenses related to certain litigation that we settled in the first quarter of 2002.

Interest expense.    Interest expense increased by $6.7 million to $28.2 million for the year ended December 31, 2002 from $21.4 million in 2001. This increase was due primarily to our July 2002 refinancing, which resulted in (i) a non-cash write off of $6.1 million in previously deferred financing costs and (ii) a $2.5 million early redemption penalty on our old senior subordinated notes. These charges were offset in part by decreased borrowings under LBI Media’s old senior credit facility during the first six months of 2002.

Interest and other income.    Interest and other income decreased by $0.3 million to $0.2 million for the year ended December 31, 2002, compared to $0.5 million in 2001. This decrease was primarily the result of a decline in interest rates during 2002, as compared to 2001.

Net income (loss).    As a result of the above factors we recognized a net loss of $7.9 million for the year ended December 31, 2002, compared to net income of $1.8 million for the year ended December 31, 2001, a decrease of $9.7 million. This decrease was the result of the factors noted above and our adoption of SFAS 142 in the first quarter of 2002, which resulted in a noncash charge of $8.1 million to reduce the value of certain of our broadcast licenses.

Adjusted EBITDA.    Adjusted EBITDA increased by $4.3 million, or 13.1%, to $37.2 million for the year ended December 31, 2002 from $32.9 million for the same period in 2001. This increase was primarily attributable to the improved performance and a full year of operations of our Houston radio and television properties, which were acquired in March 2001. For a reconciliation of Adjusted EBITDA to net income (loss) and cash flow (used in) provided by operating activities, see footnote (1) under “Selected Historical Consolidated Financial and Other Data.”

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Net revenues.    Net revenues increased by $9.1 million, or 18.0%, to $59.7 million for the year ended December 31, 2001 from $50.6 million for the year ended December 31, 2000. The increase was primarily attributable to (i) the acquisition in March 2001 of our Houston radio and television properties and (ii) revenue growth from our Los Angeles television station, which factors collectively accounted for $8.8 million of the overall increase. Our revenue growth was also the result of the continued growth of our customer base and the increased amount of inventory sold and increased rates for that advertising at our existing stations.

Net revenues for our radio segment increased by $2.9 million, or 10.0%, to $31.6 million for the year ended December 31, 2001 from $28.7 million for the year ended December 31, 2000. This increase was primarily attributable to net revenues from our Houston radio properties that we acquired in March 2001.

Net revenues for our television segment increased by $6.3 million, or 28.5%, to $28.1 million for the year ended December 31, 2001 from $21.8 million for the year ended December 31, 2000. This growth was attributable to increases in the number of advertisers, the amount of inventory sold and the advertising rates at KRCA-TV, as well as net revenues from our Houston television station that we acquired in March 2001.

Total operating expenses.    Total operating expenses increased by $8.4 million, or 29.5%, to $36.8 million for the year ended December 31, 2001 from $28.4 million for the year ended December 31, 2000. This increase was largely attributable to:

(1)	a $4.2 million increase in program and technical, promotional and selling, general and administrative expense, primarily due to the addition of our Houston radio and television properties acquired in March 2001, which accounted for $3.7 million of the increase; and

(2)	a $4.0 million increase in depreciation and amortization expense, primarily attributable to our Houston radio and television properties, which accounted for $3.9 million of the increase.

The overall increase in operating expenses includes $0.3 million in legal expenses related to litigation that we settled in the first quarter of 2002.

Total operating expenses for our radio segment increased by $3.1 million, or 19.2%, to $19.5 million for the year ended December 31, 2001 from $16.4 million for the year ended December 31, 2000. This increase resulted primarily from:

(1)	a $1.3 million increase in program and technical, promotional and selling, and general and administrative expenses in connection with our Houston radio properties;

(2)	a $1.7 million increase in depreciation and amortization expense in connection with our Houston radio properties; and

(3)	$0.2 million increase in noncash employee compensation, resulting from an increase in the vested portions of the respective awards.

Total operating expenses for our television segment increased by $5.3 million, or 43.6%, to $17.3 million for the year ended December 31, 2001, from $12.0 million for the year ended December 31, 2000. The increase was primarily a result of:

(1)	a $2.9 million increase in program and technical, promotional and selling, and general and administrative expenses primarily related to our Houston television station, KZJL-TV, which was acquired in March 2001;

(2)	a $2.3 million increase in depreciation and amortization expense; and

(3)	additional costs associated with an increase in the production of Spanish-language television programming.

These increases include $0.3 million in legal expenses related to litigation that we settled in the first quarter of 2002.

Interest expense.    Interest expense increased by $14.6 million to $21.4 million for the year ended December 31, 2001 from $6.8 million for the year ended December 31, 2000. The increase was a result of increased borrowings under LBI Media’s senior credit facility to finance the acquisition of our Houston radio and television properties in March 2001.

Interest and other income.    Interest and other income increased by $0.3 million to $0.5 million for the year ended December 31, 2001 from $0.2 million for the year ended December 31, 2000. The increase resulted from our higher cash balances in 2001.

Net income.    As a result of the above factors, we recognized net income of $1.8 million for the year ended December 31, 2001, compared to net income of $15.5 million for the year ended December 31, 2000, a decrease of $13.7 million.

Adjusted EBITDA.    Adjusted EBITDA increased by $4.9 million, or 17.5%, to $32.9 million for the year ended December 31, 2001 from $28.0 million for the year ended December 31, 2000. This growth can be attributed to increased revenue from our radio and television stations in Los Angeles and the acquisition of our Houston properties in March 2001. For a reconciliation of Adjusted EBITDA to net income (loss) and cash flow (used in) provided by operating activities, see footnote (1) under “Selected Historical Consolidated Financial and Other Data.”

Liquidity and Capital Resources

Our primary sources of liquidity are cash provided by operations and available borrowings under LBI Media’s $170.0 million revolving senior credit facility. Amounts available under LBI Media’s senior credit facility will begin decreasing quarterly, commencing on June 30, 2005 until the facility matures on September 30, 2009. Borrowings under LBI Media’s senior credit facility bear interest at a rate based on LIBOR or a base rate, plus an applicable margin that is dependent upon LBI Media’s leverage ratio (as defined in the senior credit facility). As of June 30, 2003, LBI Media had $126.9 million outstanding under the senior credit facility. Under the indenture governing the senior subordinated notes, LBI Media is limited in its ability to borrow under the senior credit facility. LBI Media may borrow up to $150.0 million under the senior credit facility without having to meet any restrictions under the indenture governing the senior subordinated notes and the indenture governing the notes, but any amount over $150.0 million that LBI Media requests to borrow under the senior credit facility will be subject to LBI Media’s compliance with a specified leverage ratio (as defined in the indenture governing the senior subordinated notes and the indenture governing the notes). LBI Media may increase the borrowing capacity under its senior credit facility by up to an additional $30.0 million, subject to participation by the existing lenders or new lenders acceptable to the administrative agent under the senior credit facility and subject to restrictions in the indenture governing LBI Media’s senior subordinated notes and the indenture governing the notes. See “Description of Other Indebtedness.”

LBI Media’s senior credit facility contains customary restrictive covenants that, among other things, limit LBI Media’s ability to incur additional indebtedness and liens in connection therewith, pay dividends and make capital expenditures above certain limits. Under the senior credit facility, LBI Media must also maintain specified financial ratios, such as a maximum total leverage ratio, a maximum senior leverage ratio, a minimum ratio of EBITDA (as defined in the senior credit agreement) to interest expense and a minimum ratio of EBITDA (as defined in the senior credit agreement) to fixed charges. As of June 30, 2003, LBI Media was in compliance with these covenants.

In July 2002, LBI Media issued $150.0 million of senior subordinated notes that mature in 2012. Under the terms of the senior subordinated notes, LBI Media will pay semi-annual interest payments of approximately $7.6 million each January 15 and July 15. The indenture governing the senior subordinated notes contains certain restrictive covenants that, among other things, limit LBI Media’s ability to incur additional indebtedness and pay dividends. As of June 30, 2003, LBI Media was in compliance with all these covenants.

In October 2003, we issued $68,428,000 aggregate principal amount at maturity of senior discount notes that mature in 2013. Under the terms of the notes, cash interest will not accrue or be payable on the notes prior to October 15, 2008 and instead the accreted value of the notes will increase until such date. Thereafter, cash interest on the notes will accrue at a rate of 11% per year payable semi-annually on each April 15 and October 15; provided, however, that we may make a cash interest election on any interest payment date prior to October 15, 2008. If we make a cash interest election, the principal amount of the notes at maturity will be reduced to the accreted value of the notes as of the day of the cash interest election and cash interest will begin to accrue at a rate of 11% per year from the day we make such election. The indenture governing the notes contains certain restrictive covenants that, among other things, limit our ability to incur additional indebtedness and pay dividends.

In March 2001, our parent issued $30.0 million principal amount of 9% subordinated notes. Our parent’s 9% subordinated notes are subordinate in right of payment to LBI Media’s senior credit facility and LBI Media’s senior subordinated notes and are structurally subordinated to the exchange notes. The 9% subordinated notes will mature on the earliest of (i) January 31, 2014, (ii) their acceleration following the occurrence and continuance of a material event of default, (iii) a merger, sale or similar transaction involving our parent or substantially all of the subsidiaries of our parent, (iv) a sale or other disposition of a majority of our parent’s issued and outstanding capital stock or other rights giving a third party a right to elect a majority of our parent’s board of directors and (v) the date on which the warrants issued in connection with our parent’s 9% subordinated notes are repurchased pursuant to the call options applicable to the warrants. Interest is not payable until maturity.

In connection with these 9% subordinated notes, our parent also issued warrants to purchase shares of its common stock. The warrants have a put feature, which would allow the warrant holders at any time on or after the maturity date of the 9% subordinated notes, to require our parent to repurchase the warrants at fair market value under certain events, and a call feature, which would allow our parent to repurchase the warrants at its option under certain events. Certain mergers, combinations or sales of assets of our parent, however, will not trigger the put right, even though such events would accelerate the obligations under the 9% subordinated notes. Since our parent is a holding company that has no operations or assets, other than its investment in us, and is dependent on us for cash flow, funding from us would be required. However, we have no legal obligation to provide that funding to our parent.

One of our indirect, wholly owned subsidiaries, Empire Burbank Studios, borrowed $3.25 million from City National Bank in July 1999, of which approximately $2.8 million was outstanding as of June 30, 2003. To secure that borrowing on a non-recourse basis, Empire Burbank Studios executed a mortgage on its property in Burbank, California in favor of City National Bank as security for the loan. The loan bears interest at 8.13% per annum. It is payable in monthly principal and interest payments of approximately $32,000 through maturity in August 2014.

For both our radio and television segments, we have historically funded, and will continue to fund, expenditures for operations, administrative expenses, capital expenditures and debt service from our operating cash flow and borrowings under LBI Media’s senior credit facility. For our television segment, our planned uses of liquidity during the next twelve months will include the construction of a corporate office and production facility in Houston, Texas, which we estimate to cost approximately $4.1 million. We will also construct a new analog antenna at the same site as our digital antenna in Houston, Texas. We estimate the cost to be approximately $1.3 million for this project. Additionally, we plan to use our existing capital resources and borrowings from our senior credit facility to fund the acquisition of selected assets of KMPX-TV in the first quarter of 2004. For our radio segment, our planned uses of liquidity during the next twelve months will include additional capital expenditures related to the corporate office building and production facility noted above, from which all of our radio stations in Houston will ultimately broadcast. We may also upgrade several of our radio towers located in the Houston market for approximately $3.5 million. We believe that our cash on hand, cash provided by our operating activities and borrowings under LBI Media’s senior credit facility will be sufficient to permit us to fund operations for at least the next twelve months.

Cash and cash equivalents were $1.8 million and $1.4 million at June 30, 2003 and December 31, 2002, respectively.

Net cash flow provided by operating activities was $6.5 million and $6.3 million for the six months ended June 30, 2003 and 2002, respectively, and $18.1 million for the year ended December 31, 2002. The increase in our net cash flow provided by operating activities was primarily the result of an increase in operating income, which was offset in part by a slight increase in net operating assets during the first six months of 2003, as compared to the same period in 2002.

Net cash flow used in investing activities was $42.7 million and $2.3 million for the six months ended June 30, 2003 and 2002, respectively, and $37.4 million for the year ended December 31, 2002. The increase in net cash flow used in investing activities is primarily attributable to the purchase of selected assets of two additional radio stations during the first six months of 2003, requiring $38.9 million in cash, and an increase in capital expenditures to $3.7 million during the first six months of 2003 from $1.5 million during the first six months of 2002. The increase in capital expenditures is primarily attributable to additional costs incurred to construct our new corporate facilities in Houston, which accounted for approximately $2.0 million of the total expenditures during the first six months of 2003.

Net cash flow provided by financing activities was $36.6 million for the six months ended June 30, 2003, net cash flow used in financing activities was $3.0 million for the six months ended June 30, 2002, and net cash flow provided by financing activities was $19.5 million for the year ended December 31, 2002. The change in our net cash flow provided by financing activities is primarily attributable to additional borrowings under LBI Media’s senior credit facility that were used during the first six months of 2003 to acquire selected assets of two additional radio stations.

We have certain cash obligations and other commercial commitments, which will impact our short- and long-term liquidity. At June 30, 2003, such obligations and commitments were our senior credit facility, our senior subordinated notes, non-recourse debt of one of our wholly owned subsidiaries and our operating leases as follows:

	Payments due by Period from June 30, 2003
Contractual Obligations	Total	Less than 1 Year	1-3 years	3-5 Years	After 5 Years
Long term debt	$279,655,568	$156,495	$355,610	$42,318,670	$236,824,793
Operating leases	9,370,749	1,014,422	1,838,191	1,761,351	4,756,785

Total contractual cash obligations	$289,026,317	$1,170,917	$2,193,801	$44,080,021	$241,581,578

The above table does not include the old notes issued in October 2003 or the exchange notes, any interest payments under our long-term debt, our parent’s 9% subordinated notes or any deferred compensation amounts we may ultimately pay. Also, since June 30, 2003, we have entered into a definitive agreement to acquire selected assets of a television station serving the Dallas-Fort Worth, Texas market for an aggregate purchase price of $37.0 million. The acquisition is subject to approval by the Federal Communications Commission and other customary closing conditions.

We have used, and expect to continue to use, a significant portion of our capital resources to fund acquisitions. Future acquisitions will be funded from amounts available under LBI Media’s senior credit facility, the proceeds of future equity or debt offerings and our internally generated cash flows. We currently anticipate that funds generated from operations and available borrowings under LBI Media’s senior credit facility will be sufficient to meet our anticipated cash requirements for the foreseeable future.

Inflation

We believe that inflation has not had a material impact on our results of operations for each of our fiscal years in the three-year period ended December 31, 2002. However, there can be no assurance that future inflation would not have an adverse impact on our operating results and financial condition.

Seasonality

Seasonal net revenue fluctuations are common in the television and radio broadcasting industry and result primarily from fluctuations in advertising expenditures by local and national advertisers. Our first fiscal quarter generally produces the lowest net broadcast revenue for the year.

Market Risk

Our exposure to market risk is currently confined to our cash and cash equivalents, changes in interest rates related to borrowings under LBI Media’s senior credit facility, and changes in the fair value of LBI Media’s senior subordinated notes and the notes. Because of the short-term maturities of our cash and cash equivalents, we do not believe that an increase in market rates would have any significant impact on the realized value of our investments. We currently do not hedge interest rate exposure and are not exposed to the impact of foreign currency fluctuations.

We are exposed to changes in interest rates on LBI Media’s variable rate senior credit facility. A hypothetical 10% increase in the interest rates applicable to the year ended December 31, 2002 would have increased interest expense by approximately $0.6 million. Conversely, a hypothetical 10% decrease in the interest rates applicable to the year ended December 31, 2002 would have decreased interest expense by approximately $0.6 million. At December 31, 2002, we believe that the carrying value of amounts payable under LBI Media’s senior credit facility approximates its fair value based upon current yields for debt issues of similar quality and terms.

The fair value of our fixed rate long-term debt is sensitive to changes in interest rates. Based upon a hypothetical 10% increase in the interest rate, assuming all other conditions affecting market risk remain constant, the market value of our fixed rate debt would have decreased by approximately $8.6 million at December 31, 2002. Conversely, a hypothetical 10% decrease in the interest rate, assuming all other conditions affecting market risk remain constant, would have resulted in an increase in market value of approximately $9.4 million at December 31, 2002. Management does not foresee nor expect any significant change in our exposure to interest rate fluctuations or in how such exposure is managed in the future.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to allowance for doubtful accounts, acquisitions of radio station and television station assets, intangible assets, deferred compensation and commitments and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following accounting policies and the related judgments and estimates affect the preparation of our consolidated financial statements.

Acquisitions of radio station and television assets

Our radio and television station acquisitions have consisted primarily of the FCC licenses to broadcast in a particular market (broadcast license). We generally acquire the existing format and change it upon acquisition. As a result, a substantial portion of the purchase price for the assets of a radio or television station is allocated to its broadcast license. The allocations assigned to acquired broadcast licenses and other assets are subjective by their nature and require our careful consideration and judgment. We believe the allocations represent appropriate estimates of the fair value of the assets acquired.

Allowance for bad debt

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. A considerable amount of judgment is required in assessing the likelihood of ultimate realization of these receivables including the current creditworthiness of each advertiser. If the financial condition of our advertisers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Intangible assets

Under the Financial Accounting Standards Board’s new rules (Statement of Accounting Standard (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets”), we no longer amortize intangible assets deemed to have indefinite lives. Instead, SFAS 142 requires that we review intangible assets with indefinite lives for impairment upon adoption and at least annually thereafter. We believe our broadcast licenses have indefinite lives under SFAS 142 and, accordingly, amortization expense is no longer recorded effective January 1, 2002.

Upon adoption of SFAS 142 in the first quarter of 2002, we recorded a noncash charge of approximately $8.1 million to reduce the carrying value of certain of our broadcast licenses, which resulted primarily from the effects of increased competition in the stations’ respective markets. In the third quarter of 2002, we recorded an additional $1.8 million noncash impairment write-down relating to one of our broadcast licenses, which also primarily resulted from increased competition in that station’s market. In calculating the impairment charges, the fair value of our broadcast licenses was determined using the discounted cash flow approach. This approach requires the projection of future cash flows and the restatement of these cash flows into their present valuation equivalent through the use of a discount rate.

The assessment of the fair values of our broadcast licenses are estimates which require careful consideration and judgments. If the operating results of our stations or conditions in the markets in which they operate change or fail to develop as anticipated, our estimates of the fair values may change in the future and result in impairment charges.

Deferred compensation

Our parent and some of our subsidiaries have entered into employment agreements with certain employees. The services required under the employment agreements are rendered to us and our subsidiaries, and we pay amounts due under the employment agreements. Accordingly, we reflect amounts due under the employment agreements in our financial statements. In addition to annual compensation and other benefits, these agreements provide the executives with the ability to participate in the increase of the “net value” of our parent over certain base amounts. As part of the calculation of this incentive compensation, we used the income and market valuation approaches to determine the “net value” of our parent. The income approach analyzes future cash flows and discounts them to arrive at a current estimated fair value. The market approach uses recent sales and offering prices of similar properties to determine estimated fair value. Based on the “net value” of our parent as determined in these reports, and based on the percentage of incentive compensation that has vested (as set forth in the employment agreements), we record noncash employee compensation expense (and a corresponding deferred compensation liability).

Our deferred compensation liability can increase based on changes in the applicable employee’s vesting percentage and can increase or decrease based on changes in the “net value” of our parent. We have two deferred compensation components that comprise the employee’s vesting percentage: (i) a component that vests in varying amounts over time; and (ii) a component that vests upon the attainment of certain performance measures (each unique to the individual agreements). We account for the time vesting component over the vesting periods specified in the employment agreements and account for the performance based component when we consider it probable that the performance measures will be attained.

Assuming no change in the “net value” of our parent from that at June 30, 2003, we would expect to record an additional $0.8 million of noncash deferred compensation expense through the end of 2003 relating solely to the time vesting portion of the deferred compensation.

Commitments and contingencies

We periodically record the estimated impacts of various conditions, situations or circumstances involving uncertain outcomes. These events are called “contingencies,” and our accounting for these events is prescribed by SFAS No. 5, “Accounting for Contingencies.”

The accrual of a contingency involves considerable judgment on the part of our management. We use our internal expertise, and outside experts (such as lawyers), as necessary, to help estimate the probability that a loss has been incurred and the amount (or range) of the loss. We currently do not have any material contingencies that we believe requires accrual or disclosure in our consolidated financial statements.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets,” effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 141 did not have a material impact on our financial position or results of operations. As described above, under SFAS 142, we no longer amortize intangible assets deemed to have indefinite lives.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. We adopted SFAS No. 144 on January 1, 2002. The adoption of the new standard did not have a material impact on our results of operations or financial position.

BUSINESS

Market data and other statistical information included in this Business section are based on industry publications, government publications and reports by market research firms or other published independent sources, including the U.S. Census Bureau, Arbitron and Nielsen surveys, Hispanic Business, Inc. and Television Bureau Advertising (TVB). Although we believe that these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy or completeness.

Overview

We are the largest privately held, Spanish-language broadcaster in the United States based on revenues. We seek to own and operate radio and television stations in the nation’s largest and most densely populated Hispanic markets. To this end, we have created radio and television clusters in Los Angeles and Houston, the #1 and #4 Hispanic markets in the United States, respectively, based on Hispanic television households. Our Los Angeles cluster consists of five Spanish-language radio stations (four FM and one AM), one AM station with time-brokered programming and a television station. Our Houston cluster consists of seven Spanish-language radio stations (five FM and two AM), two AM stations with time-brokered programming and a television station. We also own a television station serving San Diego, the twelfth largest Hispanic market in the United States based on Hispanic television households and an important market along the U.S. and Mexican border. We have also entered into an agreement to purchase selected assets of a television station serving the Dallas-Fort Worth, Texas market, the sixth largest Hispanic market in the United States based on Hispanic television households, which we expect to complete by the first quarter of 2004. In addition, we operate a television production facility, Empire Burbank Studios, in Burbank, California that we primarily use to produce programming for our television stations.

Jose and Lenard Liberman, father and son, founded our company in 1987 and together have over 55 years of operating experience in the broadcasting industry. We view Jose Liberman as an industry pioneer having owned and operated the first Spanish-language FM station in the Los Angeles market in the mid-1970s. Lenard Liberman manages our day-to-day operations and, together with his father, has primary responsibility for our strategic direction. In addition, we have assembled a management team of industry veterans to direct our sales and programming efforts.

Our primary focus has been to acquire and develop radio and television properties in U.S. markets with a high concentration of Hispanics. Since our founding, we have developed twelve Spanish-language, start-up radio and television stations through a combination of reformatting existing stations and implementing strict cost controls and effective sales and marketing initiatives. Through the use of focused programming, creative promotion and targeted marketing tailored to the markets in which we operate, we seek to increase our revenue and cash flow in those markets. We have grown our total net revenues from $27.1 million in 1998 to $76.5 million for the twelve months ended June 30, 2003 and our Adjusted EBITDA margin for the twelve months ended June 30, 2003 was 50.5%. For the same period, our net income decreased from $4.3 million in 1998 to $2.4 million for the twelve months ended June 30, 2003. For a reconciliation of Adjusted EBITDA to net income (loss) and cash flow (used in) provided by operating activities, see footnote (1) under “Selected Historical Consolidated Financial and Other Data.”

Business Strategy

We seek to expand within the growing U.S. Hispanic market by pursuing the following strategy.

Capitalize on our complementary radio and television stations

By owning both Spanish-language radio and television stations in the markets we serve, we have been able to create substantial cross-selling and cross-promotion opportunities. This allows us to effectively compete for a significant portion of an advertiser’s Hispanic budget since advertisers have historically spent over 80% of their Hispanic budget on radio and television.

Offer radio and television packages to advertisers.    We offer both radio and television advertising packages in the Los Angeles and Houston markets. Our strategy is to offer the benefits of one medium to complement the sale of the other. Specifically, we offer our advertisers the opportunity to cross-advertise on radio and television, as well as to cross-merchandise through product integration.

Cross-promote our radio and television stations.    We utilize a portion of our spot inventory time at both our radio and television stations to run advertisements promoting our other stations and programs. This cross-promotion helps us capitalize on the strong ratings and targeted audience of our stations with no incremental cash outlay. In addition, we utilize our radio and television stations to create complementary programs that attract our radio listeners to our television programs and our television viewers to our radio stations. For example, in Los Angeles and Houston, we produce music variety television shows hosted by our radio station disc jockeys that feature music industry news, interviews and videos of songs played on our popular Que Buena and La Raza radio stations.

Target the local community

Not all Spanish-speaking people have the same, or even similar, cultural and ethnic backgrounds. As a result, we create radio and television programming specifically tailored to the preferences of the Hispanic population in each of our coverage areas. We believe we are particularly skilled at programming to the tastes and preferences of the Hispanics of Mexican heritage that comprise 75% and 73% of the Hispanic populations in Los Angeles and Houston, respectively. We believe our ability to produce locally targeted programming gives us an advantage over most other Spanish-language broadcasters that develop and distribute their programming on a national or regional basis. As a result, we have generally been able to achieve and maintain strong station ratings in our markets.

Develop a diverse local advertiser base

Consistent with our locally targeted programming strategy, we have focused our sales strategy around the local advertising community. As a result, our cash flows have been relatively more recession resistant because local advertising has historically been less cyclical than national advertising. Local advertising accounted for approximately 83% of our gross revenue in 2002. The advantages of our locally focused sales strategy include:

•	Our cash flows have been relatively more recession resistant because local advertising has historically been less cyclical than national advertising;

•	Our cash flows have been generally less vulnerable to ratings fluctuations as a result of our strong relationships with our advertisers; and

•	Our large and diverse client base results in no single advertiser accounting for more than 5% of our net revenues.

Offer cost-effective advertising and value-added services to our advertisers

We believe that we differentiate ourselves from other Spanish-language broadcasters by offering advertisers the greatest value for their advertising dollar. We support advertisers’ media campaigns with creative promotions utilizing our radio and television clusters and offer our studio facilities to provide value-added services such as free commercial production. As a result, we have been able to significantly increase our advertiser base.

Utilize cost-effective television programming

Our television programming consists of internally produced and purchased programming, which, when combined with our brokered airtime, creates an efficient programming line-up for our television stations. Our in- house television production facilities provide us with a lower cost structure, to create programming, such as our popular variety show José Luis Sin Censura and talk show El Show de Maria Laria. In addition, we realize programming synergies between our radio and television assets by sharing content between the two mediums to create programs that utilize our radio formats and on-air radio personalities. Furthermore, we supplement our internally produced programming with purchased programs, primarily Spanish-language movies, which we obtain from numerous producers in Latin America.

Hispanic Market Opportunity

We believe the Hispanic community represents an attractive market for future growth. The U.S. Hispanic population is the largest minority group in the U.S., and it is growing at approximately seven times the rate of the non-Hispanic U.S. population and, as such, is the fastest growing segment of the U.S. population. According to the U.S. Census Bureau, the U.S. Hispanic population grew 9.8% from April 2000 to July 2002, accounting for 50% of all U.S. population growth during this period, and is projected to reach 43.7 million (or 15% of the total U.S. population) by 2010. As a result, we seek to own media assets in the most densely populated and fastest growing Hispanic markets in the United States. People of Mexican origin represented 58% of the U.S. Hispanic population and 75% and 73% of the Hispanic populations in Los Angeles and Houston, respectively, according to the 2000 U.S. Census.

Advertisers have recently begun to direct more advertising dollars towards U.S. Hispanics and, consequently, Spanish-language radio and television advertising has grown at more than twice the rate of total radio and television advertising from 1997 to 2001. Spanish-language advertising rates have been rising faster in recent years when compared to the general media, yet Spanish-language rates are still lower than those for English-language media. As advertisers continue to recognize the buying power of the U.S. Hispanic population, especially in areas where the concentration of Hispanics is very high and where a significant percentage of the retail purchases are made by Hispanic customers, we expect the gap in advertising rates between Spanish-language and English-language media to narrow. As U.S. Hispanic consumer spending continues to grow relative to overall consumer spending, industry analysts expect that advertising expenditures targeted to Hispanics will increase significantly, eventually closing the gap between the current level of advertising targeted to Hispanics and the buying power that the Hispanic population in the U.S. represents. We believe we are well positioned to capitalize on these attractive fundamentals given the concentration of the Hispanic population in certain markets, our position in the Los Angeles and Houston markets and our past record of executing our acquisition strategy in new markets.

Recent Developments

Agreement to purchase KMPX-TV, Decatur, Texas.    On July 14, 2003, we entered into an agreement to purchase selected assets of KMPX-TV serving the Dallas-Fort Worth, Texas market, for an aggregate purchase price of $37.0 million, of which $1.5 million has been placed into escrow. We expect to complete this acquisition in the first quarter of 2004, subject to closing conditions specified in the asset purchase agreement, including approval by the Federal Communications Commission.

Acquisition of KMXN-FM, Garden Grove, California.    On May 15, 2003, we completed our acquisition of selected assets of KMXN-FM, licensed in Garden Grove, California, for an aggregate purchase price of $35.4 million (including acquisition costs). KMXN-FM was renamed KEBN-FM in June 2003. We simulcast the signal of our flagship station, KBUE-FM, on this new station. We believe KEBN-FM will expand the footprint of our flagship station and improve our overall signal strength in the Los Angeles market. In addition, we have filed a request to upgrade our signal in this market, which will further increase our signal strength. We began operating KMXN-FM on January 7, 2003 under a time brokerage agreement, and have significantly changed the format, customer base, revenue stream and employee base of this station.

Acquisition of KQQK-FM and KEYH-AM, Houston, Texas.    On October 11, 2002, we completed our acquisition of selected assets of KQQK-FM, licensed in Houston, Texas, for an aggregate purchase price of approximately $25.6 million (including acquisition costs). The purchase was pursuant to an asset purchase agreement, dated as of April 5, 2002, with El Dorado, as amended on October 8, 2002. We also acquired selected assets of radio station KEYH-AM, licensed in the Houston, Texas market, on April 22, 2003 for an aggregate purchase price of approximately $6.5 million (including acquisition costs). We began operating both KQQK-FM and KEYH-AM on May 20, 2002 under two time brokerage agreements, and have significantly changed the format, customer base, revenue stream and employee base of these stations.

Acquisition of KIOX-FM and KXGJ-FM, El Campo and Bay City, Texas.    On October 11, 2002, we completed our acquisition of selected assets of KIOX-FM and KXGJ-FM, licensed to El Campo and Bay City, Texas, respectively, for an aggregate purchase price of approximately $3.5 million (including acquisition costs).

Our Markets

The following table sets forth certain demographic information about the markets in which our radio and television stations operate.

Market	Total Population	Hispanic Population	% Hispanic Population	% Hispanic Population of Mexican Descent	Hispanic Population Growth(3)
Los Angeles(1)	16,373,645	6,598,488	40%	75%	38%
Houston(2)	4,669,571	1,348,588	29%	73%	75%
San Diego County	2,813,833	750,965	27%	84%	47%
Total U.S. (for comparison)	281,421,906	35,305,818	13%	58%	58%

Source: United States Census 2000

(1)	Represents the Los Angeles consolidated metropolitan statistical area.
(2)	Represents the Houston consolidated metropolitan statistical area.
(3)	Represents growth from 1990 to 2000.

Our Radio and Television Stations

The following tables set forth certain information about our radio and television stations and their broadcast markets.

Radio Stations

Market/Station(1)	DMA Rank(2)	Hispanic Market Rank(3)	Frequency	Format	Station Audience Share(4)
Los Angeles	2	1
KBUE-FM/KBUA-FM/KEBN-FM(5)			105.5/94.3/94.3	Norteña	3.2
KHJ-AM			930	Ranchera	1.0
KWIZ-FM			96.7	Sonidero, Cumbia	0.7
KVNR-AM(6)			1480	Time Brokered	—
Total					4.9

Houston	11	4
KTJM-FM/KJOJ-FM(8)			98.5/103.3	Norteña	2.0
KQQK-FM/KIOX-FM(7)			107.9/96.9	Spanish Pop	1.2
KQUE-AM			1230	Ranchera	1.0
KEYH-AM/KXGJ-FM(9)			850/101.7	Sonidero, Cumbia	0.6
KSEV-AM(6)			700	Time Brokered	1.2
KJOJ-AM(6)			880	Time Brokered	—
Total					6.0

(1)	Our radio stations are in some instances licensed to communities other than the named principal community for the market.

(2)	Represents rank among U.S. designated market areas.
(3)	Represents rank among U.S. Hispanic markets by Hispanic television households.
(4)	Represents the most recent four book average percentage of listeners, ages 12 and older, listening to our radio stations during a specified period of time. Source: Arbitron surveys for Fall 2002, Winter 2003, Spring 2003 and Summer 2003.
(5)	KBUA-FM and KEBN-FM (formerly KMXN-FM) currently simulcast the signal of KBUE-FM in the San Fernando Valley and Orange County, respectively. We completed our acquisition of selected assets of KMXN-FM on May 15, 2003. We had been operating the station under a local marketing agreement since January 7, 2003 and had changed the station’s format.
(6)	Three of our stations, KVNR-AM, KSEV-AM and KJOJ-AM, are operated by third parties under time brokerage agreements. We receive a monthly fee from the third parties for the air time and the third parties receive revenues from their sale of advertising spots.
(7)	KIOX-FM simulcasts the signal of KQQK-FM.
(8)	KJOJ-FM simulcasts the signal of KTJM-FM.
(9)	KXGJ-FM simulcasts the signal of KEYH-AM.

Television Stations

Station	Channel	Market	DMA Rank(1)	Hispanic Market Rank(2)	Number of Hispanic TV Households
KRCA	62	Los Angeles	2	1	1,585,390
KZJL	61	Houston	11	4	399,220
KSDX	29	San Diego	26	12	192,170

Source:  Nielsen Media Research, January, 2003

(1)	Represents rank among U.S. designated market areas.
(2)	Represents rank among U.S. Hispanic markets by Hispanic TV households.

Programming

Radio.    In programming our Spanish-language radio stations, we target the Spanish-speaking portion of the Hispanic population that is dominant in the local markets in which we operate. We tailor the format of each of our radio stations to reach a specific target demographic in the market in order to maximize our overall listener base without causing direct format competition among our stations. We determine the optimal format for each of our stations based upon extensive local market research. To create brand awareness and loyalty in the local community, we enhance our programming by sending disc jockeys to participate in local promotional activities called “live remotes” that are broadcast from special events or client locations. These types of activities also provide attractive promotional and advertising opportunities for our clients.

The following provides a description of our Spanish-language radio stations:

•	KBUE-FM/KBUA-FM/KEBN-FM (Que Buena) plays contemporary, up-tempo, regional Mexican music that includes Norteña, Banda, Corrido and Ranchera music. The target audience for these stations is adult listeners aged 18 to 49.

•	KHJ-AM (La Ranchera) plays traditional Ranchera, also known as Mariachi music. The target audience for this station is adult listeners aged 25 to 49.

•	KWIZ-FM (Sonido) plays music similar in style to Salsa. The target audience for this station is adult listeners aged 25 to 49.

•	KTJM-FM/KJOJ-FM (La Raza) plays contemporary, up-tempo, regional Mexican music, similar to the music played on Que Buena, that includes Norteña, Banda, Corrido and Ranchera music. The target audience for these stations is adult listeners aged 18 to 49.

•	KQUE-AM (Radio Ranchito) plays traditional and contemporary Norteña and Ranchera music. The target audience for this station is adult listeners aged 25 to 49.

•	KQQK-FM/KIOX-FM (XO) plays contemporary, up-tempo, Spanish pop music. The target audience for these stations is adult listeners aged 18 to 49.

•	KEYH-AM/KXGJ-FM (Sonido) plays music similar in style to Salsa. The target audience for these stations is adult listeners aged 18 to 49.

Three of our radio stations are operated by third parties under time brokered agreements. Our time brokered stations are a source of stable cash flow given that they are typically operated under long-term contracts with annual price escalators, and we do not incur any of the programming costs associated with these stations. We constantly review our mix of Spanish-language and time brokered programming with the objective of optimizing cash flow at every station. Currently, stations KVNR-AM in the Los Angeles market and KJOJ-AM in the Houston market broadcast Vietnamese-language programming. According to the 2000 U.S. Census, Los Angeles and Houston represent the #1 and #3 largest Vietnamese markets, respectively, in the United States. Station KSEV-AM in Houston broadcasts an English-language talk format.

Television.    Our programming content consists primarily of internally produced programs such as single topic talk shows, reality dating shows, local news, and music variety shows, as well as purchased programs including Spanish-language movies. We own or have the rights to a library of more than 3,200 hours of Spanish-language movies, children’s shows and other programming content available for broadcast on our television stations.

Similar to our radio programming strategy, we seek to maximize our television group’s profitability by broadcasting Spanish-language programming and selling infomercial airtime. In February 2003, we began programming our station KSDX-LP in San Diego with Spanish-language programming from our Los Angeles television station master control facilities.

Production Facilities

We own Empire Burbank Studios, a fully equipped television production complex next to our offices in Burbank, California. The studio provides us with all of the physical facilities needed to produce our own Spanish-language television programming without the variable expense of renting the services from an outside vendor. We believe this enables us to produce our programming at a very low cost as compared to our competitors. We currently produce the following highly rated Spanish-language programs at our Burbank facilities:

•	Noticias 62 En Vivo: our local Los Angeles news anchored by Emmy award winning Jesús Javier that airs on KRCA-TV every weekday from 12:00 PM to 12:30 PM, 7:00 PM to 7:30 PM and from 9:00 PM to 9:30 PM;

•	Los Angeles En Vivo: a local live talk show for Los Angeles viewers hosted by Penelope Menchaca that airs on KRCA-TV every weekday from 12:30 PM to 1:00 PM;

•	El Show de Maria Laria: a talk show hosted by Emmy award winning Maria Laria that airs on KRCA-TV and KSDX-LP every weekday from 3:00 PM to 4:00 PM and on KZJL-TV every weekday from 5:00 PM to 6:00 PM;

•	Que Buena TV: a music-oriented variety show centered around the music played by our KBUE-FM, KBUA-FM and KEBN-FM radio stations that airs on KRCA-TV every weekday from 4:00 PM to 5:00 PM;

•	José Luis Sin Censura: a fast-paced variety show hosted by well-known Spanish television personality José Luis Gonzáles that airs on KRCA-TV and KSDX-LP every weekday from 6:00 PM to 7:00 PM and on KZJL-TV every weekday from 9:00 PM to 10:00 PM;

•	Buscando Amor: a reality-based dating show that airs on KRCA-TV every weekday from 5:00 PM to 6:00 PM, on KSDX-LP every weekday from 9:00 PM to 10:00 PM, and on KZJL-TV every weekday from 6:00 PM to 7:00 PM;

•	Segunda Cita: the sequel to Buscando Amor, that airs on KRCA-TV every weekday from 9:30 PM to 10:00 PM, on KSDX-LP every weekday from 7:00 PM to 7:30 PM, and on KZJL-TV every weekday from 8:30 PM to 9:00 PM.

In addition, we produce La Raza TV, a music-oriented variety show centered around the music played by our KTJM-FM/KJOJ-FM radio station, on location in Houston. The show airs on KZJL-TV every weekday from 4:00 PM to 5:00 PM.

We sell our two locally produced talk shows, El Show de Maria Laria and José Luis Sin Censura, to independent broadcasters outside of our markets which allows us to recoup a portion of the production costs for these shows. We also lease a portion of our Empire Burbank Studios to third parties which offsets a portion of the cost associated with the facility.

Sales and Advertising

The significant majority of our net revenues are generated from the sale of local and national advertising for broadcast on our radio and television stations. Local sales are made by our sales staffs located in Los Angeles and Houston. National sales are made by our national sales representative, Spanish Media Rep Team, Inc., an affiliate of the shareholders of our parent, in exchange for a commission from us that is based on a percentage of our net revenues from the advertising obtained. Approximately 83% of our gross revenues for the year ended December 31, 2002 were generated from the sale of local advertising and approximately 14% from sales to regional and national advertisers.

We believe that advertisers can reach the Hispanic community more cost effectively through radio and television broadcasting than through printed advertisements. Advertising rates charged by radio and television stations are based primarily on:

•	A station’s audience share within the demographic groups targeted by the advertisers;

•	The number of radio and television stations in the market competing for the same demographic groups; and

•	The supply and demand for radio and television advertising time.

A radio or television station’s listenership or viewership is reflected in ratings surveys that estimate the number of listeners or viewers tuned to the station. Each station’s ratings are used by its advertisers to consider advertising with the radio or television station and are used by us to, among other things, chart audience growth, set advertising rates and adjust programming.

Competition

Radio and television broadcasting are highly competitive businesses. The financial success of each of our radio and television stations depends in large part on our audience ratings, our ability to increase our market share of the available advertising revenue and the economic health of the market. In addition, our advertising revenue depends upon the desire of advertisers to reach our audience demographic.

Our Spanish-language radio stations compete against other Spanish-language radio stations in their markets for audiences and advertising revenue. In Los Angeles, our radio stations compete primarily against Hispanic Broadcasting Corporation, Spanish Broadcasting Systems, Inc. and Entravision Communications Corporation, three of the largest Hispanic group radio station operators in the United States. In Houston, our radio stations compete primarily against Hispanic Broadcasting Corporation.

Our television stations compete against Univision Communications, Inc., Telemundo Communications Group, Inc. and TV Azteca S.A. de C.V. for audiences and advertising revenue in both the Los Angeles and Houston markets.

Two of our competitors, Univision Communications, Inc. and Hispanic Broadcasting Corporation, recently merged with each other. The combined company has resources substantially greater than ours and is our first competitor to operate both radio and television stations in the Los Angeles and Houston markets.

Employees

As of June 30, 2003, we had approximately 380 employees, of which approximately 312 were full-time employees. We had approximately 144 full-time employees in television and approximately 168 full-time employees in radio. None of our employees are represented by labor unions, and we have not entered into any collective bargaining agreements. We believe that our relations with our employees are good.

Properties and Facilities

The types of properties required to support our radio and television stations include offices, studios and transmitter and antenna sites. Through our wholly owned subsidiary, we own studio and office space at 1845 West Empire Avenue, Burbank, California 91504. This property is subject to a mortgage in favor of City National Bank, with whom one of our indirect subsidiaries has entered into a loan agreement. See “Description of Other Indebtedness—Empire Burbank Loan.” We also own studio and office space at 1813 Victory Place, Burbank, California 91504. In addition, we own an office building in Houston, Texas for our operations there. We own a number of our transmitter and antenna sites and lease or license the remainder from third parties. We generally select our tower and antenna sites to provide maximum market coverage. In general, we do not anticipate difficulties in renewing these site leases. No single facility is material to us, and we believe our facilities are generally in good condition and suitable for our operations.

Legal Proceedings

From time to time, we are involved in litigation incidental to the conduct of our business, but we are not currently a party to any material lawsuit or proceeding against us.

REGULATION OF TELEVISION AND RADIO BROADCASTING

General

The FCC regulates television and radio broadcast stations pursuant to the Communications Act of 1934, as amended. Among other things, the FCC:

•	determines the particular frequencies, locations and operating power of stations;

•	issues, renews, revokes and modifies station licenses;

•	regulates equipment used by stations; and

•	adopts and implements regulations and policies that directly or indirectly affect the ownership, changes in ownership, control, operation and employment practices of stations.

A licensee’s failure to observe the requirements of the Communications Act or FCC rules and policies may result in the imposition of various sanctions, including admonishment, fines, the grant of renewal terms of less than eight years, the grant of a license with conditions or, in the case of particularly egregious violations, the denial of a license renewal application, the revocation of an FCC license or the denial of FCC consent to acquire additional broadcast properties.

Congress and the FCC have had under consideration or reconsideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of our television and radio stations, result in the loss of audience share and advertising revenue for our television and radio broadcast stations or affect our ability to acquire additional television and radio broadcast stations or finance such acquisitions. These matters may include:

•	changes to the license authorization and renewal process;

•	proposals to impose spectrum use or other fees on FCC licensees;

•	changes to the FCC’s equal employment opportunity regulations and other matters relating to involvement of minorities and women in the broadcasting industry;

•	proposals to change rules relating to political broadcasting including proposals to grant free air time to candidates;

•	proposals to adopt new public interest obligations on television broadcasters during and after the transition to digital television, including new or expanded obligations regarding children’s television programming;

•	proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages;

•	changes in broadcast multiple ownership, foreign ownership, cross-ownership and ownership attribution policies; and

•	proposals to alter provisions of the tax laws affecting broadcast operations and acquisitions.

We cannot predict what changes, if any, might be adopted, nor can we predict what other matters might be considered in the future, nor can we judge in advance what impact, if any, the implementation of any particular proposal or change might have on our business.

FCC Licenses

Television and radio stations operate pursuant to licenses that are granted by the FCC for a term of eight years, subject to renewal upon application to the FCC. During the periods when renewal applications are pending, petitions to deny license renewal applications may be filed by interested parties, including members of the public. The FCC may hold hearings on renewal applications if it is unable to determine that renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a “substantial and material question of fact” as to whether the grant of the renewal applications would be inconsistent with the public interest, convenience and necessity. However, the FCC is prohibited from considering competing applications for a renewal applicant’s frequency, and is required to grant the renewal application if it finds:

•	that the station has served the public interest, convenience and necessity;

•	that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC; and

•	that there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse.

If as a result of an evidentiary hearing, the FCC determines that the licensee has failed to meet the requirements for renewal and that no mitigating factors justify the imposition of a lesser sanction, the FCC may deny a license renewal application. Historically, FCC licenses have generally been renewed. We have no reason to believe that our licenses will not be renewed in the ordinary course, although there can be no assurance to that effect. The non-renewal of one or more of our stations’ licenses could have a material adverse effect on our business.

Transfer and Assignment of Licenses

The Communications Act requires prior consent of the FCC for the assignment of a broadcast license or the transfer of control of a corporation or other entity holding a license. In determining whether to approve an assignment of a television or radio broadcast license or a transfer of control of a broadcast licensee, the FCC considers a number of factors pertaining to the licensee including compliance with various rules limiting common ownership of media properties, the acquiror’s post-acquisition share of the broadcasting advertising market, the “character” of the licensee and those persons holding “attributable” interests therein, the Communications Act’s limitations on foreign ownership and compliance with the FCC rules and regulations.

To obtain the FCC’s prior consent to assign or transfer a broadcast license, appropriate applications must be filed with the FCC. If the application to assign or transfer the license involves a substantial change in ownership or control of the licensee, for example, the transfer or acquisition of more than 50% of the voting equity, the application must be placed on public notice for a period of 30 days during which petitions to deny the application may be filed by interested parties, including members of the public. If an assignment application does not involve new parties, or if a transfer of control application does not involve a “substantial” change in ownership or control, it is a pro forma application, which is not subject to the public notice and 30-day petition to deny procedure. The regular and pro forma applications are nevertheless subject to informal objections that may be filed any time until the FCC acts on the application. If the FCC grants an assignment or transfer application, interested parties have 30 days from public notice of the grant to seek reconsideration of that grant. The FCC has an additional ten days to set aside such grant on its own motion. When ruling on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer to any party other than the assignee or transferee specified in the application.

Foreign Ownership Rules

Under the Communications Act, a broadcast license may not be granted to or held by persons who are not U.S. citizens, by any corporation that has more than 20% of its capital stock owned or voted by non-U.S. citizens or entities or their representatives, by foreign governments or their representatives or by non-U.S. corporations. Furthermore, the Communications Act provides that no FCC broadcast license may be granted to or held by any corporation directly or indirectly controlled by any other corporation of which more than 25% of its capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives, or foreign governments or their representatives or by non-U.S. corporations, if the FCC finds the public interest will be served by the refusal or revocation of such license. These restrictions apply similarly to partnerships, limited liability companies and other business organizations. Thus, the licenses for our stations could be revoked if more than 25% of our outstanding capital stock is issued to or for the benefit of non-U.S. citizens in excess of these limitations.

Multiple Ownership and Cross-Ownership Rules

The FCC generally applies its other broadcast ownership limits to “attributable” interests held by an individual, corporation or other association or entity. In the case of a corporation holding broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the stock of a licensee corporation are generally deemed attributable interests, as are positions as an officer or director of a corporate parent of a broadcast licensee.

Stock interests held by insurance companies, mutual funds, bank trust departments and certain other passive investors that hold stock for investment purposes only become attributable with the ownership of 20% or more of the voting stock of the corporation holding broadcast licenses. On December 3, 2001, the FCC reinstated the single majority shareholder exemption to these attribution rules, which provides that the interests of minority shareholders in a corporation are not attributable if a single entity holds 50% or more of that corporation’s voting stock.

A time brokerage agreement with another television or radio station in the same market creates an attributable interest in the brokered television or radio station as well for purposes of the FCC’s local television or radio station ownership rules, if the agreement affects more than 15% of the brokered television or radio station’s weekly broadcast hours.

Debt instruments, non-voting stock, options and warrants for voting stock that have not yet been exercised, insulated limited partnership interests where the limited partner is not “materially involved” in the media-related activities of the partnership and minority voting stock interests in corporations where there is a single holder of more than 50% of the outstanding voting stock whose vote is sufficient to affirmatively direct the affairs of the corporation generally do not subject their holders to attribution.

However, the FCC now applies a rule, known as the equity-debt-plus rule, that causes certain creditors or investors to be attributable owners of a station, regardless of whether there is a single majority shareholder or other applicable exception to the FCC’s attribution rules. Under this rule, a major programming supplier (any programming supplier that provides more than 15% of the station’s weekly programming hours) or a same-market media entity will be an attributable owner of a station if the supplier or same-market media entity holds debt or equity, or both, in the station that is greater than 33% of the value of the station’s total debt plus equity. For purposes of the equity-debt-plus rule, equity includes all stock, whether voting or nonvoting, and, equity held by insulated limited partners in limited partnerships. Debt includes all liabilities, whether long-term or short-term. If a party were to purchase notes which, in combination with other of our debt or equity interests, amounts to more than 33% of the value of one or more of our station’s total debt plus equity and such party were a major programming supplier or a same-market media entity, such interest could result in a violation of one of the ownership rules. As a result of such violation, we may be unable to obtain from the FCC one or more authorizations needed to conduct our broadcast business and may be unable to obtain FCC consents for certain future acquisitions unless either we or the investor were to remedy the violation.

On June 2, 2003, the FCC adopted new rules governing media ownership. On September 3, 2003, the U.S. Court of Appeals for the Third Circuit issued a stay of the rules, which were to become effective as of September 4, 2003, pending the outcome of legal proceedings concerning them. The FCC subsequently announced that transactions involving broadcast properties will be reviewed for regulatory compliance under its “old” ownership rules, which remain in effect as a result of the stay. These ongoing legal proceedings, as well as Congressional and FCC action on the multiple ownership and cross ownership rules, could dramatically change the new rules or affect our ability to acquire additional radio and televisions stations.

Local Television Ownership Rule

Under the local television ownership rule currently in effect, an owner may operate two television stations assigned to the same market (defined as the Designated Market Area (DMA) created by the Nielsen media research firm) so long as either:

•	the television stations do not have overlapping broadcast signals; or

•	there will remain after the transaction eight independently owned, full power noncommercial or commercial operating television stations in the market and one of the two commonly-owned stations is not ranked in the top four based upon audience share.

The FCC will consider waiving these ownership restrictions in certain cases involving failing or failed stations or stations which are not yet built.

Should they become effective, the FCC’s new local television ownership rules will allow an entity to own two television stations in any market with at least five television stations. However, no single entity may own more than one television station ranked among the top four in a local market based on audience ratings.

The FCC’s new rules would also allow, in certain circumstances, common ownership of three television stations in a single market. In the largest markets—those with 18 or more television stations—a company would be permitted to own three TV stations, although this portion of the rule also would be subject to the “top four” limitation described above.

The FCC’s new local television ownership rules also include a provision for waiver of the “top four” standard in certain circumstances. In markets with 11 or fewer television stations, the FCC would allow parties to seek waivers of the “top four” restriction and evaluate on a case-by-case basis whether joint ownership would serve the public interest.

Local Radio Ownership

The Communications Act and the FCC impose specific limits on the number of commercial radio stations an entity can own in a single market. The local radio ownership rules are as follows:

•	In a radio market with 45 or more commercial radio stations, a party may own, operate or control up to eight commercial radio stations, not more than five of which are in the same service (AM or FM).

•	In a radio market with between 30 and 44 (inclusive) commercial radio stations, a party may own, operate or control up to seven commercial radio stations, not more than four of which are in the same service (AM or FM).

•	In a radio market with between 15 and 29 (inclusive) commercial radio stations, a party may own, operate or control up to six commercial radio stations, not more than four of which are in the same service (AM or FM).

•	In a radio market with 14 or fewer commercial radio stations, a party may own, operate or control up to five commercial radio stations, not more than three of which are in the same service (AM or FM), except that a party may not own, operate, or control more than 50% of the radio stations in such market.

The FCC’s new ownership rules retain the numerical limits and define local radio markets using a geographic market approach assigned by Arbitron rather than a signal contour method. The new local radio ownership rule also would include both commercial and noncommercial stations in counting the number of stations in a given radio market. Because of the change in market definition, our Houston radio cluster does not comply with the new rules but the “grandfathering” provisions of the FCC’s new rules permit us to retain it. We may not, however, be able to sell the entire cluster to a single party in the future. In addition, the radio market definition under the new rules could limit the number of additional radio stations that we can acquire.

Cross-Ownership Restrictions

The cross-ownership rules currently in effect generally prohibit common ownership of a newspaper and a broadcast property in the same market. The cross-ownership rules do permit a television station owner to own one radio station in the same market as its television station. In addition, a television station owner is permitted to own additional radio stations, not to exceed the local ownership limits for the market, as follows:

•	in markets where 20 media voices will remain, an owner may own an additional five radio stations, or, if the owner only has one television station, an additional six radio stations; and

•	in markets where ten media voices will remain, an owner may own an additional three radio stations.

A “media voice” includes each independently-owned and operated full-power television and radio station and each daily newspaper that has a circulation exceeding 5% of the households in the market, plus one voice for all cable television systems operating in the market.

The FCC’s new ownership rules would replace the existing newspaper/broadcast cross-ownership restriction as well as the radio/television cross-ownership limits with new “cross-media limits.”

Smaller Markets.    In markets with three or fewer television stations in the DMA, the FCC’s new rules would prohibit cross-ownership among television stations, radio stations and daily newspapers.

Mid-Sized Markets.    In markets with between four and eight television stations in the DMA, media combinations would be limited to one of the three following:

•	A daily newspaper or newspapers, one television station, and up to half of the radio stations permissible under the local radio ownership limits;

•	A daily newspaper or newspapers and as many radio stations as permissible under the local radio ownership limits (but no television stations); or

•	Two television stations (if permissible under the local television ownership rule) and as many radio stations as permissible under the local radio ownership limits (but no daily newspapers).

Large Markets.    In markets with nine or more television stations in the DMA, there would be no limits on television, newspaper and radio cross-ownership. Local television and radio ownership limits still exist in such markets.

National TV Ownership Limit

The FCC’s current rules prohibit a single entity from reaching more than 35% of nationwide television households. The FCC’s new rules would raise that cap to 45%. The new rules would retain the so-called “UHF discount,” a 50% “discount” that the FCC currently grants to UHF stations in calculating an entity’s national audience reach.

Our ability to acquire additional television and radio stations, our acquisition strategy and our business may be significantly affected by the new multiple ownership and cross-ownership rules, ongoing FCC or Congressional review or amendment to the new rules, as well as litigation challenging and possible court action upon the new rules.

Because of these multiple and cross-ownership rules, if a shareholder, officer or director of LBI Media Holdings holds an “attributable” interest in one or more of our stations, that shareholder, officer or director may violate the FCC’s rules if that person or entity also holds or acquires an attributable interest in other television or radio stations or daily newspapers, depending on their number and location. If an attributable shareholder, officer or director of LBI Media Holdings violates any of these ownership rules, we may be unable to obtain from the FCC one or more authorizations needed to conduct our broadcast business, and may be unable to obtain FCC consents for certain future acquisitions.

Programming and Operation

The Communications Act requires broadcasters to serve the “public interest.” Since 1981, the FCC has gradually relaxed or eliminated many of the more formalized procedures it developed to promote the broadcast of certain types of programming responsive to the needs of a broadcast station’s community of license. Nevertheless, a broadcast licensee continues to be required to present programming in response to community problems, needs and interests and to maintain certain records demonstrating its responsiveness. The FCC will consider complaints from the public about a broadcast station’s programming when it evaluates the licensee’s renewal application, but complaints also may be filed and considered at any time. Stations also must follow various FCC rules that regulate, among other things, political broadcasting, the broadcast of obscene or indecent programming, sponsorship identification, the broadcast of contests and lotteries, certain types of advertising such as for out-of-state lotteries and gambling casinos, and technical operation.

The FCC requires that licensees must not discriminate in hiring practices. In light of a 2001 court ruling that vacated FCC requirements that licensees follow certain specific practices with respect to minority hiring, the FCC has adopted employment-related rules that require licensees to engage in certain recruiting and “outreach” efforts, among other things, and to make several new filings to the FCC.

The FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another radio station in the same broadcast service (that is, AM/AM or FM/FM). The simulcasting restriction applies if the licensee owns both radio broadcast stations or owns one and programs the other through a local marketing agreement, provided that the contours of the radio stations overlap in a certain manner.

“Must Carry” Rules and Satellite Home Viewer Improvement Act of 1999

FCC regulations implementing the 1992 Cable Act require each full-service television broadcaster to elect, at three year intervals beginning October 1, 1993, to either:

•	require carriage of its signal by cable systems in the station’s market, which is referred to as “must carry” rules; or

•	negotiate the terms on which such broadcast station would permit transmission of its signal by the cable systems within its market which is referred to as “retransmission consent.”

We have elected “must carry” with respect to each of our full-power stations for the three-year election cycle beginning January 1, 2003. Our next election will be due on October 1, 2005.

Under the FCC’s rules currently in effect, cable systems are only required to carry one signal from each local broadcast television station. The cable systems that carry our stations’ analog signals will not be required to carry our digital signal until we discontinue our analog broadcasting. Also, under current FCC rules, the cable systems will be required to carry only one channel of digital signal from each of our stations, even though we may be capable of broadcasting multiple programs simultaneously within the bandwidth that the FCC has allotted to us for digital broadcasting.

The Satellite Home Viewer Improvement Act of 1999 allows satellite carriers to deliver “distant” broadcast programming to subscribers who are unable to obtain television network programming over the air from local television stations. It also allows satellite carriers to provide subscribers with “local-into-local” programming, but imposes a requirement analogous to the Cable Act’s “must carry” rules: Any satellite company that has chosen to provide local-into-local service must provide subscribers with all of the local broadcast television signals that are assigned to the market and where television licensees ask to be carried on the satellite system. We have taken advantage of this law to secure carriage of our full-service stations in those markets where the satellite operators have implemented local-into-local service.

Time Brokerage Agreements

We have entered into time brokerage agreements under which we are given the right to broker time on stations owned by third parties, or agree that other parties may broker time on our stations. Historically, we have only purchased time on stations owned by third parties prior to purchasing selected assets of that station. By using time brokerage agreements, we can provide programming and other services to a station proposed to be acquired before we receive all applicable FCC and other governmental approvals. As indicated, we have, from time to time, entered into time brokerage agreements giving third parties the right to broker time on stations owned by us.

FCC rules and policies generally permit time brokerage agreements if the station licensee retains ultimate responsibility for and control of the applicable station. As a part of that requirement, the licensee of a time-brokered station is required to maintain certain personnel at the time-brokered station. We may not be able to air all of our scheduled programming on a station with which we have time brokerage agreements and we may not receive the anticipated revenue from the sale of advertising for that programming. Likewise, we may not receive the payments from the time brokers to whom we have sold time on our stations.

Stations may enter into cooperative arrangements known as joint sales agreements. Under the typical joint sales agreement, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately owned and licensed station in the same market. It also involves the provision by the selling party of certain sales, accounting and services to the station whose advertising is being sold. Unlike a time brokerage agreement, the typical joint sales agreement does not involve programming. While the FCC’s current rules do not consider joint sales agreements to be attributable for multiple ownership purposes, these agreements would become attributable under the FCC’s new media ownership rules.

As part of its increased scrutiny of television and radio station acquisitions, the Department of Justice has stated publicly that it believes that time brokerage agreements and joint sales agreements could violate the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if such agreements take effect prior to the expiration of the waiting period under that Act. Furthermore, the Department of Justice has noted that joint sales agreements may raise antitrust concerns under Section 1 of the Sherman Antitrust Act and has challenged them in certain locations. The Department of Justice also has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to television and radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. The “Risk Factors—Risks Related to the Television and Radio Industries” section of this prospectus contains a more complete discussion of this issue and the risks to which we are exposed as a result.

Digital Television Services

The FCC has adopted rules for implementing digital television service in the U.S. Implementation of digital television will improve the technical quality of television signals and provide broadcasters the flexibility to offer new services, including, but not limited to, high-definition television and data broadcasting.

The FCC has established service rules and adopted a table of allotments for digital television. Under the table, certain eligible broadcasters with a full-service television station are allocated a separate channel for digital television operation. Stations will be permitted to phase in their digital television operations over a period of years after which they will be required to surrender their license to broadcast the analog, or non-digital television signal. KRCA-TV began broadcasting with a digital signal in November 2002, and KZJL-TV began broadcasting with a digital signal in August 2003. We have developed a plan for complying with these requirements. We may be required to return one of our channels for each station to the government by the end of 2006, and, in the case of KRCA-TV, we will need to change the frequency on which our digital station operates, except that these deadlines may be extended until digital television receivers reach an 85% market penetration.

Equipment and other costs associated with the transition to digital television, including the necessity of temporary dual-mode operations and the relocation of stations from one channel to another, will impose some near-term financial costs on television stations providing the services. The potential also exists for new sources of revenue to be derived from digital television. We cannot predict the overall effect the transition to digital television might have on our business.

Digital Radio Services

The FCC has recently adopted rules authorizing the implementation of terrestrial digital audio broadcasting technology, including In-Band On-Channel™ technology for FM radio stations. Digital audio broadcasting’s advantages over traditional analog broadcasting technology include improved sound quality and the ability to offer a greater variety of auxiliary services. In-Band On-Channel™ technology permits FM stations to transmit radio programming in both analog and digital formats, or in digital only formats, using the bandwidth that the radio station is currently licensed to use. It is unclear what effect those regulations will have on our business or the operations of our radio stations.

The FCC has allocated spectrum to a new technology, satellite digital audio radio service, to deliver satellite-based audio programming to a national or regional audience. The nationwide reach of the satellite digital audio radio service could allow niche programming aimed at diverse communities that we are targeting. Two companies that hold licenses for authority to offer multiple channels of digital, satellite-delivered radio could compete with conventional terrestrial radio broadcasting. These competitors have commenced their operations.

Radio Frequency Radiation

The FCC has adopted rules limiting human exposure to levels of radio frequency radiation. These rules require applicants for renewal of broadcast licenses or modification of existing licenses to inform the FCC whether the applicant’s broadcast facility would expose people or employees to excessive radio frequency radiation. We believe that all of our stations are in compliance with the FCC’s current rules regarding radio frequency radiation exposure.

Low-Power Radio Broadcast Service

The FCC has adopted rules creating a new low-power FM radio service. The low-power FM service consists of two classes of radio stations, with maximum power levels of either 10 watts or 100 watts. The 10 watt stations reach an area with a radius of between one and two miles and the 100 watt stations reach an area with a radius of approximately three and one-half miles. Each of these low-power FM stations is required to avoid interference with other existing FM stations, as currently required of full-powered FM stations.

The low-power FM service is exclusively non-commercial. It is difficult to predict what impact, if any, the new low-power FM service will have on competition for our stations’ audiences. Because of the legislation passed by Congress in 2000, which protected incumbent radio broadcasters on frequency three channels away, and because of certain FCC interference standards, we expect that low-power FM service will cause little or no signal interference with our stations.

MANAGEMENT

The following sets forth information about our directors, executive officers and key non-executive employees:

Name	Position	Age
Directors and Executive Officers
Jose Liberman	Co-Founder, President and Director	78
Lenard Liberman	Co-Founder, Executive Vice President, Secretary and Director	41
Brett Zane	Chief Financial Officer	37

Key Non-Executive Employees
Eduardo Leon	Vice President—Programming	39
Andrew Mars	Corporate Vice President—Sales	48
Xavier Ortiz	Vice President—National Sales	35

Jose Liberman co-founded Liberman Broadcasting, Inc., in 1987 together with his son, Lenard, and has served as President and as a member of the board of directors since its formation. Mr. Liberman is currently our President and serves on the board of directors of LBI Media Holdings, LBI Media and each of its subsidiaries. Mr. Liberman has been President of LBI Media Holdings and a member of its board of directors since its formation in June 2003. Mr. Liberman started his career in radio broadcasting in 1957 with the purchase of XERZ in Mexico and the establishment of a radio advertising representative firm in Mexico. In 1976, Mr. Liberman acquired KLVE-FM, the first Los Angeles FM station to utilize a Hispanic format. In 1979, he purchased KTNQ-AM and combined it with KLVE to create the first Hispanic AM/FM simulcast in Los Angeles.

Lenard Liberman currently serves as our Executive Vice President and Secretary and has been a member of the board of directors of Liberman Broadcasting, Inc. since its formation in 1987. Mr. Liberman is currently Executive Vice President and Secretary of LBI Media Holdings, LBI Media and each of its subsidiaries. Mr. Liberman has served as Executive Vice President and Secretary of LBI Media Holdings and as a member of its board of directors since its formation in June 2003. He served as Chief Financial Officer of LBI Media and each of its subsidiaries from April 2002 to April 2003. Mr. Liberman manages all day-to-day operations including acquisitions and financings. He received his juris doctorate degree and masters of business administration degree from Stanford University in 1987.

Brett Zane has served as Chief Financial Officer of LBI Media and each of its subsidiaries since April 2003, and of LBI Media Holdings since its formation in June 2003. Over the past nine years, Mr. Zane served as Vice President and Chief Financial Officer and as a member of the board of directors of Logistics Express, Inc., North America’s largest independent provider of logistics and distribution services to the industrial gas industry. In addition, Mr. Zane has served as a director for ALEMBIC, a captive property and casualty insurance company domiciled in the Cayman Islands, since 1994. Prior to joining Logistics Express, Inc., Mr. Zane worked in the Capital Markets and Mergers and Acquisitions Departments of Prudential Securities, Inc. He received his masters of business administration from the UCLA Andersen Graduate School of Management in 1993.

Eduardo Leon has served as Vice President of Programming since 1998. He is responsible for all programming aspects of our radio stations. Prior to joining us, Mr. Leon was the program director from 1996 to 1998 at radio station WLEY-FM in Chicago, which is owned by Spanish Broadcasting Systems, Inc. In 1992, he founded Radio Ideas, a Spanish-language radio consulting company.

Andrew Mars joined Liberman Broadcasting, Inc. in 1990 as vice president and station manager of KWIZ-FM and has served as Corporate Vice President of Sales since 1995. Prior thereto, Mr. Mars was director of sales for WODS-FM in Boston. He previously served as a local sales manager at CBS Radio in Los Angeles.

Xavier Ortiz has served as Vice President of National Sales since 1991. Prior to joining us, Mr. Ortiz was a sales account executive with WADO-AM Radio in New York City, Telemundo at Channel 47 in New York, and Caballero Spanish Media in New York City.

Composition of the Board of Directors

Our board consists of two directors, Jose Liberman and Lenard Liberman. According to our bylaws, the directors will be elected at each annual meeting of shareholders. Each director will hold office until the next annual meeting and until a successor has been qualified and elected. Any vacancies in our board will be filled by a majority vote of the remaining directors, even if less than quorum, or a sole remaining director. The elected person will serve the remainder of the vacant director’s term.

Compensation of Directors

Jose Liberman, our President, and Lenard Liberman, our Executive Vice President and Secretary, receive no additional compensation for their services as directors. We reimburse our directors for their reasonable expenses incurred in connection with attending board meetings.

Security Ownership of Management

Lenard Liberman owns 50% of the outstanding stock (100 shares of common stock) of our parent, LBI Holdings I, Inc. The remaining 50% of the outstanding stock is held by the Jose Liberman 2003 Annuity Trust and the Esther Liberman 2003 Annuity Trust (50 shares of common stock each), for which Jose Liberman serves as Trustee. We are a wholly owned subsidiary of our parent. Jose and Lenard Liberman each work at our offices at 1845 West Empire Avenue, Burbank, California 91504.

Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee. Our board of directors is responsible for determining the compensation of our executive officers.

Executive Compensation

The following table describes the compensation we paid to our two executive officers during the fiscal year ended December 31, 2002:

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Salary	Bonus
Jose Liberman	$60,000	—
President
Lenard Liberman	$240,000	—
Executive Vice President and Secretary

Neither officer received a bonus or any other reportable compensation in 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Shareholder Notes

In March 2001, Liberman Broadcasting, Inc., an indirect, wholly owned subsidiary, issued amended and restated promissory notes to Jose and Lenard Liberman in the principal amount of $3,667,193 and $194,414, respectively. These notes were repaid with the proceeds from the refinancing of the senior credit facility and the offering of the senior subordinated notes on July 9, 2002. The shareholder notes were payable on demand and accrued interest at the rate of 4.99% and 5.62% at December 31, 2001 and June 30, 2002, respectively.

Shareholder Loans

As of June 30, 2003, we had outstanding loans, including accrued interest, aggregating $229,122 and $2,255,515 to Jose and Lenard Liberman, respectively. For Jose Liberman, we made loans of $146,590, $4,432 and $75,000 on December 20, 2001, July 14, 2002 and July 29, 2002, respectively. For Lenard Liberman, we made loans of $243,095, $32,000 and $1,916,563 on December 20, 2001, June 14, 2002 and July 9, 2002, respectively.

Each of these loans bears interest at the alternative federal short-term rate published by the Internal Revenue Service for the month in which the advance was made, which rate was 2.48%, 2.91% and 2.84% for December 2001, June 2002 and July 2002, respectively. Each loan matures on the seventh anniversary of the date on which the loan was made. LBI Media is currently an “issuer” as defined under the Sarbanes-Oxley Act of 2002, and LBI Media Holdings will become an “issuer” for a period of time in connection with its registration obligations with respect to the notes. As long as we are an “issuer” under the Sarbanes-Oxley Act of 2002, we may not make any additional personal loans to Jose or Lenard Liberman and the maturity dates of the existing loans may not be extended.

Stock Purchase Agreement

In January 1998, our parent, LBI Holdings I, Inc., entered into a stock purchase agreement with Lenard Liberman, Jose Liberman and Jose’s wife. If either Lenard or Jose seeks to dispose of his stock, our parent has the right to acquire that stock at the lesser of the offer price or a price agreed upon by the shareholders, subject to adjustment every three years, beginning in 2004. If our parent does not exercise its right to repurchase the stock, the remaining shareholder has the right to purchase that stock at the same price as our parent. If neither our parent nor the remaining shareholder exercises its right to purchase the stock, the shareholder may transfer the stock free and clear of the restrictions set forth in the stock repurchase agreement for a period of 30 days. After the expiration of the 30-day period, the transfer restrictions contained in the stock purchase agreement will be reinstated.

In addition, if Lenard or Jose and his wife die, our parent has the right to repurchase their stock at a price agreed upon by the shareholders, subject to adjustment every three years, beginning in 2004. If our parent does not exercise its repurchase right, the remaining shareholder has the right to purchase that stock at the same price as our parent. If neither our parent nor the remaining shareholder exercises its right to purchase the stock, the stock may be transferred free and clear of the restrictions contained in the stock purchase agreement.

Payments for stock purchased under the stock purchase agreement may be in cash or in the form of a promissory note, which will be payable in five equal annual installments commencing on the first anniversary of the issuance of the promissory note.

Spanish Media Rep Team

Jose and Lenard Liberman own and operate our national sales representative, Spanish Media Rep Team, Inc., or SMRT. SMRT receives a 15% commission from us for any advertising time it sells, which we believe approximates the market rate for commissions paid to national sales representatives. We paid approximately $1,339,000 and $913,000 to SMRT for services provided to us for the year ended December 31, 2002 and for the six months ended June 30, 2003, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

The description below is a description of the principal terms of the senior secured credit facility of our wholly owned subsidiary, LBI Media, and is subject to, and qualified in its entirety by, reference to the definitive documentation. We amended certain terms of LBI Media’s senior credit facility in connection with the sale of the old notes. The description below reflects those changes to LBI Media’s senior credit facility.

LBI Media’s senior credit facility provides for a $170.0 million senior secured reducing revolving credit facility. LBI Media has the option to request its lenders to increase the amount of the reducing revolving credit facility by an amount equal to no more than $30.0 million in the aggregate; however, its lenders are not obligated to do so. Letters of credit are also available to LBI Media under the credit agreement. Aggregate letters of credit outstanding at any time may not exceed the lesser of $5.0 million or the available revolving commitment amount. The credit facility matures on September 30, 2009.

Interest and Commitment Fee.    The revolving loans bear interest through maturity: (1) if a Base Rate (as defined below) loan, then at the sum of the Base Rate plus the Applicable Margin (as defined below), or (2) if a LIBOR loan, then at the sum of LIBOR plus the Applicable Margin. The Base Rate is the higher of (i) Fleet National Bank’s prime commercial lending rate and (ii) the Federal Funds Effective Rate (as published by the Federal Reserve Bank of New York) plus 0.5%.

The Applicable Margin for the loans is based on LBI Media’s total leverage ratio (total debt to EBITDA (as defined in the credit agreement)). For Base Rate loans, the Applicable Margin will range from 0.25% to 1.75% and for LIBOR loans, the Applicable Margin will range from 1.50% to 3.00%. Upon the occurrence of an event of default discussed below, interest accrues at the rate otherwise applicable plus 2.00% so long as an event of default is continuing.

LBI Media pays an annual commitment fee on the unused portion of the revolving credit facility based on its utilization rate of the revolver. If LBI Media borrows less than 50% of the revolving credit commitment, it must pay an annual commitment fee of 0.500% times the unused portion. If LBI Media borrows 50% or more of the total revolving loan commitment, then it must pay an annual commitment fee of 0.375% times the unused portion.

Amortization.    The commitment to lend revolving loans is automatically reduced each quarter beginning June 30, 2005 until it is fully amortized on September 30, 2009.

Mandatory Prepayments.    LBI Media is required to prepay borrowings under the senior credit facility with:

•	100% of the net proceeds from non-ordinary course asset sales with aggregate net cash payments in excess of $3.5 million in any fiscal year, which we have not reinvested in assets in the same line of business within 170 days after receipt of the proceeds, subject to a limit of $5.0 million that may be reinvested in real estate after the date of the credit agreement and other limited exceptions; and

•	100% of insurance proceeds in excess of $250,000 per occurrence and $500,000 for all occurrences resulting from damage or destruction of assets that have not been used to replace such damage or destruction or otherwise reinvested in like assets within 180 days after receipt of the proceeds (or committed to be so reinvested within that period with those proceeds actually invested within 360 days).

All such mandatory prepayments must be applied to reduce outstanding amounts under the revolving facility and permanently reduce the aggregate commitment amount, with pro rata reductions in scheduled commitment reductions. In addition, LBI Media is required to prepay borrowings under the senior credit facility with (i) 100% of the net cash proceeds from the incurrence of indebtedness under the indenture relating to the senior subordinated notes (with no reductions in commitments) and (ii) 100% of the net cash proceeds from the incurrence of indebtedness under the indenture relating to the notes (with no reductions in commitments).

Voluntary Prepayments.    LBI Media may prepay borrowings under the senior credit facility and reduce commitments at any time at its option subject to a minimum amount of $500,000.

Securities and Guarantees.    The loans under the senior credit facility are secured by a lien on substantially all of LBI Media’s tangible and intangible property, including accounts receivable, inventory, equipment, intellectual property and real property, and by a pledge of all of the shares of stock, partnership interests and limited liability company interests of LBI Media’s direct and indirect subsidiaries, of which LBI Media now owns or later acquires more than a 50% interest or of which LBI Media now or later controls.

LBI Media’s obligations under the senior credit facility are guaranteed by each of its subsidiaries and the guarantees are secured by substantially all of the assets of its subsidiaries.

Covenants.    LBI Media’s senior credit facility contains customary covenants for a senior credit facility, including restrictions on LBI Media’s ability and its subsidiaries’ ability to:

•   declare dividends or redeem or repurchase capital stock;

•   prepay, redeem or purchase debt;

•   incur liens and engage in sale-leaseback transactions;

•   make loans and investments;

•   incur or guaranty additional indebtedness;

•   enter into capital leases;

•   sell or discount notes and accounts receivable;

•   amend or otherwise alter debt and other material agreements, including the notes, the 9% subordinated notes of our parent and Empire Burbank’s loan described below;

•   change our name, identity, organizational structure or governing documents;

•   issue or transfer capital stock;

•   make capital expenditures;

•   enter into management agreements or certain restrictive agreements;

•   change our fiscal year;

•   engage in mergers, acquisitions and asset sales;

•   transact with affiliates; and

•   alter the business we conduct.

In addition, LBI Holdings I and LBI Media Holdings are prohibited from incurring additional debt with a current cash pay component without the consent of lenders with a majority of the revolving loan commitment.

LBI Media and its subsidiaries are allowed to make acquisitions in similar lines of business provided that (i) no default or event of default exists before or after the acquisition, (ii) the agent receives detailed financial statements showing pro forma compliance with the covenants of this senior credit facility, (iii) the lenders with a majority of the revolving line commitment approve any acquisition greater than $50 million, and (iv) certain other conditions are met.

The senior credit facility also contains financial covenants, including a maximum ratio of total debt (which excludes Empire Burbank’s debt, the notes, and the 9% subordinated notes) to EBITDA (as defined in the senior credit facility), a maximum ratio of senior debt (total debt minus all debt expressly subordinated to this credit facility, including the senior subordinated notes) to EBITDA, a minimum ratio of EBITDA to cash interest expense, a minimum ratio of EBITDA to fixed charges and a maximum limit on annual capital expenditures.

Events of Default.    Events of default under the senior credit facility include, but are not limited to:

•	failure to pay principal when due or interest within three business days after due;

•	material breach of any representation or warranty contained in the loan documents;

•	covenant defaults;

•	events of bankruptcy;

•	cross-defaults to other indebtedness, including defaults in the senior subordinated notes or the notes;

•	the existence of certain environmental and ERISA claims or liabilities;

•	loss or material impairment of material licenses;

•	a change of control of our company; and

•	the failure to find a qualified replacement for Lenard Liberman within 180 days after he no longer serves as an officer of, or has any oversight role with respect to, our company.

10 1/8% Senior Subordinated Notes due 2012

On July 9, 2002, LBI Media issued $150,000,000 aggregate principal amount of 10 1/8% senior subordinated notes due 2012 at par. The senior subordinated notes mature on July 15, 2012. Interest on the senior subordinated notes is payable semi-annually in arrears, on January 15 and July 15 of each year. LBI Media’s obligations under the senior subordinated notes are guaranteed on a senior subordinated basis by each of LBI Media’s existing and future domestic restricted subsidiaries. The senior subordinated notes are general unsecured senior subordinated obligations of LBI Media, subordinated to all of LBI Media’s senior debt, including the senior credit facility.

The senior subordinated notes are redeemable in whole or in part on or after July 15, 2007 at specified redemption prices. At any time prior to July 15, 2005, LBI Media may also redeem up to 35% of the aggregate principal amount of senior subordinated notes at a redemption price of 110.125% of the principal amount, plus accrued and unpaid interest, with all or a portion of the net cash proceeds of one or more underwritten public offerings of common stock of LBI Media or LBI Holdings I.

The senior subordinated notes contain covenants that require LBI Media and the subsidiary guarantors to comply with certain limitations on the incurrence of additional indebtedness, issuance of equity, payment of dividends and on certain other business activities. In addition, the indenture governing the senior subordinated notes restricts the ability of our subsidiaries to distribute cash to us.

9% Subordinated Notes due 2014

In March 2001, our parent issued $30.0 million aggregate principal amount of 9% subordinated notes to a group of investors led by Alta Communications, Inc. The 9% subordinated notes are not our obligations and do not appear as debt on our balance sheet. However, because our parent is a holding company, it will depend upon funds generated by our subsidiaries to repay the 9% subordinated notes. On July 9, 2002, we modified certain terms in the subordinated note agreement and other agreements governing the 9% subordinated notes. As so amended, the 9% subordinated notes are subordinate in right of payment to LBI Media’s senior credit facility and LBI Media’s senior subordinated notes and are structurally subordinated to the notes. In connection with the sale of the old notes, we modified certain terms of the 9% subordinated notes. The description below reflects those changes to the terms of the 9% subordinated notes.

The 9% subordinated notes mature on the earlier of:

•	January 31, 2014;

•	upon acceleration following the occurrence and continuance of a material event of default;

•	a merger, sale or similar transaction involving our parent or substantially all of the subsidiaries of our parent;

•	the sale or other disposition of a majority of our parent’s issued and outstanding capital stock or other rights giving a third party a right to elect a majority of our parent’s board of directors; and

•	the date on which the warrants are repurchased pursuant to the call option described below.

The subordinated notes initially bear interest at 9% per year and will bear interest at 13% per year beginning September 21, 2009. Interest compounds annually and is payable only upon the maturity of the 9% subordinated notes. However, subject to the terms of subordination agreements with LBI Media’s senior lenders and holders of the senior subordinated notes, interest may be paid in cash on an annual basis if permitted under other debt agreements. Any interest not paid before maturity will be added to the face amount of the 9% subordinated notes. During the occurrence and continuation of an event of default, the applicable interest rate will increase by 4% per year. Any amounts owed after January 31, 2014 will bear interest at an additional 2% above the then applicable default rate and on each six month anniversary of January 31, 2014, the interest rate will increase by an additional 2%, up to a maximum of 21% per year, in all cases compounded annually.

Our parent may prepay the 9% subordinated notes in whole or in part at any time without penalty or premium, subject to the terms of the subordination agreements with LBI Media’s senior lenders and the holders of the senior subordinated notes. If permitted under our other debt agreements, mandatory redemption of the 9% subordinated notes and payment of all accrued and unpaid interest will occur at maturity.

The agreement governing the 9% subordinated notes contains covenants that, among other things, and subject to limited exceptions, prohibit us from engaging in any business other than permitted lines of business, restrict our ability and the ability of our subsidiaries to pay dividends or make other restricted payments and to enter into transactions with affiliates and require our parent to deliver certain financial information. Also, the holders of a majority of the 9% subordinated notes may select a representative to consult with and advise management on significant business issues, including proposed annual operating plans, and an observer to attend meetings of our board of directors and the boards of our subsidiaries. Lenard and Jose Liberman have personally undertaken not to engage in permitted lines of business other than through our parent or its subsidiaries. The holders of the 9% subordinated notes have agreed to refrain from taking any action that would terminate the status of our parent as an “S corporation.”

Events of default under the 9% subordinated notes are similar to the events of default under LBI Media’s senior credit facility. If a material event of default has occurred and is continuing, the 9% subordinated notes have been accelerated, any applicable consents have been obtained and any waiting periods have expired, then the holders of the 9% subordinated notes will have the right to elect the smallest number of directors necessary to take control of our parent’s board of directors until the obligation to repay the 9% subordinated notes and to repurchase the warrants has been completed.

Warrants Issued in Connection with the 9% Subordinated Notes

In March 2001, in connection with the issuance of the 9% subordinated notes, our parent issued warrants to purchase up to 14.02 shares, or 6.55%, of its common stock. We modified certain terms of the warrants in connection with the sale of the old notes and the description below reflects those changes to the terms of the warrants. As described below, the warrants have a put feature, which would allow the warrant holders to require our parent to repurchase the warrants at fair market value, and a call feature, which would allow our parent to repurchase the warrants at its option upon certain events. If either of these options are exercised, it could require a significant amount of cash from us to repurchase the warrants, since our parent is a holding company that has no operations or assets, other than its investment in us, and is dependent on us for cash flow. However, we have no legal obligation to provide that funding to our parent. The initial exercise price of the warrants is $.01 per share. So long as it would not generally result in the termination of S corporation status of our parent nor violate the federal communications laws, the warrants may be exercised at any time on or before the earlier of:

•	the later of (a) July 31, 2015 and (b) the date that is six months after payment in full of the 9% subordinated notes; and

•	the closing of an underwritten public offering of the common stock of our parent resulting in gross proceeds of more than $25.0 million.

However, the warrants will terminate no earlier than the date on which the warrant holders have the right to exercise their put rights as described below.

Put Right.    Subject to the subordination agreement with LBI Media’s senior lenders and the holders of the senior subordinated notes, the warrant holders will have the right to require our parent to repurchase the warrants, or if the warrants have been exercised, the common stock issued upon the exercise of the warrants, at any time after the maturity date of the 9% subordinated notes. Our parent must repurchase the warrants at the fair market value of its shares of common stock on the date of the put notice, as calculated under the warrant agreement, less the exercise price of the warrants at that time.

Call Right.    If our parent proposes an acquisition with a valuation of at least $5.0 million in which the lenders of any proposed financing source for such acquisition reasonably require in good faith that our parent amend the maturity date of the 9% subordinated notes or the expiration date of the warrants and the holders of a majority of the 9% subordinated notes or the warrants do not agree to such an amendment, then our parent will have the right to repurchase the warrants. In that case, the purchase price will be the fair market value of its shares of common stock on the date of the call notice, as calculated under the warrant agreement, less the exercise price of the warrants at that time. Our parent may exercise this right if and to the extent that it pays the outstanding amounts under the 9% subordinated notes in full.

Empire Burbank Loan

In July 1999, Empire Burbank Studios, Inc., our indirect, wholly owned subsidiary, issued an installment note to City National Bank in the aggregate principal amount of $3.25 million. As of June 30, 2003, approximately $2.8 million was outstanding on the installment note. In connection with the note, Empire Burbank Studios executed a mortgage in favor of City National Bank as security for the loan. The mortgage encumbers the property owned by Empire Burbank Studios at 1845 West Empire Avenue, Burbank, California 91504, which we use as our principal office and studio space. The note bears interest at the rate of 8.13% per annum and is payable in monthly principal and interest payments of approximately $32,000 through August 2014.

Pursuant to the senior credit facility, LBI Media agreed not to, and to cause Empire Burbank Studios not to, make any optional payment or prepayment under the Empire Burbank loan documents (except in connection with a refinancing permitted under the senior credit facility) and not to, and to cause Empire Burbank Studios not to, amend, modify or change the Empire Burbank loan documents in a manner that would materially and adversely affect the respective lenders and note holders, as the case may be, without their consent. LBI Media also agreed to cause Empire Burbank Studios not to engage in any business other than the ownership of the Burbank office and studio property and the lease, sublease and renting of the same property.

DESCRIPTION OF THE EXCHANGE NOTES

The old notes were, and the exchange notes will be, issued under the indenture dated October 10, 2003 between Holdings (as defined below) and U.S. Bank National Association, as trustee. The form and terms of the old notes and the exchange notes are identical in all material respect except the exchange notes will have been registered under the Securities Act. See “The Exchange Offer; Registration Rights—Purpose and Effect.” The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” In this description, the word “Holdings” refers only to LBI Media Holdings, Inc. and not to any of its subsidiaries.

The following description is a summary of the material provisions in the indenture. It does not restate the terms of the indenture in their entirety. We urge that you carefully read the indenture and the Trust Indenture Act of 1939 (the “TIA”), because the indenture and the TIA govern your rights as holders of the exchange notes, not this description. A copy of the indenture may be obtained from us.

The registered Holder of a note is treated as the owner of it for all purposes. Only registered Holders have rights under the indenture.

Brief Description of the Notes

The Notes

The notes:

•	are general unsecured obligations of Holdings;

•	are pari passu in right of payment with any future senior Indebtedness of Holdings;

•	are senior in right of payment to any future subordinated Indebtedness of Holdings; and

•	are structurally subordinated to all indebtedness of our direct, wholly owned subsidiary, LBI Media, including its senior credit facility and senior subordinated notes.

As of the date of the indenture, all of Holdings’ subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Holdings is permitted to designate certain subsidiaries as “Unrestricted Subsidiaries.” Holdings’ Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Holdings’ Subsidiaries do not guarantee the notes.

The operations of Holdings are conducted through its Subsidiaries and, therefore, Holdings will depend on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. The notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Holdings’ Subsidiaries. Any right of Holdings to receive assets of any of its Subsidiaries upon the Subsidiary’s liquidation or reorganization (and the consequent right of the Holders of the notes to participate in those assets) are effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that Holdings is itself recognized as a creditor of the Subsidiary, in which case the claims of Holdings would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Holdings. As of June 30, 2003, Holdings’ Subsidiaries had approximately $279.7 million of indebtedness and $17.7 million of accounts payable and other liabilities outstanding. See “Risk Factors—The notes are not guaranteed by our subsidiaries and are structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including LBI Media’s senior credit facility and senior subordinated notes.”

Principal, Maturity and Interest

Holdings issued $68,428,000 in aggregate principal amount at maturity of old notes on October 10, 2003. Holdings may issue additional notes from time to time. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and the terms of any other instruments of Holdings then in effect. The old notes, exchange notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The old notes were issued at a substantial discount from their principal amount at maturity and generated gross proceeds to Holdings of approximately $40.0 million. Holdings will issue notes in denominations of $1,000 at maturity and integral multiples of $1,000 at maturity. The notes mature on October 15, 2013.

No cash interest accrues or is payable on the notes prior to October 15, 2008. Instead, the Accreted Value of each note increases (representing amortization of original issue discount) between the date of original issuance and October 15, 2008 at a rate of 11% per annum calculated on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months. Beginning on October 15, 2008, cash interest on the notes will accrue at a rate of 11% per annum and will be payable in cash semi-annually in arrears on each April 15 and October 15, commencing on April 15, 2009, to the Holders of record on the immediately preceding April 1 and October 1; provided, however, that at any time prior to October 15, 2008, Holdings may elect (the “Cash Interest Election”) on any interest payment date (the date of such Cash Interest Election, the “Cash Interest Election Date”) to commence the accrual of cash interest from and after the Cash Interest Election Date, in which case the principal amount at maturity of each note will, on such interest payment date, be reduced to the Accreted Value of such note as of such interest payment date, and cash interest (accruing at the rate of 11% per annum from the Cash Interest Election Date) will be payable with respect to such note on each interest payment date thereafter.

Cash interest on the notes accrues from the date on which interest was most recently paid or, if no interest has been paid, from the earlier of October 15, 2008 and the Cash Interest Election Date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to Holdings, Holdings will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Holdings elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee initially acts as paying agent and registrar. Holdings may change the paying agent or registrar without prior notice to the Holders of the notes, and Holdings or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders are required to pay all taxes due on transfer. Holdings is not required to transfer or exchange any note selected for redemption. Also, Holdings is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At any time prior to October 15, 2006, Holdings may on any one or more occasions redeem up to 40% of the aggregate principal amount at maturity of notes issued under the indenture at a redemption price of 111% of the Accreted Value thereof at the redemption date and Liquidated Damages thereon, if any, to the redemption date or, if a Cash Interest Election has been made, 111% of the principal amount at maturity of the notes, plus accrued and unpaid interest thereon and Liquidated Damages thereon, if any, to the redemption date, with all or a portion of the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 60% of the aggregate principal amount at maturity of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Holdings and its Affiliates); and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the notes will not be redeemable at Holdings’ option prior to October 15, 2008.

On or after October 15, 2008, Holdings may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Year	Percentage
2008	105.500%
2009	103.667%
2010	101.833%
2011 and thereafter	100.000%

Mandatory Redemption

Holdings is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require Holdings to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 at maturity) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Holdings will offer a Change of Control Payment in cash equal to 101% of the Accreted Value thereof on the date of purchase plus Liquidated Damages thereon, if any, to the date of purchase (unless the date of purchase is on or after the earlier to occur of October 15, 2008 and the Cash Interest Election Date, in which case such Change of Control Payment will be equal to 101% of the aggregate principal amount at maturity of notes purchased plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase). Within 30 days following any Change of Control, Holdings will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, Holdings will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount at maturity of notes or portions of notes being purchased by Holdings.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered if any; provided that each new note will be in a principal amount at maturity of $1,000 or an integral multiple of $1,000. On or after October 15, 2008 or, if earlier, the Cash Interest Election Date, if the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, accrued and unpaid interest, if any, will be paid to the Holder in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer. Holdings’ ability to repurchase the notes pursuant to a Change of Control Offer may be limited by a number of factors, including obtaining funds necessary to finance the repurchase. See “Risk Factors—We may be unable to raise the funds necessary to finance the change of control offer required by the indenture.”

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Holdings will either repay all outstanding Indebtedness of its Restricted Subsidiaries or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness of its Restricted Subsidiaries to permit the repurchase of notes required by this covenant. Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Holdings to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Holdings repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Holdings will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Holdings and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Holdings and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Holdings to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Holdings (or its Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	the fair market value is determined by Holdings’ Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3)	at least 75% of the consideration received in the Asset Sale by Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents except to the extent Holdings or such Restricted Subsidiary is undertaking a Permitted Asset Swap. For purposes of this provision and subparagraph (z) below, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Holdings’ most recent consolidated balance sheet, of Holdings or any Restricted Subsidiary of Holdings (other than contingent liabilities and liabilities that are by their terms subordinated to the notes, the Senior Subordinated Notes or any guarantee of the Senior Subordinated Notes by the Senior Subordinated Note Guarantors) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Holdings or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee converted by Holdings or such Restricted Subsidiary within 90 days into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

The 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision, is equal to or greater than what the after tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Notwithstanding the foregoing, Holdings or any Restricted Subsidiary of Holdings will be permitted to consummate an Asset Sale without complying with the foregoing if:

(x)	Holdings or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of;

(y)	the fair market value is determined by Holdings’ Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(z)	at least 75% of the consideration for such Asset Sale constitutes a controlling interest in a Permitted Business, assets used or useful in a Permitted Business and/or cash and Cash Equivalents;

provided, however, that any cash or Cash Equivalents (other than any amount deemed cash under clause (3)(a) of the preceding paragraph) received by Holdings or such Restricted Subsidiary in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the next paragraph.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Holdings or such Restricted Subsidiary may apply those Net Proceeds at its option:

(1)	to repay senior Indebtedness of Holdings or any Indebtedness of any Restricted Subsidiary of Holdings and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business;

(3)	to make capital expenditures that are used or useful in a Permitted Business; or

(4)	to acquire other assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Holdings or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Holdings will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. To the extent that any Indebtedness of any Restricted Subsidiary of Holdings requires that Restricted Subsidiary to make an offer similar to an Asset Sale Offer, Holdings and such Restricted Subsidiary may make simultaneous offers, with the offer to the Holders being limited to proceeds not used to repurchase the Indebtedness of such Restricted Subsidiary. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value on the purchase date plus Liquidated Damages thereon, if any, to the purchase date, unless the purchase date is on or after the earlier to occur of October 15, 2008 and the Cash Election Date, in which case such purchase price shall equal 100% of principal amount at maturity plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase. On or after October 15, 2008 or, if earlier, the Cash Interest Election Date, if the date of purchase is on or after an interest record date and on or before the related interest payment date, accrued and unpaid interest, if any, will be paid to the Holder in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Asset Sale Offer. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Holdings may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the Accreted Value or aggregate principal amount at maturity of notes, as the case may be, and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The agreements governing the outstanding Indebtedness of LBI Media currently prohibit Holdings from purchasing any notes and also provide that certain change of control or asset sale events with respect to Holdings would constitute a default under those agreements. Any future credit agreements or other agreements relating to Indebtedness of Holdings or its Restricted Subsidiaries to which Holdings or any such Restricted Subsidiary becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when Holdings is prohibited from purchasing notes, Holdings could seek the consent of its and its Restricted Subsidiaries’ senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Holdings does not obtain such a consent or repay such borrowings, Holdings will remain prohibited from purchasing notes. In such case, Holdings’ failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Indebtedness of Holdings and its Restricted Subsidiaries.

Selection and Notice

If less than all of the notes are to be redeemed or purchased in an offer to purchase at any time, the trustee will select notes for redemption or repurchase as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 principal amount at maturity or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue or Accreted Value ceases to accrete, in each case to the extent applicable, on those notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings and other than dividends or distributions payable to Holdings or a Restricted Subsidiary of Holdings);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings or any direct or indirect parent of Holdings (other than any such Equity Interests owned by Holdings or any of its Restricted Subsidiaries);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof (except for payments into a trust within one year of the Stated Maturity of any such subordinated Indebtedness which payments effect a defeasance or discharge of such Indebtedness); or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)	(a) in the event that Holdings is making such Restricted Payment, Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (C) of the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” and (b) in the event that any Restricted Subsidiary of Holdings is making such Restricted Payment, the Restricted Subsidiaries of Holdings, taken as a whole, would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (A) of the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (7), (8), (9), (10), (13) and, to the extent that any payment made by Parent pursuant to the terms of the Management Incentive Contracts reduces Consolidated Net Income of Holdings, (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the aggregate Consolidated Net Income (it being understood that for purposes of calculating Consolidated Net Income pursuant to this clause 3(a) only, any of Holdings’ noncash interest expense and amortization of original issue discount shall be excluded) of Holdings (or, in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) accrued for the period beginning July 1, 2002 and ending on the last day of Holdings’ most recent calendar month for which financial information is available to Holdings ending prior to the date of such proposed Restricted Payment, taken as one accounting period, plus

(b)	100% of the aggregate net cash proceeds received by Holdings since the date of the indenture from the issue or sale of Equity Interests of Holdings (other than Disqualified Stock) or Disqualified Stock or debt securities of Holdings that have been converted into such Equity Interests (other than (i) Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of Holdings and (ii) Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

(c)	100% of the net cash proceeds received by Holdings as bona fide equity capital contributions since the date of the indenture, plus

(d)	the aggregate amount returned in cash to Holdings or any of its Restricted Subsidiaries with respect to Restricted Investments made after the date of the indenture whether through interest payments, principal payments, dividends or other distributions, plus

(e)	the net cash proceeds received by Holdings or any of its Restricted Subsidiaries from the disposition (other than to a Restricted Subsidiary), retirement or redemption of all or any portion of Restricted Investments made after the date of the indenture, plus

(f)	100% of any cash dividends or other cash distributions received by Holdings or a Wholly Owned Restricted Subsidiary of Holdings after the date of the indenture from an Unrestricted Subsidiary of Holdings to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income for such period and to the extent that such dividends or distributions do not represent payments in respect of taxes attributable to the activities of such Unrestricted Subsidiary.

The preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Holdings, LBI Media or any Senior Subordinated Note Guarantor or of any Equity Interests of Holdings in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Holdings) of, Equity Interests of Holdings (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Holdings, LBI Media or any Senior Subordinated Note Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the declaration and payment of any dividend by a Restricted Subsidiary of Holdings to the holders of such Restricted Subsidiary’s Equity Interests on a pro rata basis;

(5)	the declaration and payment of dividends or distributions or the making of loans by LBI Media to Holdings, Parent or shareholders of Parent or by Holdings to Parent or shareholders of Parent in an amount not to exceed the Permitted Shareholder Tax Distributions and the Permitted Holdings Tax Distributions, but only if any such declaration, dividend, distribution or loan is with respect to a period during which Parent was an S Corporation or a substantially similar pass-through entity for federal income tax purposes and a QSSS Election was in effect for LBI Media (and, to the extent such period includes any days on or after the issuance of the notes, a QSSS Election was in effect for Holdings for such days);

(6)	the declaration and payment of any dividends or distributions or the making of any loans by Holdings or any of its Restricted Subsidiaries to Parent to be used for, and in an amount equal to, the amount of any dividends or distributions paid or loans made by Parent to, or the repurchase of any Equity Interests of Parent from, the Principals or their Related Parties, provided that the aggregate amount of all such dividends, distributions and loans to Parent do not exceed $1.0 million in any calendar year;

(7)	the repurchase of Equity Interests of Holdings or any of its Restricted Subsidiaries deemed to occur upon the exercise of stock options upon surrender of Equity Interests to pay the exercise price of such options;

(8)	the declaration and payment of any dividends or distributions or the making of any loans to Parent in an amount not to exceed $1.0 million in any calendar year to permit Parent to pay its corporate costs and expenses incurred in the ordinary course of business;

(9)	the retirement of any shares of Disqualified Stock of Holdings by conversion into, or by exchange for, shares of Disqualified Stock of Holdings, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Holdings) of other shares of Disqualified Stock of Holdings; provided that the Disqualified Stock of Holdings that replaces the retired shares of Disqualified Stock of Holdings shall not require the direct or indirect payment of the liquidation preference earlier in time than the final stated maturity of the retired shares of Disqualified Stock of Holdings;

(10)	the cancellation or forgiveness of any loan between any Affiliates of Holdings existing on the date of the indenture or any loan permitted by subparagraphs (5), (6) and (8) above and (11) below (it being understood that any forgiveness or cancellation of such loans made in connection with any Permitted Holdings Tax Distribution or Permitted Shareholder Tax Distribution shall not reduce the amount of subsequent Permitted Holdings Tax Distributions or Permitted Shareholder Tax Distributions);

(11)	the declaration and payment of any dividends or distributions or the making of any loans to Parent for payments required to be made pursuant to the terms of the Management Incentive Contracts in an aggregate amount not to exceed $20.0 million;

(12)	the making of a Restricted Investment by LBI Media or any of its Subsidiaries, but only to the extent in compliance with restrictions as set forth in the covenant entitled “Restricted Payments” as in effect on the date hereof in the indenture governing the Senior Subordinated Notes and to the extent in compliance with the covenant entitled “Business Activities” in the indenture; provided, however, that the foregoing shall not permit any Restricted Investment in or to any direct or indirect shareholder of Holdings (the term shareholder shall include, but not be limited to, Parent and any other direct or indirect parent entity of Holdings, any shareholder thereof and any trustee of any such shareholder), or any Subsidiary of any such shareholder, other than Holdings and its Restricted Subsidiaries; and

(13)	the declaration and payment of any dividends or distributions or the making of any loans to Parent (including through any other parent corporation of Holdings) from the net cash proceeds of an offering of Capital Stock (other than Disqualified Capital Stock) of Holdings for the sole purpose of redeeming, repurchasing, retiring, defeasing or otherwise acquiring any amounts owing under the Existing Parent Notes.

The declaration and payment of any dividends or distributions or the making of any loans to Parent permitted by (i) subparagraph (5) above shall not be permitted pursuant thereto for any period during which Parent was not an S Corporation or substantially similar pass-through entity for federal income tax purposes and (ii) subparagraphs (6) and (11) above shall not be permitted pursuant thereto at any time following any underwritten primary public offering of common stock of LBI Media, Holdings or Parent.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (A) any Restricted Subsidiary of Holdings may incur Indebtedness (including Acquired Debt) or issue preferred stock if the Leverage Ratio of the Restricted Subsidiaries of Holdings, taken as a whole at the time of such incurrence or such issuance, as the case may be, would have been no greater than 7.0 to 1, (B) Holdings may incur indebtedness that is pari passu in right of payment with the notes (including Acquired Debt) or issue Disqualified Stock if the Leverage Ratio of Holdings at the time of such incurrence or such issuance, as the case may be, would have been no greater than 7.5 to 1 (it being understood that neither this clause (B) nor clause (C) below shall prohibit or restrict Holdings from guaranteeing any Indebtedness of any Restricted Subsidiary of Holdings that was otherwise permitted to be incurred by the terms of the indenture) and (C) Holdings may incur Indebtedness that is junior in right of payment with the notes (including Acquired Debt) or issue Disqualified Stock if the Leverage Ratio of Holdings at the time of such incurrence or such issuance, as the case may be, would have been no greater than 8.0 to 1, in the case of (A), (B) or (C) above, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom, as if the same had occurred at the beginning of the most recently ended four fiscal quarter period of Holdings for which internal financial statements are available.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Holdings or any Restricted Subsidiary of Holdings of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Holdings and its Subsidiaries thereunder) not to exceed $150.0 million less the aggregate amount of all Net Proceeds of Asset Sales and Relocations applied by Holdings or any of its Restricted Subsidiaries after the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder, in each case for both such term Indebtedness and such revolving credit Indebtedness pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2)	the incurrence by Holdings and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Holdings of Indebtedness represented by the notes to be issued on the date of the indenture and the Exchange Notes to be issued pursuant to the registration rights agreement;

(4)	the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Holdings or such Restricted Subsidiary (whether through the direct purchase of assets or through the acquisition of at least a majority of the Voting Stock of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5)	the incurrence by Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or any of clauses (2), (3), (4), (5), (8), (9) or (11) of this paragraph;

(6)	the incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holdings and any of its Restricted Subsidiaries; provided, however, that (a) if Holdings is the obligor on such Indebtedness, such Indebtedness must be (i) unsecured and (ii) if the obligee is neither Holdings nor LBI Media nor a Senior Subordinated Note Guarantor, expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes and (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Subsidiary of Holdings and any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Restricted Subsidiary of Holdings will be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by Holdings or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of hedging (x) interest rate risk with respect to Indebtedness of Holdings or any Restricted Subsidiary of Holdings permitted to be incurred under the indenture and which shall have a notional amount no greater than the payments due with respect to the Indebtedness being hedged thereby, or (y) currency exchange rate risk in connection with then existing financial obligations or the acquisition of goods or services and not for purposes of speculation;

(8)	guarantees provided by Holdings or any Restricted Subsidiary of Holdings of Indebtedness of Holdings or a Restricted Subsidiary of Holdings that was permitted to be incurred by another provision of this covenant;

(9)	Indebtedness incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect to workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(10)	Obligations in respect of performance and surety bonds and completion guarantees provided by, Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(11)	Acquisition Debt of Holdings or any Restricted Subsidiary of Holdings if (w) such Acquisition Debt is incurred within 365 days after the date on which the related definitive acquisition agreement was entered into by Holdings or such Restricted Subsidiary, (x) the aggregate principal amount of such Acquisition Debt is no greater than the aggregate principal amount of Acquisition Debt set forth in a notice from Holdings to the trustee (an “Incurrence Notice”) within 30 days after the date on which the related definitive acquisition agreement was entered into by Holdings or such Restricted Subsidiary, which notice shall be executed on Holdings’ behalf by an executive officer of Holdings in such capacity and shall describe in reasonable detail the acquisition that such Acquisition Debt will be incurred to finance, (y) after giving pro forma effect to the acquisition described in such Incurrence Notice, Holdings or such Restricted Subsidiary could have incurred such Acquisition Debt under the indenture, including compliance with the first paragraph of this covenant, as of the date upon which Holdings delivers such Incurrence Notice to the trustee and (z) such Acquisition Debt is utilized solely to finance the acquisition described in such Incurrence Notice and any other pending acquisitions previously described in one or more Incurrence Notices and which satisfy the foregoing provisions (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition and to pay related fees and expenses); provided, however, that any Incurrence Notice given hereunder may be withdrawn or the amount of Acquisition Debt referred to therein may be reduced at any time prior to the incurrence of such Acquisition Debt;

(12)	the incurrence by Holdings’ Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary of Holdings, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Holdings that was not permitted by this clause (12);

(13)	the incurrence by Holdings or any Restricted Subsidiary of Holdings of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business and such Indebtedness is extinguished within five business days after notice thereof;

(14)	Indebtedness in respect of the Shop At Home Relocation Profits to the extent required to be paid to the Shop At Home Sellers pursuant to the Shop At Home Acquisition Documents; and

(15)	the incurrence by Holdings or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), not to exceed $10.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdings will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Facility, including Guarantees of such Indebtedness, on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Liens

Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(2)	make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially less favorable to the Holders of the notes than those contained in those agreements on the date of the indenture;

(2)	agreements governing Indebtedness of Holdings’ Restricted Subsidiaries permitted to be incurred under the indenture;

(3)	the indenture and the notes;

(4)	applicable law, rule, regulation or order;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business;

(7)	purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness or other obligations otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts or net worth provisions contained in leases and other agreements entered into in the ordinary course of business;

(12)	provisions contained in the Parent Securities Purchase Documents; provided, however, that any amendment or modification of such provisions after the date of the indenture shall be no more restrictive, taken as a whole, than those provisions contained in the Parent Securities Purchase Documents on the date of the indenture; and

(13)	customary restrictions with respect to a Restricted Subsidiary of Holdings pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; provided, that such restrictions apply solely to the Capital Stock or assets of the Restricted Subsidiary of Holdings that is being sold.

Merger, Consolidation or Sale of Assets

Holdings may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Holdings is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Holdings and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

(1)	either: (a) Holdings is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Holdings) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Holdings under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	Holdings or the Person formed by or surviving any such consolidation or merger (if other than Holdings), or to which such sale, assignment, transfer, conveyance or other disposition has been made (a) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (C) of the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) would have a lower Leverage Ratio immediately after the transaction, after giving pro forma effect to the transaction as if the transaction had occurred at the beginning of the applicable four quarter period, than Holdings’ Leverage Ratio immediately prior to the transaction.

In addition, Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not prohibit (i) any sale, assignment, transfer, conveyance or other disposition of assets between or among Holdings and any of its Restricted Subsidiaries, (ii) any Restricted Subsidiary of Holdings from consolidating with, merging into or transferring all or part of its assets to Holdings or any Restricted Subsidiary of Holdings or (iii) Holdings from merging with an Affiliate incorporated solely for the purpose of reincorporating Holdings in another jurisdiction to realize tax or other benefits.

The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Holdings in accordance with the foregoing, in which Holdings is not the surviving corporation, the surviving Person formed by such consolidation or into which Holdings is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Holdings under the indenture and the notes with the same effect as if such surviving Person had been named as such.

Transactions with Affiliates

Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary of Holdings than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and

(2)	Holdings delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors, which approval, if the Board of Directors includes disinterested members at such time, shall include the approval of at least one disinterested member; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to Holdings of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, that upon the election or appointment of one or more disinterested members to the Board of Directors, an opinion as to fairness required by this paragraph (b) will only be required for Affiliate Transactions involving aggregate consideration in excess of $10.0 million.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement or other compensation arrangement entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business and the payment of compensation and the reimbursement of expenses pursuant thereto;

(2)	transactions between or among Holdings and/or any of its Restricted Subsidiaries;

(3)	transactions with a Person that is an Affiliate of Holdings solely because Holdings owns an Equity Interest in, or controls, such Person;

(4)	payment of reasonable fees and expenses to directors;

(5)	indemnification of officers and directors of Holdings or any Restricted Subsidiary of Holdings pursuant to reasonable and customary indemnification provisions;

(6)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of Holdings;

(7)	Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments,” and Permitted Investments;

(8)	transactions under any contract or agreement of Holdings or any Restricted Subsidiary of Holdings in effect on the date of the indenture, in each case, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to Holdings and its Restricted Subsidiaries than the contract or agreement as in effect on the date of the indenture;

(9)	services provided to any Unrestricted Subsidiary of Holdings in the ordinary course of business, which the Board of Directors has determined, pursuant to a resolution thereof, are provided on terms at least as favorable to Holdings and its Restricted Subsidiaries as those that would have been obtained in a comparable transaction with an unrelated Person;

(10)	payments of commissions and fees to, and on-going business dealings with, Spanish Media Rep Team, Inc. in the ordinary course of business; and

(11)	any transactions permitted under the covenant entitled “Merger, Consolidation or Sale of Assets.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary of Holdings to be an Unrestricted Subsidiary of Holdings if that designation would not cause a Default. If a Restricted Subsidiary of Holdings is designated as an Unrestricted Subsidiary of Holdings, the aggregate fair market value of all outstanding Investments owned by Holdings and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary of Holdings to be a Restricted Subsidiary of Holdings if the redesignation would not cause a Default.

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

Holdings will not, and will not permit any of its Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Holdings to any Person (other than Holdings or another Wholly Owned Restricted Subsidiary of Holdings), unless:

(1)	as a result of such transfer, conveyance, sale, lease or other disposition or as a result of such issuance described below, such Restricted Subsidiary no longer constitutes a Subsidiary; and

(2)	the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

In addition, Holdings will not permit any Wholly Owned Restricted Subsidiary of Holdings to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to Holdings or a Wholly Owned Restricted Subsidiary of Holdings unless the terms of clauses (1) and (2) above are satisfied.

Business Activities

Until the consummation of a Public Equity Offering, Holdings will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Holdings and its Subsidiaries taken as a whole.

Payments for Consent

Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, Holdings will furnish to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Holdings were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Holdings’ certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports.

If Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings. Holdings will be deemed to have satisfied such requirements if Parent files and provides reports, documents and information of the types otherwise required by this paragraph and the preceding paragraph within the applicable time periods and Holdings is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by Parent.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, Holdings will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Holdings has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request; the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

(2)	default in payment when due of the principal of, or premium, if any, on the notes;

(3)	failure by Holdings or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	failure by Holdings or any of its Restricted Subsidiaries for 30 days after notice from the trustee or Holders of at least 25% in aggregate principal amount at maturity of the outstanding notes to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales; “—Certain Covenants—Restricted Payments” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5)	failure by Holdings or any of its Subsidiaries for 60 days after notice from the trustee or Holders of at least 25% in aggregate principal amount at maturity of the outstanding notes to comply with any of the other agreements in the indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of such Indebtedness at the final stated maturity thereof (giving effect to any applicable grace periods and any extensions thereof) (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been and continues to be a Payment Default or the maturity of which has been and continues to be so accelerated, aggregates $7.5 million or more;

(7)	failure by Holdings or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $7.5 million (not covered by insurance), which judgments are not paid, vacated, discharged, bonded or stayed for a period of 60 days;

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to Holdings or any of its Significant Subsidiaries.

In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) of the preceding paragraph have rescinded the declaration of acceleration in respect of the Indebtedness within 30 days of the date of the declaration and if;

(1)	the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(2)	all existing Events of Default, except nonpayment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Holdings, any Restricted Subsidiary of Holdings that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount at maturity of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

The Holders of a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes. The Holders of a majority in aggregate principal amount at maturity of the then outstanding notes by written notice to the trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with a judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Holdings with the intention of avoiding payment of the premium that Holdings would have had to pay if Holdings then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to October 15, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Holdings with the intention of avoiding the prohibition on redemption of the notes prior to October 15, 2008, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

Holdings is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Holdings is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Holdings or any of its Restricted Subsidiaries as such, will have any liability for any obligations of Holdings or any of its Restricted Subsidiaries under the notes, the indenture, the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Holdings may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2)	Holdings’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Holdings’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Holdings may, at its option and at any time, elect to have the obligations of Holdings released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Holdings must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, Holdings has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Holdings has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Holdings or any of its Restricted Subsidiaries is a party or by which Holdings or any of its Restricted Subsidiaries is bound;

(6)	Holdings must deliver to the trustee an officers’ certificate stating that the deposit was not made by Holdings with the intent of preferring the Holders of notes over the other creditors of Holdings with the intent of defeating, hindering, delaying or defrauding creditors of Holdings or others; and

(7)	Holdings must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount at maturity of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or Accreted Value, as the case may be, of any note or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note, including default interest;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount at maturity of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, Holdings and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Holdings’ obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Holdings’ assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of its date.

The consent of the Holders of notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After any amendment under the indenture becomes effective, Holdings is required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all the Holders, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Holdings, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Holdings has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Holdings is a party or by which Holdings is bound;

(3)	Holdings has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Holdings has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Holdings must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Holdings, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount at maturity of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to LBI Media Holdings, Inc., 1845 West Empire Avenue, Burbank, California, 91504, Attention: Brett Zane.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accreted Value” means, as of any date of determination prior to October 15, 2008 (or, if in the event of a Cash Interest Election Date, on or prior to such Cash Interest Election Date), the sum of (a) the initial offering price of each note and (b) that portion of the excess of the principal amount at maturity of each note over such initial offering price as shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 11% per annum of the initial offering price of the notes, compounded semi-annually on each April 15 and October 15 from the date of issuance of the notes through the date of determination.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Debt” means Indebtedness, the proceeds of which are utilized solely to acquire all or a portion of the assets or a majority of the Voting Stock of an existing radio or television broadcasting business or station or any other business engaged in a Permitted Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights, other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets (which term shall include Media Licenses) owned by Holdings and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any Restricted Subsidiary of Holdings or the sale of Equity Interests in any Restricted Subsidiary of Holdings.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets or rights having a fair market value of less than $2.0 million;

(2)	a transfer of assets or rights between or among Holdings and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Subsidiary of Holdings to Holdings or to another Subsidiary of Holdings;

(4)	the sale or lease of equipment, inventory, accounts receivable or other assets or rights in the ordinary course of business;

(5)	the disposition of equipment no longer used or useful in the business of Holdings or any of its Restricted Subsidiaries;

(6)	the sale and leaseback of any assets within 90 days of the acquisition thereof;

(7)	a Relocation; provided, however, that any Net Proceeds received by Holdings or any of its Restricted Subsidiaries in exchange therefor shall be subject to the restrictions set forth in the Asset Sale covenant;

(8)	the sale or other disposition of Cash Equivalents;

(9)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)	foreclosures on assets;

(11)	Permitted Liens;

(12)	the grant of any license of patents, trademarks, registrations therefor and other similar intellectual property in the ordinary course of business; and

(13)	the cancellation or forgiveness of any loan made by Holdings or any of its Restricted Subsidiaries (i) permitted by clause (10) of the second paragraph under the caption “—Certain Covenants—Restricted Payments” or (ii) permitted by clauses (8), (9), (10) or (14) of the definition of “Permitted Investments.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the general partner of which is a corporation, the board of directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“California Taxable Income” means the taxable income of Parent for any taxable year computed pursuant to Section 23802 (or any successor provision) of the California Revenue and Tax Code but calculated as if the taxable year of Parent ended on the date with respect to which such taxable income calculation is made, reduced, but not below zero, by the amount of any Suspended Losses which are treated as incurred by Parent in, and allowed as deductions on the tax returns of Parent’s stockholders for, such taxable year.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (which term shall include Media Licenses) of Holdings and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of Holdings; or

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	an amount equal to any extraordinary loss plus any net loss (together with any related provision for taxes) realized by such Person or any of its Restricted Subsidiaries in connection with (a) an Asset Sale (including any sale and leaseback transaction), or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period (and to the extent not included in the foregoing, Permitted Shareholder Tax Distributions and Permitted Holdings Tax Distributions), to the extent that such provision for taxes, Permitted Shareholder Tax Distributions or Permitted Holdings Tax Distributions were deducted in computing such Consolidated Net Income; plus

(3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to obligations with respect to any sale and leaseback transaction, fees, including but not limited to agency fees, letter of credit fees, commitment fees, commissions, discounts and other fees and charges incurred in respect of Indebtedness and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including non-cash employee and officer equity compensation expenses, amortization of goodwill and other intangibles, amortization of programming costs (net of program payments made or to be made), barter expenses and impairment charges under SFAS 142 for broadcast licenses, goodwill or other indefinite lived intangible assets, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization, impairment charges and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	any extraordinary or non-recurring expenses and charges of such Person and its Restricted Subsidiaries for such period, including, without limitation, transaction costs in respect of acquisitions, to the extent that such expenses and charges were deducted in computing such Consolidated Net Income; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus

(7)	cash payments related to non-cash charges that increased Consolidated Cash Flow in any prior period; minus

(8)	barter revenues;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of Holdings will be added to Consolidated Net Income to compute Consolidated Cash Flow of Holdings only to the extent that a corresponding amount would be permitted at the date of determination to be dividend, distributed or loaned to Holdings by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Unrestricted Subsidiary of such Person will be excluded, whether or not distributed to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary of such Person will be excluded to the extent that the declaration or payment of dividends or similar distributions or loans by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

(4)	the cumulative effect of a change in accounting principles will be excluded.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 9, 2002, by and among LBI Media, the guarantors party thereto, Fleet National Bank, as administrative agent, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced or refinanced from time to time, including any agreement extending the maturity of, consolidating or otherwise restructuring (including adding subsidiaries of LBI Media as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

“Credit Facility” or “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any agreement extending the maturity of, consolidating or otherwise restructuring (including adding subsidiaries of LBI Media as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Holdings to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Dividend Limitation” means, with respect to Parent, the sum of (1) the product of the Maximum Effective California Rate times California Taxable Income except that the product of this clause (1) shall be zero in the event Parent does not qualify (or subsequently elects not) to be treated as an S Corporation for California income tax purposes, or Holdings does not qualify (or subsequently elects not) to be treated as a qualified subchapter S subsidiary; plus (2) the product of the Maximum Federal Rate and Federal Taxable Income.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering of Capital Stock (other than Disqualified Capital Stock) of Parent, Holdings or any other parent corporation of Holdings; provided, however, that in the event of an Equity Offering by Parent or any other parent corporation of Holdings, all or a portion of the net proceeds therefrom are contributed to Holdings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of Holdings’ Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture.

“Existing Parent Notes” means the $30.0 million original aggregate principal amount of Junior Subordinated Notes of Parent, as amended on July 9, 2002 and on the date of the indenture governing the notes, plus accrued and unpaid interest thereon, issued and outstanding under the Parent Securities Purchase Documents and any other notes issued thereunder in accordance with the terms thereof as such terms exist on the date of the indenture, as any of the foregoing may be amended or modified from time to time after the date of the indenture in a manner that is not materially adverse to the Holders.

“Existing Parent Warrants” means the warrants for the purchase of shares of common stock of Parent issued on March 20, 2001, as amended on July 9, 2002 and on the date of the indenture governing the notes, pursuant to the Parent Securities Purchase Documents and any other warrants issued thereunder in accordance with the terms thereof as such terms exist on the date of the indenture, as any of the foregoing may be amended or modified from time to time after the date of the indenture in a manner that is not materially adverse to the Holders.

“FCC” means the Federal Communications Commission or any successor thereto.

“Federal Taxable Income” means the taxable income of Parent for any taxable year computed pursuant to Section 1363(b) (or any successor provision) of the Code but calculated as if the taxable year of Parent ended on the date with respect to which such taxable income calculation is made, reduced, but not below zero, by the amount of any Suspended Losses which are treated as incurred by Parent in, and allowed as deductions on the tax returns of Parent’s stockholders for, such taxable year.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Governmental Authority” means any nation or government, any federal, state or other political subdivision thereof and any federal, state or local entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge of the Capital Stock of an Unrestricted Subsidiary of such Person securing Non-Recourse Debt of that Unrestricted Subsidiary. Notwithstanding anything in this definition to the contrary, any obligations of Holdings or any of its Restricted Subsidiaries to pay Shop At Home Relocation Profits (including any Relocation Tax Benefits (as defined in the Shop At Home Acquisition Documents)) to the Shop At Home Sellers under the Shop At Home Acquisition Documents shall not be Indebtedness until such time as such obligations are (i) due and payable (unless being contested in good faith) or (ii) represented by a separate instrument.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the then current accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to employees (including, without limitation, officers) made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Holdings’ Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Holdings or any Subsidiary of Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment by Holdings or such Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption  “—Certain Covenants—Restricted Payments.”

“Leverage Ratio” means, with respect to any specified Person, the ratio of (i) the sum of (A)the aggregate outstanding amount of Indebtedness of each of such Person and its Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter for which financial statements are internally available as of the date of calculation on a combined consolidated basis in accordance with GAAP, plus (B) the aggregate liquidation preference of all outstanding Disqualified Stock of such Person and preferred stock of its Restricted Subsidiaries (except preferred stock issued to such Person or a Restricted Subsidiary of such Person) as of the last day of such fiscal quarter (in each case, subject to the terms described in the next paragraph) to (ii) the aggregate Consolidated Cash Flow of such Person for the last four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination (the “Reference Period”).

For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of such Person and its Restricted Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock of such Person’s Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and preferred stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such

Indebtedness is being incurred or preferred stock is being issued had occurred, on the first day of such Reference Period. In addition to the foregoing, for purposes of this definition, the Leverage Ratio shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Restricted Subsidiaries and the issuance of the preferred stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness or preferred stock, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the trustee during such period pursuant to clause (11) of the definition of Permitted Debt; provided, however, that Indebtedness shall not include any Acquisition Debt that has been the subject of an Incurrence Notice under clause (11) of the definition of Permitted Debt at any time after such Incurrence Notice has been withdrawn or after the passage of 365 days following the giving of such Incurrence Notice if and to the extent such Acquisition Debt has not then been incurred), as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period) and (ii) any acquisition at any time on or subsequent to the first day of the Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the trustee during such period pursuant to clause (11) of the definition of Permitted Debt subject to the proviso in clause (i) above), as if such acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such preferred stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the Reference Period giving pro forma effect to any non-recurring expenses, non-recurring costs and cost reductions within the first year after such acquisition Holdings reasonably anticipates in good faith if Holdings delivers to the trustee an officer’s certificate executed by an executive officer of Holdings certifying to and describing and quantifying with reasonable specificity such non-recurring expenses, non-recurring costs and cost reductions. Furthermore, in calculating consolidated interest expense for purposes of the calculation of Consolidated Cash Flow, (a) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (b) notwithstanding (a) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means the liquidated damages to be paid by Holdings in the event of a Registration Default (as defined in “Exchange Offer and Registration Rights”).

“LBI Media” means LBI Media, Inc., a California corporation.

“LMA” means a local marketing arrangement, joint sales agreement, time brokerage agreement, shared service agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (i) obtains the right to sell a portion of the advertising inventory of a radio or television station of which a third party is the licensee, (ii) obtains the right to exhibit programming and sell advertising time during a portion of the air time of a radio or television station or (iii) manages a portion of the operations of a radio or television station.

“Management Incentive Contracts” means employment agreements between Parent and employees providing for payments in the event that the net value of Parent exceeds certain thresholds.

“Maximum Effective California Rate” means the product of: (1) the maximum California personal income tax rate imposed on individuals pursuant to Section 17041(a) and (c) (or any successor provisions) of the California Revenue and Tax Code times (2) the difference between one and the Maximum Federal Rate expressed as a decimal.

“Maximum Federal Rate” means the maximum Federal income tax rate imposed on individuals pursuant to Section 1 (a)-(d) (or any successor provisions) of the Code, as adjusted pursuant to Section 15 (or any successor provision) of the Code, if applicable.

“Media Licenses” means any license, permit, certificate, ordinance, approval or other authorization, or any renewal or extension thereof, from the FCC that is necessary for the broadcast or other operations of Holdings and its Subsidiaries.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale or a Relocation (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the costs directly related to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (ii) taxes paid or estimated to be payable as a result of the Asset Sale (and to the extent not included in the foregoing, that portion of any Permitted Holdings Tax Distributions and Permitted Shareholder Tax Distributions attributable thereto), in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements (iii) amounts required to be applied to the repayment of Indebtedness, (iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, and (v) in addition to but without duplicating any amounts required to be deducted from Net Proceeds under clauses (i) through (iv) above, Net Proceeds in connection with any Relocation shall be net of (a) all reasonable costs (as determined by Holdings in its reasonable discretion) directly related to such Relocation including, without limitation, (1) transaction expenses (including professional advisor’s or broker’s fees and costs and financing and related fees, commissions and expenses, including lender waiver fees), (2) engineering, construction, equipment and moving costs, (3) marketing costs, (4) the estimated aggregate amount of all obligations of Holdings or any of its Restricted Subsidiaries after such Relocation under leases with respect to which it is the lessee immediately prior to such Relocation, (5) any penalties or liabilities incurred (or estimated to be incurred) by Holdings or any of its Restricted Subsidiaries under contracts which cannot be terminated by Holdings or any of its Restricted Subsidiaries prior to such Relocation but which cannot be performed or are no longer necessary (in the sole but reasonable discretion of Holdings) by Holdings or any of its Restricted Subsidiaries following such Relocation, (6) costs incurred in seeking governmental consents and permits required as part of such Relocation and (7) costs incurred in seeking FCC consent to move such replaced station’s digital operations to the site of such replacement station’s analog operations (including all expenses of a type set forth in other clauses of this definition) and (b) Shop At Home Relocation Profits, including any Relocation Tax Benefits (as defined in the Shop At Home Acquisition Documents), that are paid or payable to the Shop At Home Sellers pursuant to the terms of the Shop At Home Acquisition Documents (it being understood that any estimated amounts under this clause (v) shall be based on good faith estimates of Holdings on the date of the consummation of any Relocation which were reasonable when made but such estimates shall be subject to adjustment within 90 days thereafter).

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Holdings, nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary of Holdings) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Holdings, or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable (including post-petition interest) under the documentation governing any Indebtedness.

“Parent” means LBI Holdings I, Inc., a California corporation or any successor.

“Parent Securities Purchase Documents” means the Securities Purchase Agreement governing the Existing Parent Notes, dated as of March 20, 2001, as amended on July 9, 2002 and on the date of the indenture governing the notes, the Warrant Agreement governing the Existing Parent Warrants, dated as of March 20, 2001, as amended on July 9, 2002 and on the date of the indenture governing the notes, and documents related to any of the foregoing, in each case as amended or modified from time to time after the date of the indenture in a manner that is not materially adverse to the Holders.

“Permitted Asset Swap” means, with respect to any Person, the substantially concurrent exchange of assets of such Person (including Equity Interests of a Restricted Subsidiary of such Person) for assets of another Person, which assets are useful in a Permitted Business.

“Permitted Business” means any business of the type engaged in by Holdings or its Restricted Subsidiaries as of the date of the indenture or any business reasonably related, ancillary or complementary thereto.

“Permitted Dividend Amount” means, for any taxable period, the amount (determined by a Tax Accountant) by which the Dividend Limitation for the taxable year exceeds the aggregate Permitted Shareholder Tax Distributions paid by Holdings for such year pursuant to the covenant entitled “Restricted Payments,” including distributions paid or loans made by Holdings or LBI Media within 105 days after the end of the taxable year for which a distribution is paid or loan is made; provided, that:

(1)	if, at the end of any taxable year of Holdings, the Dividend Limitation for such year exceeds the aggregate Permitted Shareholder Tax Distributions paid by Holdings or LBI Media for such year pursuant to the covenant entitled “Restricted Payments,” such excess shall be ignored for purposes of computing the Permitted Dividend Amount for any subsequent period;

(2)	if, at the end of any taxable year of Holdings, the aggregate Permitted Shareholder Tax Distributions paid by Holdings or LBI Media for such year pursuant to the covenant entitled “Restricted Payments” exceed the Dividend Limitation, the Permitted Dividend Amount shall be zero and such excess shall be included and credited in the calculation of the aggregate Permitted Shareholder Tax Distributions paid by Holdings or LBI Media for the following taxable year(s); and

(3)	if Parent’s S Corporation election made pursuant to Code Section 1362 (or any successor provision) shall be determined to be invalid, or is revoked or terminated, or the QSSS Election shall cease to be in effect for Holdings or LBI Media, the Permitted Dividend Amount for Holdings shall be zero from and after the date of such invalidity, revocation or termination.

For the avoidance of doubt, in determining the amounts that can be distributed to pay the tax liabilities of the shareholders of the Parent or any of its Subsidiaries under this definition and other provisions of the indenture, if there are multiple distributions and/or loans with respect to the same tax liability (e.g., an amount from LBI Media to Holdings and the same amount from Holdings to Parent), such a series of distributions and/or loans shall be counted once only.

“Permitted Holdings Tax Distributions” means cash distributions and/or loans (to be computed by the Tax Accountant) from LBI Media to Parent or Holdings and/or from Holdings to Parent in respect of any taxable year to permit Parent to pay its estimated and final state income tax liabilities which are attributable to the taxable income of Holdings and/or LBI Media for such taxable year calculated as though Holdings and LBI Media were S Corporations. If in any year Parent or Holdings is required to pay additional taxes with respect to a prior year’s tax return which are attributable to the taxable income of Holdings and/or LBI Media calculated as though Holdings and LBI Media were S Corporations (whether because of an audit by a taxing authority, an amended return the filing of which is required in the reasonable judgment of Parent or otherwise), the amount of Permitted Holdings Tax Distributions which may be paid or loaned in such year shall be increased by the amount of such additional taxes.

“Permitted Investments” means:

(1)	any Investment in Holdings or in a Restricted Subsidiary of Holdings;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Holdings; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets (including Investments in Unrestricted Subsidiaries of Holdings) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings or Parent;

(6)	any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)	Hedging Obligations;

(8)	loans and advances to employees of Holdings and its Restricted Subsidiaries and loans to Affiliates of Holdings and other Persons not in excess of $5.0 million in aggregate principal amount at any time outstanding (including any such loans and advances by LBI Media made since July 9, 2002) and the cancellation or forgiveness thereof; provided, however, that no such cancellation or forgiveness shall increase the aggregate amount of loans or advances otherwise permitted hereunder;

(9)	any intercompany loan made by LBI Media’s predecessor to Parent prior to July 9, 2002 and the cancellation or forgiveness thereof;

(10)	the receipt by Holdings or LBI Media of notes from one or more employees of Holdings or any Restricted Subsidiary of Holdings in connection with such employees’ acquisition of shares of Parent’s common stock and any cancellation or forgiveness thereof, so long as no cash is advanced by Holdings or any Restricted Subsidiary of Holdings to such officers or employees or Parent in connection with the acquisition of any such obligations or the cancellation or forgiveness thereof;

(11)	escrow deposits made pursuant to Investments permitted hereunder or acquisitions;

(12)	Investments made in connection with, or accepted as consideration in, a Relocation;

(13)	Investments relating to LMAs entered into in connection with independently owned broadcast properties, not to exceed an aggregate of $10.0 million;

(l4)	the $1.9 million loan to Lenard Liberman made by LBI Media on July 9, 2002 and any cancellation or forgiveness thereof; and

(15)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed $5.0 million.

“Permitted Liens” means:

(1)	Liens of Holdings, LBI Media or any Senior Subordinated Note Guarantor securing Indebtedness and other Obligations under Credit Facilities or securing other Indebtedness and other Obligations of any Restricted Subsidiary of Holdings permitted by the terms of the indenture to be incurred;

(2)	Liens in favor of Holdings or any Restricted Subsidiary of Holdings;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Holdings or any Restricted Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or the Restricted Subsidiary of Holdings;

(4)	Liens on property existing at the time of acquisition of the property by Holdings or any Restricted Subsidiary of Holdings, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7)	Liens existing on the date of the indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens on assets of Unrestricted Subsidiaries of Holdings that secure Non-Recourse Debt of Unrestricted Subsidiaries of Holdings;

(10)	Liens to secure Indebtedness that is pari passu in right of payment with the notes; provided that the notes are equally and ratably secured thereby;

(11)	Liens securing Permitted Refinancing Indebtedness where the Liens securing indebtedness being refinanced were permitted under the indenture;

(12)	easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices;

(13)	any interest or title of a lessor under any Capital Lease Obligation;

(14)	Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

(15)	Liens encumbering deposits made to secure statutory, regulatory, contractual or warranty obligations, including rights of offset and set-off;

(16)	Liens securing Hedging Obligations permitted under the indenture;

(17)	leases or subleases granted to others;

(18)	Liens under licensing agreements;

(19)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(20)	judgment Liens not giving rise to an Event of Default;

(21)	Liens encumbering property of Holdings or a Restricted Subsidiary of Holdings consisting of carriers, warehousemen, mechanics, materialmen, repairmen and landlords, and other Liens arising by operation of law and incurred in the ordinary course of business for sums that are not overdue or that are being contested in good faith by appropriate proceedings and (if so contested) for which appropriate reserves with respect thereto have been established and maintained on the books of Holdings or a Restricted Subsidiary of Holdings in accordance with GAAP;

(22)	Liens encumbering property of Holdings or a Restricted Subsidiary of Holdings incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of bids, tenders, statutory obligations, leases, and contracts (other than for Indebtedness for borrowed money) entered into in the ordinary course of business of Holdings or a Restricted Subsidiary of Holdings; and

(23)	bankers’ liens in the nature of rights of setoff arising in the ordinary course of business of Holdings or any of its Restricted Subsidiaries.

“Permitted Refinancing Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by Holdings or by the Restricted Subsidiary of Holdings who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Shareholder Tax Distributions” means cash distributions and/or loans in amounts computed by a Tax Accountant and made by LBI Media to Holdings or Parent or the shareholders of Parent and/or by Holdings to Parent or such shareholders to permit the shareholders of Parent to pay their estimated and final federal and state income tax liabilities attributable to the income of LBI Media and/or Holdings calculated as though LBI Media and Holdings were S Corporations. Permitted Shareholder Tax Distributions may not be made more frequently than quarterly with respect to each period for which an installment of estimated tax would be required to be paid by the shareholders of Parent; provided, however, that the amount of such distributions or loans shall not exceed the Permitted Dividend Amount. For purposes of computing the amount of aggregate Permitted Shareholder Tax Distributions for any taxable year, amounts paid in such taxable year by Holdings or LBI Media to the State of California on behalf of nonresident shareholders as estimated taxes or as withholding taxes pursuant to the California Revenue and Taxation Code shall be treated as Permitted Shareholder Tax Distributions. If nonresident shareholders recontribute to Holdings or LBI Media any such amounts paid on their behalf, however, the amounts contributed shall be subtracted from the amount of aggregate Permitted Shareholder Tax Distributions for the taxable year in which the contributions are made. If, in any year Parent’s shareholders are required to pay additional taxes with respect to a prior year’s tax return which are attributable to the taxable income of LBI Media and/or Holdings calculated as though LBI Media and Holdings were S Corporations (whether because of an audit by a taxing authority, an amended return the filing of which is required in the reasonable judgment of Parent, or otherwise), the amount of Permitted Shareholder Tax Distributions which may be paid in such year shall be increased by the amount of such additional taxes as determined by a Tax Accountant. Notwithstanding any other provision in the indenture to the contrary, in the event that in any future tax period Parent fails to qualify as an S Corporation for California and/or other state tax purposes or otherwise fails to receive the benefits of S Corporation tax treatment, but continues to maintain its S Corporation status for federal income tax purposes, the amount that can be distributed or loaned under this paragraph or any other provisions of the indenture shall include and shall be increased by the amount of California and/or other state taxes imposed on such distributions and loans (including the additional distributions and loans under this sentence).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“principal amount at maturity” means, with respect to the notes, $1,000 per $1,000 face amount of notes; provided, however, that if Holdings shall have made a Cash Interest Election, the principal amount at maturity with respect to each note shall be the Accreted Value of such note as of the Cash Interest Election Date.

“Principals” means Jose Liberman and Lenard Liberman.

“Public Equity Offering” means an underwritten primary public offering of common stock of Holdings, Parent or any other parent corporation of Holdings.

“QSSS Election” means the election to treat any Person as a qualified Subchapter S subsidiary pursuant to Code Section 1361(b)(3).

“Related Party” means:

(1)	any family member, spouse, heir, devisee, executor or similar legal representative of any Principal; or

(2)	any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Relocation” means with respect to any television broadcast station, (a) any transaction in which a 700 MHz Holder (or any other Person) offers consideration (which consideration consists of a different frequency or frequencies and/or cash or non-cash consideration) to Holdings, LBI Media or any Senior Subordinated Note Guarantor for the cessation of broadcasting on any of the analogue and/or digital frequencies of such broadcast station in order to accommodate the spectrum needs of such 700 MHz Holder, including the prevention of interference with such 700 MHz Holder’s operations, and Holdings, LBI Media or any Senior Subordinated Note Guarantor is not ordered or directly or indirectly required by the FCC or any other Governmental Authority to enter into such transaction, or (b) any transaction in which the FCC or any other Governmental Authority orders or otherwise directly or indirectly requires Holdings, LBI Media or any Senior Subordinated Note Guarantor to cease broadcasting on any of its existing analogue and/or digital frequencies in order to accommodate the spectrum needs of any 700 MHz Holder, including the prevention of interference with such 700 MHz Holder’s operations, with or without any consideration; it being understood that without limiting the generality of the foregoing, the term “Relocation” shall include any Relocation as defined in the Shop At Home Acquisition Documents as in effect on March 20, 2001.

“Restricted Investment” means an Investment other than a Permitted Investment of such Person.

“Restricted Subsidiary” of a Person means any Subsidiary of that referent Person that is not an Unrestricted Subsidiary.

“S Corporation” means a small business corporation within the meaning of Code Section 1361 (or any successor provision) for which an election is in effect under Code Section 1362(a) (or any successor provision).

“Senior Subordinated Note Guarantor” means any Subsidiary of LBI Media that is a guarantor of the Senior Subordinated Notes pursuant to the terms of the indenture governing the Senior Subordinated Notes.

“Senior Subordinated Notes” means the 10 1/8% Senior Subordinated Notes due 2012 of LBI Media.

“700 MHz Holder” means a holder of a 700 MHz license or construction permit.

“Shop At Home Acquisition Documents” means that certain Asset Purchase Agreement dated as of November 10, 2000, among LBI Media, Liberman Television of Houston, Inc., KZJL License Corp. and the Shop At Home Sellers, as amended, in respect of the acquisition by Liberman Television of Houston, Inc. and KZJL License Corp. of the Broadcast Station KZJL-TV in Houston, Texas.

“Shop At Home Relocation” means a Relocation that constitutes a Voluntary Relocation or specified Involuntary Relocation as defined in the Shop At Home Acquisition Documents.

“Shop At Home Relocation Profits” means Relocation Profits (as defined in the Shop At Home Acquisition Documents) received by LBI Media pursuant to a Shop At Home Relocation which entitles Shop At Home Sellers to a portion of such Relocation Profit.

“Shop At Home Sellers” means Shop At Home, Inc., SAH-Houston Corporation, SAH-Houston License Corp. and SAH License, Inc.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Suspended Losses” means the aggregate amount of losses and deductions of Parent which have been taken into account by the shareholders of Parent and disallowed under Code Section 1366(d) (or any successor provision) in a prior taxable year.

“Tax Accountant” means any one of the four largest nationally recognized independent accounting firms, or any other independent accounting firm jointly approved by the trustee and Holdings.

“Unrestricted Subsidiary” means any Subsidiary of a Person that is designated by the Board of Directors of such Person as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings;

(3)	is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary of Holdings would fail to meet the preceding requirements as an Unrestricted Subsidiary of Holdings, it will thereafter cease to be an Unrestricted Subsidiary of Holdings for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” Holdings will be in default of such covenant. The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

You can find the definitions of certain terms used in this section under the section “Description of the Exchange Notes—Certain Definitions.” In this description, “LBI Media Holdings” refers only to LBI Media Holdings, Inc. and its successors and not to any of its subsidiaries.

The old notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). The old notes also were offered in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, notes were and will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Rule 144A Notes initially were represented by one or more notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially were represented by one or more temporary global notes in registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Notes”). The Rule 144A Global Notes and the Regulation S Temporary Global Notes were deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after commencement of the offering to the initial purchasers of the old notes (such period through and including the 40th day, the “Restricted Period”), beneficial interests in the Regulation S Temporary Global Notes may be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Within a reasonable time period after the expiration of the Restricted Period, the Regulation S Temporary Global Notes will be exchanged for one or more permanent notes in registered, global form without interest coupons (collectively, the “Regulation S Permanent Global Notes” and, together with the Regulation S Temporary Global Notes, the “Regulation S Global Notes” (the Regulation S Global Notes and Rule 144A Global Notes, collectively being the “Global Notes”)) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the notes and pursuant to Regulation S as provided in the indenture. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges between Regulation S Notes and Rule 144A Notes.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) are subject to certain restrictions on transfer and bear a restrictive legend relating to transfer restrictions. Regulation S Notes also bear a restrictive legend relating to transfer restrictions. In addition, transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. LBI Media Holdings takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss  these matters.

DTC has advised LBI Media Holdings that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised LBI Media Holdings that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes do not and will not have notes registered in their names, do not and will not receive physical delivery of notes in certificated form and are not and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, LBI Media Holdings and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither LBI Media Holdings, the trustee nor any agent of LBI Media Holdings or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised LBI Media Holdings that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or LBI Media Holdings. Neither LBI Media Holdings nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and LBI Media Holdings and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised LBI Media Holdings that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither LBI Media Holdings nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies LBI Media Holdings that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, LBI Media Holdings fails to appoint a successor depositary;

(2)	in the case of a Global Note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, (A) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays), or (B) announces an intention permanently to cease business or does in fact do so;

(3)	LBI Media Holdings, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(4)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. Further, in no event will Regulation S Temporary Global Notes be exchanged for Certificated Notes prior to the expiration of the Restricted Period and receipt by the registrar of any certificates required pursuant to Regulation S. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend relating to transfer restrictions, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Exchanges Between Regulation S Notes and Rule 144A Notes

Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

(1)	such exchange occurs in connection with a transfer of the notes pursuant to Rule 144A; and

(2)	the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that the notes are being transferred to a Person:

(a)	who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b)	purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c)	in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Payments; Certifications by Holders of the Regulation S Temporary Global Notes

A holder of a beneficial interest in the Regulation S Temporary Global Notes must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Notes is either not a U.S. Person (as defined below) or has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act (the “Regulation S Certificate”), and Euroclear or Clearstream, as the case may be, must provide to the trustee a certificate in the form required by the indenture, prior to any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Notes.

“U.S. Person” means:

(1)	any individual resident in the United States;

(2)	any partnership or corporation organized or incorporated under the laws of the United States;

(3)	any estate of which an executor or administrator is a United States Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets);

(4)	any trust of which any trustee is a United States Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settler if the trust is revocable) is a United States Person;

(5)	any agency or branch of a foreign entity located in the United States;

(6)	any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States Person;

(7)	any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person); and

(8)	any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a United States Person principally for the purpose of investing in securities and not registered under the Securities Act (unless it is organized or incorporated, and owned, by accredited investors within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts) provided, however, that the term “U.S. Person” will not include:

(a)	a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business;

(b)	any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country; and

(c)	the international organizations set forth in Section 902(o)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

Same Day Settlement and Payment

LBI Media Holdings will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. LBI Media Holdings will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. LBI Media Holdings expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised LBI Media Holdings that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to the tax consequences of those persons who are original beneficial owners of the notes, who purchase notes at their original issue price and who hold those notes as capital assets within the meaning of Section 1221 of the Code (“Holders”). This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations and U.S. persons that have a functional currency other than the U.S. Dollar or persons in special situations, such as those who have elected to mark securities to market, or those who hold notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this discussion does not address U.S. federal alternative minimum tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and the IRS may not agree with these statements and conclusions.

WE URGE YOU TO CONSULT YOUR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO YOU OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

As used herein, the term “U.S. Holder” means a Holder that is: (i) a citizen or individual resident of the U.S.; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any state thereof or in the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

A “Non-U.S. Holder” is a Holder that is not a U.S. Holder.

An entity that is characterized as a partnership for U.S. federal tax purposes is not subject to U.S. income tax on income or gains derived from the notes. However, a partner, member, shareholder or other equity owner of such an entity may be subject to U.S. federal income tax on such income or gains under rules for U.S. Holders or Non-U.S. Holders depending upon, among other things, whether: (i) such equity owner is a U.S. person or a non-U.S. person for U.S. federal tax purposes; and (ii) such entity is or is not engaged in a U.S. trade or business to which income or gains from the notes is effectively connected.

U.S. Federal Income Taxation of LBI Holdings I and Its Subsidiaries

Our parent, LBI Holdings I, Inc., is currently classified as an S corporation, and all of its subsidiaries are classified as qualified Subchapter S subsidiaries for federal income tax purposes. As a result, the profits and losses of our parent and its subsidiaries are taxed directly to our parent’s shareholders. If our parent were to fail to qualify as an S corporation or any of its subsidiaries were to fail to qualify as subchapter S subsidiaries for federal income tax purposes (for example, as a result of any of the debt of the entities being classified as equity), then such entity’s taxable income would be subject to tax at regular corporate rates and would not flow through to the shareholders for reporting on their own tax returns and certain of the entities’ deductions, including deductions on the interest payments on certain debt, would no longer be available. The loss of an entity’s S corporation status could be applied on a retroactive basis thereby resulting in such entity also owing taxes for past periods. Thus, if our parent or any of its subsidiaries were to lose their S corporation status, we would likely have less cash available to meet our obligations with respect to the notes. In addition, the California Senate has proposed legislation that would treat an S corporation whose annual “total gross receipts” exceed a particular threshold as a C corporation for California income tax purposes. It is unclear whether legislation imposing such a tax will be enacted in the future. If such legislation were enacted, then we would likely have less cash available to meet our obligations with respect to the notes.

U.S. Federal Income Taxation of U.S. Holders

Original Issue Discount

The notes have original issue discount (“OID”) for U.S. federal income tax purposes, and accordingly, U.S. Holders of notes are subject to special rules relating to the accrual of OID for tax purposes. Under such rules, U.S. Holders of notes generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. Holders include OID in income in advance of the receipt of cash attributable to such income. Such treatment continues to apply whether or not we make the Cash Interest Election. Our exercise of the Cash Interest Election and reduction of the principal amount at maturity of the notes will not represent a taxable event to a U.S. Holder; rather payments made pursuant to the Cash Interest Election will be treated as payments of OID which will reduce the U.S. Holder’s adjusted tax basis in the note. However, U.S. Holders of the notes generally are not required to include separately in income cash payments received on such notes, even if denominated as interest, to the extent such payments constitute payments of previously accrued OID.

The notes are treated as issued with OID equal to the excess of a note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a note includes all payments on the note, whether denominated as principal or interest. The issue price is the first price at which a substantial amount of notes are sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting as underwriters, placement agents or wholesalers). The amount of OID includible in income by an initial U.S. Holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion thereof in which such U.S. Holder holds such note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on a basis of compounding at the close of each accrual period and properly adjusted for the length of such period. “Yield to maturity” is the interest rate at which the present value of all principal and interest payments required to be made under a debt instrument is equal to the issue price of the instrument. The “adjusted issue price” of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note.

Treatment of Payments upon Registration Default

A registration default with respect to the notes will cause additional amounts to accrue on the notes in the manner described under “The Exchange Offer; Registration Rights.” We believe that the likelihood of the payment of Liquidated Damages as a result of a registration default is remote. Accordingly, we do not intend to treat the possibility of such a change as affecting the yield to maturity of any note. Thus, such additional amounts will be includable in the income of a U.S. Holder at the time it accrues or is received, in accordance with such Holder’s method of accounting for U.S. tax purposes. Our determination that there is a remote likelihood of paying additional amounts on the notes is binding on each U.S. Holder unless the Holder explicitly discloses that its determination is different from our determination. Our determination is not, however, binding on the IRS. Accordingly, it is possible that the IRS may take a different position which if sustained could affect the timing of the U.S. Holder’s income with respect to such additional amounts. Similarly, we intend to take the position that the occurrence of an event requiring us to repurchase the notes at the election of a Holder (see “Description of the Exchange Notes—Repurchase at Option of Holders”) is remote, and likewise do not intend to treat the possibility of such occurrence as affecting the timing or amount of interest on any note.

Disposition of Notes

Upon the sale, exchange, redemption or other disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between: (i) the sum of cash plus the fair market value of all other property received on such disposition; and (ii) such Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such Holder, increased by OID included in gross income with respect to the note and decreased by the amount of any payments received by such U.S. Holder.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than 12 months. The deductibility of capital losses by U.S. Holders is subject to limitations.

Exchange Offer

In the opinion of O’Melveny & Myers LLP, our counsel, the exchange of old notes for exchange notes in the Exchange Offer will not constitute a taxable event for U.S. Holders. Consequently, a U.S. Holder will not recognize gain upon receipt of a registered note in exchange for notes in the Exchange Offer, the U.S. Holder’s basis in the registered note received in the Exchange Offer will be the same as its basis in the corresponding old note immediately before the exchange, and the U.S. Holder’s holding period in the exchange note will include its holding period in the original note. An opinion of tax counsel is not binding on the IRS or the courts, and the IRS or a court may not agree with our counsel’s opinion.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest (including of additional amounts payable upon our registration default and including OID) on the notes by us or any of our agents to a Non-U.S. Holder generally will not (under the so-called “portfolio interest exemption”) be subject to U.S. federal withholding tax, provided that:

(1)	the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2)	the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us (directly or indirectly) through stock ownership;

(3)	the Non-U.S. Holder is not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

(4)	certain certification requirements are met. Very generally, these certification requirements will be met if the beneficial owner of the note certifies on IRS Form W-8BEN or a substantially similar form that it is not a U.S. person and provides its name and address, and either (A) the beneficial owner files such form with the withholding agent, or (B) in the case of a note held through an entity treated as a foreign partnership for U.S. federal tax purposes or held through an intermediary, the beneficial owner and such entity or intermediary (as the case may be) satisfy certain certification requirements set forth in the Treasury regulations (the “Portfolio Interest Exemption”).

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption (as summarized above), payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from or a reduction in withholding under the benefit of a tax treaty or IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is U.S. trade or business income to the beneficial owner.

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to provide its U.S. taxpayer identification number. The applicable regulations generally also require, in the case of a note held by a foreign partnership, that:

(1)	the certification described above be provided by the partners; and

(2)	the partnership provide certain information, including a U.S. taxpayer identification number.

Further, a look-through rule will apply in the case of tiered partnerships.

You should consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false.

If interest on the note is effectively connected with a U.S. trade or business of the beneficial owner, the Non-U.S. Holder, although exempt from the withholding tax described above (assuming an appropriate certification is provided, generally IRS Form W-8ECI), will nonetheless be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a note will be included in such foreign corporation’s earnings and profits.

Disposition of Notes

No withholding of U.S. federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or disposition of a note.

A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a note unless: (i) the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; (ii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates; or (iii) such gain or income is effectively connected with a U.S. trade or business.

Exchange Offer

In the opinion of O’Melveny & Myers, LLP, our counsel, the exchange of old notes for exchange notes in the Exchange Offer will not constitute a taxable event for a Non-U.S. Holder. An opinion of tax counsel is not binding on the IRS or the courts, and the IRS or a court may not agree with our counsel’s opinion.

Information Reporting and Backup Withholding

U.S. Holders

For each calendar year in which the notes are outstanding, we are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations.

In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to “backup” withhold a tax upon each payment of interest and principal (and premium or Liquidated Damages, if any) on the notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Under current Treasury regulations, U.S. information reporting requirements and backup withholding tax will not apply to payments on a note to a Non-U.S. Holder if the statement described in “U.S. Federal Income Taxation of Non-U.S. Holders—Payments of Interest” is duly provided by such Holder or the Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the Holder is a U.S. person or that the conditions of any claimed exemption are not satisfied.

Generally, information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a note effected outside the U.S. by a foreign office of a “broker” (as defined in applicable Treasury regulations), unless the broker is: (i) a U.S. person; (ii) a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the U.S.; (iii) a controlled foreign corporation for U.S. federal income tax purposes; or (iv) a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business. Payment of the proceeds of any such sale effected outside the U.S. by a foreign office of any broker that is described in (i), (ii), (iii), or (iv) of the preceding sentence may be subject to information reporting requirements (but not backup withholding requirements unless there is actual knowledge to the contrary) unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the statement described in “U.S. Federal Income Taxation of Non-U.S. Holders—Payments of Interest” or otherwise establishes an exemption.

Currently applicable Treasury regulations establish reliance standards with regard to the certification requirements described above. In particular, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reasons to know the certification may be false.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against the Holder’s U.S. federal income tax liability or such Holder may claim a refund, provided the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their tax advisors regarding the application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining an exemption from, backup withholding under current Treasury regulations.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 200  , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal delivered with this prospectus states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

NOTICE TO CANADIAN INVESTORS

Resale Restrictions

The distribution of the exchange notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the exchange notes are made. Accordingly, any resale of the exchange notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdictions, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers of the exchange notes are advised to seek legal advice prior to any resale of the exchange notes in Canada.

Representation of Purchasers

By exchanging old notes in Canada the holder is representing to us that: (1) the holder is entitled under applicable provincial securities laws to exchange those notes without the benefit of a prospectus qualified under those securities laws; (2) where required by law, that the holder is exchanging as principal and not as agent; and (3) the holder has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the statutory right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

All of our directors and officers as well as any experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian holders to effect service of process within Canada upon us or those directors, officers or experts. All or a substantial portion of our assets and the assets of those directors, officers and experts may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian holders of exchange notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the exchange notes in their particular circumstances and about the eligibility of the investment by the holder under relevant Canadian legislation.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by O’Melveny & Myers LLP.

EXPERTS

The consolidated financial statements of LBI Media Holdings, Inc. at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, or the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

Upon the effectiveness of the registration statement, we will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We have agreed that, whether or not required to do so by the rules and regulations of the SEC (and within the time periods that are or would be prescribed thereby), for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and, following the consummation of the exchange offer, file with the SEC (unless the SEC will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file these forms, including a Management’s Discussion and Analysis of Financial Condition and Results of Operations and, with respect to the annual information only, a report thereon by our independent certified public accountants and (ii) all information that would be required to be contained in a filing with the SEC on Form 8-K if we were required to file these reports. In addition, for so long as any of the old notes remain outstanding, we have agreed to make available, upon request, to any prospective purchaser or beneficial owner of the old notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act. Information may also be obtained from us at LBI Media Holdings, Inc., 1845 West Empire Avenue, Burbank, California 91504, Attention: Brett Zane.

The registration statement (including the exhibits and schedules thereto) and the periodic reports and other information that we file with the SEC may be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the SEC by mail at prescribed rates. You should direct requests to the SEC’s Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a website (http://www.sec.gov) that contains these reports and other information filed by us.

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Auditors	F-2

Consolidated Balance Sheets as of December 31, 2001 and 2002 and June 30, 2003 (unaudited)	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2000, 2001 and 2002 and the Six Months Ended June 30, 2002 and 2003 (unaudited)	F-4

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2000, 2001 and 2002 and the Six Months Ended June 30, 2003 (unaudited)	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 2001 and 2002 and the Six Months Ended June 30, 2002 and 2003 (unaudited)	F-6

Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT AUDITORS

Board of Directors

LBI Media Holdings, Inc.

We have audited the accompanying consolidated balance sheets of LBI Media Holdings, Inc. as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LBI Media Holdings, Inc. at December 31, 2001 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As more fully described in Note 1, the Company changed its method of accounting for indefinite-lived intangible assets as of January 1, 2002.

Los Angeles, California

March 14, 2003, except for Note 1

as to which the date is

June 23, 2003

LBI MEDIA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,		As of June 30, 2003
	2001	2002
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,131,349	$1,396,636	$1,804,226
Short-term investments	332,810	135,110	147,410
Accounts receivable (less allowance for doubtful accounts of $161,030, $627,738 and $793,086 in 2001, 2002 and 2003, respectively)	7,147,148	9,986,636	13,120,861
Current portion of program rights, net	895,165	1,054,655	1,176,235
Amounts due from related parties	819,133	730,761	885,246
Current portion of employee advances	46,825	58,632	68,272
Prepaid expenses and other current assets	1,100,595	1,201,697	1,565,960

Total current assets	11,473,025	14,564,127	18,768,210

Property and equipment, net	46,817,209	49,044,267	52,187,122
Program rights, excluding current portion	1,659,560	1,817,659	1,613,291
Notes receivable from related parties	389,685	2,455,666	2,484,638
Employee advances, excluding current portion	156,975	656,265	708,759
Deferred financing costs, net	6,609,083	4,129,447	4,061,298
Broadcast licenses, net	181,293,995	198,323,152	239,126,111
Acquisition costs	—	475,937	97,151
Escrow funds	—	2,500,000	—
Other assets	—	—	30,845

Total assets	$248,399,532	$273,966,520	$319,077,425

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,773,911	$1,768,958	$2,054,474
Accrued interest	2,347,376	8,093,827	7,596,040
Program rights payable	—	58,324	96,970
Amounts due to related parties	99,872	133,695	249,990
Notes payable to related parties	1,861,607	—	—
Current portion of long-term debt	10,292,061	154,093	156,496

Total current liabilities	16,374,827	10,208,897	10,153,970

Long-term debt, excluding current portion	206,614,156	242,675,518	279,499,072
Deferred compensation	2,638,000	6,280,000	7,307,000
Deferred state income taxes	232,716	263,916	293,516
Other liabilities	—	95,095	145,888

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value: Authorized shares—1,000 Issued and outstanding shares—100	1	1	1
Additional paid-in capital	22,817,434	22,657,667	22,657,667
Retained deficit	(318,396)	(8,221,264)	(998,679)
Accumulated other comprehensive income	40,794	6,690	18,990

Total stockholders’ equity	22,539,833	14,443,094	21,677,979

Total liabilities and stockholders’ equity	$248,399,532	$273,966,520	$319,077,425

See accompanying notes.

LBI MEDIA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
				(unaudited)
Revenues	$56,128,789	$66,530,464	$79,867,254	$37,674,043	$44,591,170
Less agency commissions	5,576,650	6,873,360	8,871,451	4,120,441	5,521,611

Net revenues	50,552,139	59,657,104	70,995,803	33,553,602	39,069,559
Operating expenses:
Program and technical, exclusive of noncash employee compensation of $94,000, $216,000, $968,000, $471,000 and $234,000 for the years ended December 31, 2000, 2001 and 2002, and the six months ended June 30, 2002 and 2003, respectively, and depreciation, amortization and impairment of broadcast license shown below	6,387,961	8,623,718	10,379,110	4,654,415	6,265,975
Promotional, exclusive of depreciation, amortization and impairment of broadcast license shown below	2,476,827	2,526,973	2,042,698	854,350	670,072
Selling, general and administrative, exclusive of noncash employee compensation of $1,146,000, $1,182,000, $2,674,000, $1,982,000 and $793,000 for the years ended December 31, 2000, 2001 and 2002, and the six months ended June 30, 2002 and 2003, respectively, and depreciation, amortization and impairment of broadcast license shown below	13,685,002	15,592,732	21,359,841	9,482,307	12,163,096
Noncash employee compensation	1,240,000	1,398,000	3,642,000	2,453,000	1,027,000
Depreciation	1,674,515	2,347,165	3,131,101	1,524,314	1,658,974
Amortization	2,962,799	6,326,025	—	—	—
Impairment of broadcast license	—	—	1,750,000	—	—

Total operating expenses	28,427,104	36,814,613	42,304,750	18,968,386	21,785,117

Operating income	22,125,035	22,842,491	28,691,053	14,585,216	17,284,442
Interest expense	(6,837,540)	(21,446,072)	(28,195,902)	(9,668,712)	(10,072,219)
Interest and other income	240,238	473,634	137,750	84,692	54,362
Loss on sale of property and equipment	—	—	(388,169)	—	(4,000)

Income before income taxes and cumulative effect of accounting change	15,527,733	1,870,053	244,732	5,001,196	7,262,585
Provision for income taxes	74,274	80,583	41,600	20,800	40,000

Income before cumulative effect of accounting change	15,453,459	1,789,470	203,132	4,980,396	7,222,585
Cumulative effect of accounting change	—	—	(8,106,000)	(8,106,000)	—

Net income (loss)	$15,453,459	$1,789,470	$(7,902,868)	$(3,125,604)	$7,222,585

See accompanying notes.

LBI MEDIA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balances at December 31, 1999	100	$1	$45,049,999	$8,453,284	$78,815	$53,582,099
Net income	—	—	—	15,453,459	—	15,453,459
Unrealized loss on investment in marketable securities	—	—	—	—	(150,495)	(150,495)

Comprehensive income						15,302,964
Distributions to Parent	—	—	—	(9,709,223)	—	(9,709,223)

Balances at December 31, 2000	100	1	45,049,999	14,197,520	(71,680)	59,175,840
Net income	—	—	—	1,789,470	—	1,789,470
Unrealized gain on investment in marketable securities	—	—	—	—	112,474	112,474

Comprehensive income						1,901,944
Contribution by Parent	—	—	30,000,000	—	—	30,000,000
Distributions to Parent	—	—	(52,232,565)	(16,305,386)	—	(68,537,951)

Balances at December 31, 2001	100	1	22,817,434	(318,396)	40,794	22,539,833
Net loss	—	—	—	(7,902,868)	—	(7,902,868)
Unrealized gain on investment in marketable securities	—	—	—	—	18,872	18,872
Adjustment to unrealized gain due to sale of investment in marketable securities	—	—	—	—	(52,976)	(52,976)

Comprehensive loss						(7,936,972)
Distributions to Parent	—	—	(159,767)	—	—	(159,767)

Balances at December 31, 2002	100	1	22,657,667	(8,221,264)	6,690	14,443,094
Net income (unaudited)	—	—	—	7,222,585	—	7,222,585
Unrealized gain on investment in marketable securities (unaudited)	—	—	—	—	12,300	12,300

Comprehensive income (unaudited)						7,234,885
Balances at June 30, 2003 (unaudited)	100	$1	$22,657,667	$(998,679)	$18,990	$21,677,979

See accompanying notes.

LBI MEDIA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
				(unaudited)
Operating activities
Net income (loss)	$15,453,459	$1,789,470	$(7,902,868)	$(3,125,604)	$7,222,585
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of accounting change	—	—	8,106,000	8,106,000	—
Depreciation and amortization	4,637,314	8,673,190	3,131,101	1,524,314	1,658,974
Impairment of broadcast license	—	—	1,750,000	—	—
Amortization of deferred financing costs	304,038	3,550,729	6,844,844	498,632	269,608
Noncash employee compensation	1,240,000	1,398,000	3,642,000	2,453,000	1,027,000
Gain on sale of investments	—	—	(52,976)	(52,976)	—
Loss on sale of property and equipment	—	—	388,169	—	4,000
Provision for doubtful accounts	96,000	170,221	861,660	90,014	466,483
Changes in operating assets and liabilities:
Accounts receivable	(2,141,818)	(1,901,207)	(3,701,148)	(2,905,606)	(3,600,708)
Program rights	(101,969)	314,310	(317,589)	(1,019,705)	82,788
Amounts due from related parties	487,114	(456,179)	88,372	(248,363)	(154,485)
Prepaid expenses and other current assets	70,303	(655,844)	(101,102)	206,137	(364,263)
Employee advances	(10,669)	(123,904)	(511,097)	(65,504)	(62,134)
Accounts payable and accrued expenses	446,249	(133,118)	(4,953)	663,905	285,516
Accrued interest	60,921	1,656,012	5,746,451	104,455	(497,787)
Program rights payable	(208,938)	(56,187)	58,234	—	38,646
Amounts due to related parties	61,183	(15,206)	33,823	42,989	116,295
Deferred state income tax payable	—	132,716	31,200	10,400	29,600
Other assets and liabilities	—	—	57,109	31,698	(9,024)

Net cash provided by operating activities	20,393,187	14,343,003	18,147,320	6,313,786	6,513,094

Investing activities
Purchase of property and equipment	(4,044,226)	(13,953,528)	(5,004,892)	(1,545,265)	(3,742,912)
Acquisition costs	(704,606)	—	(475,937)	(843,605)	(97,151)
Purchase of investments	(258,160)	—	—	—	—
Acquisition of television and radio station property and equipment	—	(6,212,072)	(2,181,161)	—	(1,075,417)
Acquisition of broadcast licenses	—	(88,511,786)	(26,885,157)	(2,228)	(37,827,022)
Amounts deposited in escrow for the acquisition of broadcast licenses	(8,500,000)	—	(2,500,000)	(157,500)	—
Loans to related parties	—	—	(2,027,995)	—	—
Proceeds from sale of investments	—	—	216,592	216,592	—
Proceeds from sale of property and equipment	—	—	1,439,705	—	12,500

Net cash used in investing activities	(13,506,992)	(108,677,386)	(37,418,845)	(2,332,006)	(42,730,002)

Financing activities
Proceeds from issuance of long-term debt and bank borrowings, net of financing costs	4,500,000	216,845,858	247,851,860	3,752,978	40,498,541
Payments on notes payable to related parties	—	(2,000,000)	(1,861,607)	—	—
Payments on long-term debt	(5,807,942)	(81,327,730)	(226,293,674)	(6,789,469)	(3,874,043)
Distributions to Parent	(9,709,223)	(68,537,951)	(159,767)	—	—
Contributions from Parent	—	30,000,000	—	—	—

Net cash (used in) provided by financing activities	(11,017,165)	94,980,177	19,536,812	(3,036,491)	36,624,498

Net (decrease) increase in cash and cash equivalents	(4,130,970)	645,794	265,287	945,289	407,590
Cash and cash equivalents at beginning of period	4,616,525	485,555	1,131,349	1,131,349	1,396,636

Cash and cash equivalents at end of period	$485,555	$1,131,349	$1,396,636	$2,076,638	$1,804,226

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$6,162,045	$11,876,768	$15,612,970	$4,351,688	$10,301,123

Income taxes	$10,400	$10,400	$10,400	$10,400	$10,400

See accompanying notes.

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

1.    Summary of Significant Accounting Policies

Basis of Presentation

LBI Media Holdings, Inc. was incorporated in Delaware on June 23, 2003 and is a qualified subchapter S subsidiary of LBI Holdings I, Inc. (Parent). Pursuant to an Assignment and Exchange Agreement between LBI Holdings I and LBI Media Holdings, Inc., LBI Holdings I assigned to LBI Media Holdings, Inc. all of its right, title and interest in 100 shares of common stock of LBI Media, Inc. (constituting all of the outstanding shares of LBI Media, Inc.) in exchange for 100 shares of common stock of LBI Media Holdings Inc. Thus, upon consummation of the exchange, LBI Media Inc. became a wholly owned subsidiary of LBI Media Holdings, Inc.

As the above transaction was between entities under common control, it was accounted for at historical cost, and the Company’s financial statements and other financial information are presented as if the transaction had occurred at the beginning of the current fiscal year. In addition, the financial statements and financial information presented for prior years include the historical activity of LBI Media, Inc.

LBI Media Holdings, Inc. is not engaged in any business operations and has not acquired any assets or incurred any liabilities, other than the acquisition of the stock of LBI Media, Inc., the issuance of the senior discount notes and the operations of its subsidiaries. Accordingly, its only material source of cash is dividends and distributions from its operating subsidiaries, which are subject to restriction by its wholly owned subsidiary’s senior credit facility and the indenture governing the senior subordinated notes issued by its wholly owned subsidiary.

Description of Business

LBI Media Holdings, Inc. and its wholly owned subsidiaries (collectively referred to as the Company) own and operate radio and television stations located in California and Texas. In addition, the Company owns a television studio facility that is used to produce programming for Company-owned television stations, and is also rented to independent third parties. The Company sells commercial airtime on its radio and television stations to national and local advertisers.

The Company’s KHJ-AM, KVNR-AM, KWIZ-FM, KBUE-FM, KBUA-FM and KEBN-FM radio stations service the Los Angeles, California market, while its KQUE-AM, KJOJ-AM, KSEV-AM, KEYH-AM, KJOJ-FM, KTJM-FM, KQQK-FM, KIOX-FM and KXGJ-FM radio stations service the Houston, Texas market.

The Company’s television stations, KRCA-TV, KZJL-TV and KSDX-LP service the Los Angeles, California, Houston, Texas and San Diego, California markets, respectively.

The Company’s television studio facility is owned and operated by its wholly owned subsidiary, Empire Burbank Studios, Inc. (Empire) in Burbank, California.

Principles of Consolidation

All significant intercompany accounts and transactions have been eliminated. The accounts of the Parent, including certain indebtedness (see Note 6), are not included in the accompanying consolidated financial statements.

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

Interim Financial Data

The unaudited consolidated financial statements of the Company for the six months ended June 30, 2002 and 2003 have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the financial information set forth therein, in accordance with accounting principles generally accepted in the United States.

The result of operations for the six months ended June 30, 2003 are not necessarily indicative of the results to be expected for the full fiscal year.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less and investments in money market accounts to be cash equivalents.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and equivalents, accounts receivable, accounts payable and accrued expenses, and other similar items) approximate fair value due to the short-term nature of such instruments. The estimated fair value of the Company’s Senior Subordinated Notes (see Note 6) is approximately $157.5 million (carrying value of $150.0 million) at December 31, 2002. The Company’s other long-term debt has variable interest rates or rates that the Company believes approximate current market rates and, accordingly, the carrying value is a reasonable estimate of its fair value.

Short-Term Investments

The Company holds investments in marketable equity securities which have been classified by management as available for sale. Securities classified as available for sale are carried at fair value, which is based on quoted market prices. Unrealized holding gains and losses are excluded from net income (loss) and are recorded as accumulated other comprehensive income or loss.

Program Rights

Program rights are stated at the lower of unamortized cost or estimated net realizable value. Program rights, together with the related liabilities, are recorded when the license period begins and the program becomes available for broadcast. Program rights are amortized using the straight-line method over the license term. Program rights expected to be amortized in the succeeding year and program rights payable due within one year are classified as current assets and current liabilities, respectively.

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives as follows:

Buildings and building improvements	20 years
Antennae, towers and transmitting equipment	12 years
Studio and production equipment	10 years
Record and tape libraries	10 years
Computer equipment and software	3 years
Office furnishings and equipment	5 years
Automobiles	5 years

The carrying value of property and equipment is evaluated periodically in relation to the operating performance and anticipated future cash flows of the underlying radio and television stations for indicators of impairment. When indicators of impairment are present and the undiscounted cash flows estimated to be generated from these assets are less than the carrying value of these assets, an adjustment to reduce the carrying value to the fair market value of the assets is recorded, if necessary. The fair market value of the assets is determined by using current broadcasting industry equipment prices, solicited current market data from dealers of used broadcast equipment and used equipment price lists, catalogs and listings in trade magazines and publications. No adjustments to the carrying amounts of property and equipment have been made during 2000, 2001 and 2002.

Broadcast Licenses

Broadcast licenses acquired in conjunction with the acquisition of various radio and television stations were amortized over estimated useful lives ranging from 20 to 40 years, using the straight-line method through December 31, 2001. Beginning January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). Under SFAS 142, which was issued by the Financial Accounting Standards Board (FASB) in June 2001, companies are required to stop amortizing all goodwill and other intangible assets with indefinite lives (such as broadcast licenses). Instead, SFAS 142 requires that goodwill and intangible assets with indefinite lives be reviewed for impairment upon adoption of SFAS 142 and at least annually thereafter. Other intangible assets will continue to be amortized over their estimated useful lives. The Company believes its broadcast licenses have indefinite useful lives given that they are expected to indefinitely contribute to the future cash flows of the Company and that they may be continually renewed without substantial cost to the Company.

Upon adoption of SFAS 142 in the first quarter of 2002, the Company recorded a noncash charge of $8,106,000 to reduce the carrying value of certain of its broadcast licenses, which resulted primarily from the effects of increased competition in the stations’ respective markets. Such charge is reflected as a cumulative effect of an accounting change in the accompanying consolidated statement of operations. In the third quarter of 2002, the Company recorded an additional $1,750,000 noncash impairment write-down relating to one of its broadcast licenses. In calculating the impairment charges, the fair value of the Company’s broadcast licenses was determined using the discounted cash flow approach. This approach requires the projection of future cash flows and the restatement of these cash flows into their present valuation equivalent through the use of a discount rate.

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

A reconciliation of reported net income to net income adjusted to reflect the impact of the discontinuance of amortization of broadcast licenses for the years ended December 31, 2000, and 2001, is as follows:

	Year Ended December 31,
	2000	2001
Reported net income	$15,453,459	$1,789,470
Add back: Broadcast license amortization	2,530,799	6,218,025

Adjusted net income	$17,984,258	$8,007,495

The carrying value of broadcast licenses is evaluated periodically in relation to the operating performance and anticipated future cash flows of the underlying radio and television stations for indicators of impairment. If indicators of impairment were identified and the undiscounted cash flows estimated to be generated from these assets were less than the carrying value, an adjustment to reduce the carrying value to the fair market value of the assets would be recorded, if necessary. No adjustments to the carrying amounts of broadcast licenses for impairment were made during 2000 or 2001.

Accumulated amortization of broadcast licenses totaled approximately $17,696,000 at December 31, 2001 and 2002 and June 30, 2003.

Barter Transactions

Included in the consolidated statements of operations are nonmonetary transactions arising from the trading of advertising time for merchandise and services. Barter revenues and expenses are recorded at the fair market value of the goods or services received when the commercial is broadcast. The Company recognizes barter revenues when the commercial is broadcast. Barter expenses are recorded at the same time as barter revenue, which approximates the date the expenses were incurred. Barter revenue and expense totaled $1,061,000, $773,000 and $638,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

Deferred Financing Costs

Financing costs are amortized using the straight-line method over the terms of the related credit facilities. Amortization of such costs is included in interest expense in the accompanying consolidated statements of operations.

In connection with the refinancing of the Company’s credit facilities on March 20, 2001 (see Note 6), the Company wrote off to interest expense unamortized deferred financing costs of approximately $1,869,000.

In connection with the refinancing of the Company’s credit facilities on July 9, 2002 (see Note 6), the Company wrote off to interest expense unamortized deferred financing costs of approximately $6,086,000.

Revenue Recognition

Broadcasting revenues from local and national commercial advertising are recognized when the advertisements are broadcast. Revenues from renting airtime are recognized when such time is made available to the customer.

Revenue from the rental of studio facilities is recognized as such facilities are utilized.

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

Income Taxes

The Company is a “qualified S subsidiary” for federal and Delaware income tax purposes. As such, the Company is deemed to be part of its Parent, an “S Corporation,” for tax purposes, and the taxable income of the Company is required to be reported by the stockholders of the Parent on their respective federal and state income tax returns. California assesses a 1.5% tax on all “S Corporations” subject to certain minimum taxes. Deferred taxes provided by the Company relate to the 1.5% tax on certain temporary differences primarily related to depreciation, amortization, and gain deferral on prior sales.

Advertising Costs

Advertising costs are expensed as incurred. The accompanying consolidated statements of operations include advertising costs (included in promotional expenses) of approximately $1,399,000, $1,296,000 and $440,000 for the years ended December 31, 2000, 2001 and 2002, respectively and approximately $351,000 and $45,000 for the six months ended June 30, 2002 and 2003, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company sells broadcast time to a diverse customer base including advertising agencies and other direct customers. The Company performs credit evaluations of its customers and generally does not require collateral. The Company maintains allowances for potential losses and such losses have been within management’s expectations.

Reclassifications

Certain reclassifications have been made to the December 31, 2000 and 2001 consolidated financial statements to conform with the December 31, 2002 presentation.

Comprehensive Income (Loss)

For the years ended December 31, 2000, 2001 and 2002, comprehensive income (loss) amounted to $15,302,964, $1,901,944 and $(7,936,972), respectively. For the six months ended June 30, 2002 and 2003, comprehensive income (loss) amounted to $(3,182,438) and $7,234,885, respectively.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141, “Business Combinations” (SFAS 141). SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The adoption of SFAS 141 did not have a material impact on the Company’s financial position or results of operations.

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that if either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of the new standard did not have a material impact on the results of operations or financial position of the Company.

2.    Acquisitions

On March 20, 2001, the Company acquired selected assets of five radio stations and one television station in the Houston, Texas market for an aggregate purchase price of approximately $103,928,000, including acquisition costs of approximately $2,928,000. The Company changed the format, customer base, and employee base of the acquired stations, and allocated the purchase price as follows:

Broadcast licenses	$97,716,000
Property and equipment	6,212,000

Total purchase price	$103,928,000

On October 11, 2002, the Company completed its acquisition of selected assets of KQQK-FM, licensed to Houston, Texas, pursuant to an asset purchase agreement, dated as of April 5, 2002, between the Company and El Dorado Communications, Inc. and certain of its affiliates (“El Dorado”), as amended on October 8, 2002. At the same time, the Company terminated its local marketing agreement, which became effective on May 20, 2002. The aggregate purchase price was approximately $25,633,000, including acquisition costs of approximately $1,706,000. The Company changed the format, customer base, and employee base of the acquired station and the preliminary purchase price allocation is as follows:

Broadcast license	$25,238,000
Property and equipment	395,000

Total purchase price	$25,633,000

On October 11, 2002, the Company also completed its acquisition of selected assets of KIOX-FM and KXGJ-FM, licensed to El Campo and Bay City, Texas, respectively, for an aggregate purchase price of approximately $3,450,000, including acquisition costs of approximately $305,000. The Company changed the format, customer base, and employee base of the acquired stations and the preliminary purchase price allocation is as follows:

Broadcast licenses	$1,666,000
Property and equipment	1,784,000

Total purchase price	$3,450,000

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

On April 22, 2003, the Company completed its acquisition of selected assets of KEYH-AM, licensed to Houston, Texas, pursuant to an asset purchase agreement, dated as of April 5, 2002, between the Company and El Dorado, as amended on October 8, 2002. At the same time, the Company terminated its local marketing agreement, which became effective on May 20, 2002. The aggregate purchase price was approximately $6,475,000, including acquisition costs of approximately $750,000. The Company changed the format, customer base, and employee base of the acquired station and the preliminary purchase price allocation is as follows:

Broadcast licenses	$5,588,000
Property and equipment	887,000

Total purchase price	$6,475,000

On May 15, 2003, the Company completed its acquisition of selected assets of KMXN-FM, licensed to Garden Grove, California, pursuant to an asset purchase agreement, dated as of December 19, 2002, and terminated its local marketing agreement, which became effective on January 7, 2003. Subsequently, the Company changed the station’s call letters to KEBN-FM. The aggregate purchase price was approximately $35,382,000, including acquisition costs of approximately $382,000. The Company changed the format, customer base, and employee base of the acquired station and the preliminary purchase price allocation is as follows:

Broadcast licenses	$35,193,000
Property and equipment	189,000

Total purchase price	$35,382,000

3.    Property and Equipment

Property and equipment consist of the following:

	December 31,		June 30, 2003
	2001	2002
			(unaudited)
Land	$14,241,494	$14,078,494	$14,082,765
Building and building improvements	16,560,553	14,838,783	14,866,439
Antennae, towers and transmitting equipment	10,588,453	16,930,295	18,704,806
Studio and production equipment	6,265,205	7,861,298	8,658,708
Record and tape libraries	100,560	193,251	250,211
Computer equipment and software	840,494	1,122,200	1,257,165
Office furnishings and equipment	929,068	1,080,134	1,119,351
Automobiles	117,672	420,667	607,289
Construction in progress	4,228,445	2,240,147	3,980,352

Total	53,871,944	58,765,269	63,527,086
Less accumulated depreciation	(7,054,735)	(9,721,002)	(11,339,964)

Total property and equipment	$46,817,209	$49,044,267	$52,187,122

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

At December 31, 2001 and 2002, construction in progress related to development of digital television facilities and construction of building improvements. At June 30, 2003, construction in progress related to the construction of building improvements.

4.    Easement Property

As part of the agreement to purchase the assets of KHJ-AM in 1990, the Company acquired an option to purchase certain easement property. The option gave the Company the right to purchase the property during certain option periods for a period of up to 30 years, at a rate varying from 60% to 75% of the appreciation of the property over the original agreed-upon fair market value of the property. The easement option was being amortized on a straight-line basis over the option period. Amortization of the easement option totaled approximately $432,000 and $108,000 during 2000 and 2001, respectively.

On March 20, 2001, the Company exercised its easement option by tendering the option and paying an additional $2,983,000. The unamortized value of the easement and the additional amount paid by the Company is included in property and equipment (land) in the accompanying consolidated financial statements as of December 31, 2001.

5.    Notes Payable to Related Parties

Notes payable to related parties, totaling approximately $1,862,000 at December 31, 2001, bore interest at the applicable federal rate (4.99% at December 31, 2001) and were payable on demand. The notes were subordinate to the Old Revolver, Old Term Loans and Old Senior Notes. These notes were repaid with proceeds from the 2002 Revolver and the offering of the Senior Subordinated Notes in July 2002.

6.    Long-Term Debt

Long-term debt consists of the following (excluding the debt of the Company’s Parent—see discussion below):

	December 31,		June 30, 2003
	2001	2002
			(unaudited)
Old Revolver	$4,500,000	$—	$—
2002 Revolver	—	90,000,000	126,900,000
Old Term Loans	165,000,000	—	—
Old Senior Notes	44,437,891	—	—
Senior Subordinated Notes	—	150,000,000	150,000,000
Empire Note	2,968,326	2,829,611	2,755,568

Total	216,906,217	242,829,611	279,655,568
Less current portion	(10,292,061)	(154,093)	(156,496)

Total long-term debt	$206,614,156	$242,675,518	$279,499,072

In July 1999, Empire Burbank Studios, Inc., a wholly owned subsidiary of the Company, issued an installment note payable to a bank for $3,250,000 (Empire Note) which bears interest at the rate of 8.13% per annum. The Empire Note is payable in monthly principal and interest payments of $31,530 through August 2014. The borrowings under the Empire Note are secured by substantially all of the Empire assets.

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

On March 20, 2001, LBI Media entered into a credit agreement providing for a reducing revolver (Old Revolver) which allowed LBI Media to borrow up to $25 million and an aggregate of $165 million in term loans (Old Term Loans). The Old Revolver was scheduled to mature on December 31, 2007, and was secured by substantially all of LBI Media’s assets. Commencing on June 30, 2002, the Old Revolver commitment was scheduled to reduce in quarterly installments. The Old Term Loans amortized in specified installments, payable each fiscal quarter, commencing June 30, 2002, with all unpaid amounts due on June 30, 2008. Borrowings under the Old Revolver and Old Term Loans bore interest, based on the election of LBI Media, at either the base rate (as defined) or the LIBOR rate, in each case plus the applicable margin stipulated in the agreement ranging from .50% to 4.00% based on certain leverage ratios, as defined in the agreement.

On March 20, 2001, LBI Intermediate Holdings, Inc. issued $40 million in senior notes with an original maturity date of March 20, 2009 (Old Senior Notes). LBI Intermediate Holdings, Inc. was a wholly owned subsidiary of LBI Holdings I, Inc. that merged into LBI Media, Inc. in July, 2002. Interest on the Old Senior Notes accrued at either the rate of 20% per annum (if paid in cash on or prior to March 20, 2006), or 21% per annum (if not paid in cash on or prior to March 20, 2006), and was payable semiannually in arrears on March 31 and September 30 of each year. At LBI Media’s option, payment of interest could be made through the issuance of secondary notes. However, one-half of the interest due on each of March 31, 2005, and September 30, 2006, was required to be paid in cash. Interest payments made after September 30, 2006, were to be made at least one-half in cash, with the remaining one-half payable in cash to the extent LBI Media had excess cash flow as defined in the agreement.

On July 9, 2002, LBI Media, Inc. issued $150.0 million of Senior Subordinated Notes due 2012 (Senior Subordinated Notes), entered into a new $160.0 million senior revolving credit facility (2002 Revolver), repaid the Old Revolver and the Old Term Loans and loaned approximately $54.3 million to LBI Intermediate Holdings, Inc. pursuant to an intercompany note. The proceeds of the intercompany note were used to repay the Old Senior Notes (including a $2.5 million early redemption penalty that is included in interest expense). After such repayment, LBI Media, Inc. merged with and into LBI Intermediate Holdings, Inc., at which time the intercompany note was canceled.

The Senior Subordinated Notes bear interest at the rate of 10 1/8% per annum, and interest payments are to be made on a semi-annual basis each January 15 and July 15. LBI Media is a holding company that has no independent assets or operations. All of LBI Media’s subsidiaries are wholly owned and provided full and unconditional joint and several guarantees of the Senior Subordinated Notes. The indenture governing the Senior Subordinated Notes contains certain restrictive covenants that, among other things, limit LBI Media’s ability to borrow under the 2002 Revolver. LBI Media may borrow up to $150.0 million under the 2002 Revolver without having to meet the restrictions contained in the indenture governing the Senior Subordinated Notes, but any amount over $150.0 million will be subject to LBI Media’s compliance with a specified leverage ratio (as defined in the indenture of the Senior Subordinated Notes). The indenture also limits LBI Media’s ability to pay dividends.

Amounts available under the 2002 Revolver will begin decreasing quarterly, commencing on June 30, 2005 and continuing until maturity on September 30, 2009. Borrowings under the 2002 Revolver bear interest at the election of LBI Media, based on either the base rate (as defined in the senior credit agreement) or the LIBOR rate, in each case plus the applicable margin stipulated in the agreement ranging from 0.25% to 3.00% based on certain leverage ratios, as determined in the senior credit agreement, and are collateralized by substantially all of the Company’s assets. The 2002 Revolver bears interest at floating rates (4.01% at December 31, 2002, and

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

ranging from 3.56% to 3.65% at June 30, 2003) and matures on September 30, 2009. The Company may increase its borrowing capacity under the 2002 Revolver by an additional $40.0 million ($30.0 million after the increase in LBI Media’s borrowing capacity described below), subject to participation by its existing lenders or new lenders acceptable to the administrative agent under the 2002 Revolver and subject to restrictions in the indenture relating to its Senior Subordinated Notes. On August 16, 2002, LBI Media’s borrowing capacity under the 2002 Revolver was increased by $10.0 million to $170.0 million.

The 2002 Revolver contains customary restrictive covenants that, among other things, limit LBI Media’s ability to incur additional indebtedness and liens in connection therewith, pay dividends and make capital expenditures above certain limits. Under the 2002 Revolver, LBI Media must also maintain specified financial ratios, such as a maximum total leverage ratio, a maximum senior leverage ratio, a minimum ratio of EBITDA (as defined in the senior credit agreement) to interest expense and a minimum ratio of EBITDA (as defined in the senior credit agreement) to fixed charges.

In connection with the above refinancings, the Company expensed approximately $6.1 million of previously deferred financing costs relating to the Old Revolver, the Old Term Loans and the Old Senior Notes in July 2002.

In addition, the Company loaned approximately $1.9 million to a stockholder of the Parent at the time of the refinancings. The loan matures in 2009 and bears interest at the applicable federal rate (2.84% per annum). The Company also repaid notes payable to the stockholders of the Parent of approximately $1.9 million.

The 2002 Revolver and Senior Subordinated Notes contain certain financial and nonfinancial covenants including restrictions on LBI Media’s ability to pay dividends. At June 30, 2003, LBI Media was in compliance with all such covenants.

As of December 31, 2002, the Company’s long-term debt had scheduled repayments for each of the next five years as follows:

2003	$154,093
2004	166,515
2005	181,248
2006	196,598
2007	213,250
Thereafter	241,917,907

$242,829,611

The above table does not include interest payments and scheduled repayments relating to the Senior Discount Notes (see Note 12) and debt of the Company’s Parent and does not include any deferred compensation amounts the Company or the Parent may ultimately pay. Pursuant to SEC guidelines, such debt of the Company’s Parent is not reflected in the Company’s financial statements as (a) the Company will not assume the debt of the Parent, either presently or in a planned transaction in the future; (b) the proceeds from the offering of the senior discount notes due 2013 will not be used to retire all or a part of the Parent’s debt; and (c) the Company does not guarantee or pledge its assets as collateral for the Parent’s debt. The Company’s Parent is a holding company that has no assets, operations or cash flows other than its investment in the Company. Accordingly, funding from the Company will be required for the Parent to repay its debt. The Parent’s debt, which is subordinate in right of payment to the 2002 Revolver and Senior Subordinated Notes, is described below.

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

On March 20, 2001, the Parent entered into an agreement whereby, in exchange for $30 million, it issued junior subordinated notes (Parent Subordinated Notes) and warrants to the holders of the Parent Subordinated Notes to initially acquire 14.02 shares (approximately 6.55%) of the Parent’s common stock at an initial exercise price of $.01 per share. In connection with the refinancing in July 2002 described above and the issuance of the Senior Discount Notes in October 2003 (see Note 12), the Parent amended the terms of the Parent Subordinated Notes and the related warrants. The following information gives effect to such amendments. The Parent Subordinated Notes initially bear interest at 9% per year and will bear interest at 13% per year beginning September 21, 2009. The Parent Subordinated Notes will mature on the earliest of (i) January 31, 2014, (ii) their acceleration following the occurrence and continuance of a material event of default (as defined in the agreement), (iii) a merger, sale or similar transaction involving the Parent or substantially all of the subsidiaries of the Parent, (iv) a sale or other disposition of a majority of the Parent’s issued and outstanding capital stock or other rights giving a third party a right to elect a majority of the Parent’s board of directors, and (v) the date on which the warrants issued in connection with the Parent Subordinated Notes are repurchased pursuant to the call options applicable to such warrants. Interest is not payable until maturity.

The warrants will expire on the earlier of (i) the later of (a) July 31, 2015, and (b) the date which is six months from the payment in full of all outstanding principal and interest on the Parent Subordinated Notes or (ii) the closing of an underwritten public equity offering in which the Parent raises at least $25 million (subject to extension in certain circumstances).

A performance-based adjustment may increase or decrease the number of shares issued upon exercise of the warrants based on the Parent’s future consolidated broadcast cash flow (as defined). Upon the maturity date of the Parent Subordinated Notes, the payment in full of the Parent Subordinated Notes and the repurchase of the warrants, a change in control of the Parent or the exercise of the call or put options described below, the number of shares issuable upon the exercise of the warrants at the time of such event will be decreased by multiplying such number of shares by .9367, if the Parent achieves consolidated broadcast cash flow for the trailing 12 months in excess of 125% of its budgeted forecasts and in the case of the sale of the Parent, its total fair market value is greater than 13 times consolidated broadcast cash flow for the trailing 12 months. The number of shares issuable upon the exercise of the warrants will be increased by multiplying such number of shares by 1.0633, if the Parent achieves consolidated broadcast cash flow less than 75% of its budgeted plan for the trailing 12 months and in the case of the sale of the Parent, its total fair market value is less than 15 times consolidated broadcast cash flow for the trailing 12 months.

The warrants contain a put right and a call right as described below. If either of these rights is exercised, it could require a significant amount of cash from the Company to repurchase the warrants, since the Parent is a holding company that has no operations or assets, other than its investment in the Company, and is dependent on the Company for cash flow. However, the Company has no legal obligation to provide that funding.

Put Right:    The warrant holders have a “put right,” which entitles them at any time on or after the maturity date of the Parent Subordinated Notes to require the Parent to repurchase the warrants, or if the warrants have been exercised, the stock issued pursuant to the warrants, at the fair market value of the stock/warrants (the fair market value is subject to certain adjustments).

Call Right:    If the Parent proposes an acquisition with a valuation of at least $5 million in connection with which any proposed financing source reasonably requires in good faith, as a condition of financing and/or permitting the acquisition, an amendment to the maturity date of the notes and a majority of the holders of the

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

Parent Subordinated Notes do not agree to such amendment, the Parent has the right to purchase the warrants (or related stock, if the warrants have been issued) at fair market value, in connection with its payment in full of the aggregate of principal and interest outstanding under the Parent Subordinated Notes.

Based on the relative fair values at the date of issuance, the Parent allocated $13.6 million to the Parent Subordinated Notes and $16.4 million to the warrants. These fair values were determined by using the income and market valuation approaches. The income approach analyzes cash flows and discounts them to arrive at a current estimated fair value. The market approach uses recent sales and offering prices of similar properties to determine estimated fair value. The Parent Subordinated Notes will be accreted through January 31, 2014, up to their $30 million redemption value; such accretion (approximately $2,556,000 and $940,000 for the years ended December 31, 2001 and 2002, respectively, and approximately $1,640,000 and $459,000 for the six months ended June 30, 2002 and June 30, 2003, respectively) is recorded as additional interest expense by the Parent. In the financial statements of the Parent, the warrants will be stated at fair value each reporting period, with subsequent changes in fair value being recorded as deferred financing costs and amortized to interest expense over the remaining life of the Parent Subordinated Notes.

7.    Commitments and Contingencies

Leases

The Company leases the land, tower and/or studio space for certain stations under noncancelable operating leases that expire at various times through 2017, with some having renewal options, generally for one to five years. Rental expenses under these agreements totaled approximately $151,000, $559,000 and $885,000 during the years ended December 31, 2000, 2001 and 2002, respectively, and approximately $406,000 and $626,000 during the six months ended June 30, 2002 and 2003, respectively.

Future minimum lease payments by year and in the aggregate, under noncancelable operating leases, consist of the following at December 31, 2002:

2003	$1,026,000
2004	838,000
2005	852,000
2006	854,000
2007	864,000
Thereafter	5,196,000

$9,630,000

Deferred Compensation

The Company and the Company’s Parent have entered into employment agreements with certain employees. The services required under the employment agreements are rendered to the Company, and payment of amounts due under the employment agreements is made by the Company. Accordingly, the Company has reflected amounts due under the employment agreements in its financial statements. In addition to annual compensation and other benefits, these agreements provide the employees with the ability to participate in the increase of the “net value” (as defined) of the Parent over certain base amounts (Incentive Compensation). There are two components of Incentive Compensation: (i) a component that vests in varying amounts over time; and (ii) a

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

component that vests upon the attainment of certain performance measures. The time vesting component is accounted for over the vesting periods specified in the employment agreements. Performance based amounts are accounted for at the time it is considered probable that the performance measures will be attained.

The employment agreements contain provisions which allow for limited accelerated vesting in the event of a change in control of the Parent (as defined). Unless there is a change in control of the Parent (as defined), the “net value” (as defined) of the Parent is to be determined on December 31, 2005, December 31, 2006 or December 31, 2009 (depending upon the particular employment agreement). Any Incentive Compensation amounts due are required to be paid within thirty days after the date the “net value” of the Parent is determined. If the Parent is publicly traded, the employee may elect to receive all or a portion of the deferred compensation award in the form of common stock of the Parent.

At December 31, 2001 and 2002 and June 30, 2003, the “net value” of the Parent exceeded the base amounts set forth in certain of the respective employment agreements, and the employees had vested in approximately $2,638,000, $6,280,000 and $7,307,000, respectively, of Incentive Compensation. As a part of the calculation of this incentive compensation, the Company used the income and market valuation approaches to determine the “net value” of the Parent. The income approach analyzes cash flows and discounts them to arrive at a current estimated fair value. The market approach uses recent sales and offering prices of similar properties to determine estimated fair value. The base amounts were negotiated with each employee at the time the employment agreement was entered into. Such amounts are shown as deferred compensation in the accompanying consolidated balance sheets; the related expense is shown as noncash employee compensation in the accompanying consolidated statements of operations.

At December 31, 2002, neither the Company nor Parent had funded any portion of the deferred compensation liability.

Litigation

The Company is subject to pending litigation arising in the normal course of its business. While it is not possible to predict the results of such litigation, management does not believe the ultimate outcome of these matters will have a materially adverse effect on the Company’s financial position or results of operations.

8.    Parent Stock Repurchase Agreement

In January 1998, the Parent and its stockholders entered into a stock repurchase agreement whereby in the event any stockholder of the Parent dies or seeks to dispose of their stock, the Parent and remaining stockholders of the Parent will have the right to acquire such stock. The purchase price of the stock shall be the lesser of the offer price or a price agreed upon by the stockholders of the Parent as of January 1998 (subject to adjustment every three years). The payment for such a purchase can be cash or in the form of a nonnegotiable promissory note, which can only be paid off in the event the Parent has satisfied its existing senior debt obligations.

9.    Related Party Transactions

The Company’s national sales representative is an entity owned by the stockholders of the Parent. The Company was charged approximately $1,078,000, $589,000 and $1,339,000 from this entity during the years ended December 31, 2000, 2001 and 2002, respectively, and approximately $545,000 and $913,000 during the six months ended June 30, 2002 and 2003, respectively. Such amounts, which the Company believes represent market rates, are included in selling expenses in the accompanying consolidated statements of operations.

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

The Company owed its national sales representative approximately $100,000, $134,000 and $250,000 as of December 31, 2001 and 2002 and June 30, 2003, respectively. Such amounts are included in amounts due to related parties in the accompanying consolidated balance sheets.

The Company had approximately $508,000, $2,541,000 and $2,763,000 due from stockholders of its Parent and from affiliated companies at December 31, 2001 and 2002 and June 30, 2003, respectively. The Company loaned approximately $1,917,000 to a stockholder of the Parent in July 2002. These loans bear interest at the applicable federal rate and mature through July 2009. Additionally, at the direction of the stockholders of its Parent the Company has made advances to certain employees, organizations and individuals totaling approximately $905,000, $1,360,000 and $1,384,000 at December 31, 2001 and 2002 and June 30, 2003, respectively. These loans and advances, plus accrued interest, are included in amounts due from related parties, notes receivable from related parties and employee advances in the accompanying consolidated balance sheets.

10.    Defined Contribution Plan

In 1999, the Company established a 401(k) defined contribution plan (the Plan), which covers all eligible employees (as defined in the Plan). Participants are allowed to make nonforfeitable contributions up to 15% of their annual salary, including commissions, up to the maximum IRS allowable amount. The Company is allowed to contribute a discretionary amount to the Plan. For the years ended December 31, 2000, 2001 and 2002, the Company made no discretionary contributions to the Plan.

11.    Segment Data

SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” requires companies to provide certain information about their operating segments. The Company has two reportable segments—radio operations and television operations.

Management uses operating income before depreciation, amortization, impairment of broadcast license and noncash employee compensation as its measure of profitability for purposes of assessing performance and allocating resources.

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
Net revenues:
Radio operations	$28,709,549	$31,585,340	$39,310,629	$18,425,391	$21,426,957
Television operations	21,842,590	28,071,764	31,685,174	15,128,211	17,642,602

Consolidated net revenues	$50,552,139	$59,657,104	$70,995,803	$33,553,602	$39,069,559

Operating expenses, excluding depreciation, amortization, impairment of broadcast license and noncash employee compensation:
Radio operations	$13,185,166	$14,454,498	$18,624,114	$7,785,105	$10,345,739
Television operations	9,364,624	12,288,925	15,157,535	7,205,967	8,753,404

Consolidated operating expenses, excluding depreciation, amortization, impairment of broadcast license and noncash employee compensation	$22,549,790	$26,743,423	$33,781,649	$14,991,072	$19,099,143

Operating income before depreciation, amortization, impairment of broadcast license and noncash employee compensation:
Radio operations	$15,524,383	$17,130,842	$20,686,515	$10,640,286	$11,081,218
Television operations	12,477,966	15,782,839	16,527,639	7,922,244	8,889,198

Consolidated operating income before depreciation, amortization, impairment of broadcast license and noncash employee compensation	$28,002,349	$32,913,681	$37,214,154	$18,562,530	$19,970,416

Depreciation expense:
Radio operations	$534,049	$875,595	$1,420,681	$754,117	$663,088
Television operations	1,140,466	1,471,570	1,710,420	770,197	995,886

Consolidated depreciation expense	$1,674,515	$2,347,165	$3,131,101	$1,524,314	$1,658,974

Amortization expense:
Radio operations	$1,430,582	$2,802,384	$—	$—	$—

Television operations	1,532,217	3,523,641	—	—	—

Consolidated amortization expense	$2,962,799	$6,326,025	$—	$—	$—

Impairment of broadcast license:
Television operations	$—	$—	$1,750,000	$—	$—

Consolidated impairment of broadcast license	$—	$—	$1,750,000	$—	$—

Noncash employee compensation:
Radio operations	$1,240,000	$1,398,000	$3,642,000	$2,453,000	$1,027,000

Consolidated noncash employee compensation	$1,240,000	$1,398,000	$3,642,000	$2,453,000	$1,027,000

Operating income:
Radio operations	$12,319,752	$12,054,863	$15,623,834	$7,433,169	$9,391,130
Television operations	9,805,283	10,787,628	13,067,219	7,152,047	7,893,312

Consolidated operating income	$22,125,035	$22,842,491	$28,691,053	$14,585,216	$17,284,442

Total assets:
Radio operations	$66,692,044	$113,328,549	$139,158,708	$105,255,075	$173,431,595
Television operations	70,108,195	125,529,038	125,100,315	131,724,496	128,149,832
Corporate	3,445,151	9,541,945	9,707,497	9,471,569	17,495,998

Total consolidated assets	$140,245,390	$248,399,532	$273,966,520	$246,451,140	$319,077,425

Reconciliation of operating income before depreciation, amortization, impairment of broadcast license and noncash employee compensation to income before income taxes and cumulative effective of accounting change:

Operating income before depreciation, amortization, impairment of broadcast license and noncash employee compensation	$28,002,349	$32,913,681	$37,214,154	$18,562,530	$19,970,416
Depreciation	(1,674,515)	(2,347,165)	(3,131,101)	(1,524,314)	(1,658,974)
Amortization	(2,962,799)	(6,326,025)	—	—	—
Impairment of broadcast license	—	—	(1,750,000)	—	—
Noncash employee compensation	(1,240,000)	(1,398,000)	(3,642,000)	(2,453,000)	(1,027,000)
Interest expense	(6,837,540)	(21,446,072)	(28,195,902)	(9,668,712)	(10,072,219)
Interest and other income	240,238	473,634	137,750	84,692	54,362
Loss on sale of property and equipment	$—	$—	(388,169)	$—	(4,000)

Income before income taxes and cumulative effect of accounting change	$15,527,733	$1,870,053	$244,732	$5,001,196	$7,262,585

LBI MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(Information Pertaining to the Six Months Ended June 30, 2002 and 2003 is Unaudited)

12.    Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

On April 22, 2003, the Company completed its purchase of selected assets of KEYH-AM, licensed to the Houston, Texas market, for an aggregate purchase price of approximately $6.5 million (including acquisition costs). At the same time, the Company terminated its local marketing agreement, which became effective on May 20, 2002, to operate the station.

On April 30, 2003, the Securities and Exchange Commission declared effective LBI Media’s registration statement on Form S-4 (Registration No. 333-100330) relating to the exchange offer for its Senior Subordinated Notes. The exchange offer expired on June 2, 2003.

On May 15, 2003, the Company completed its purchase of selected assets of KMXN-FM, licensed to Garden Grove, California, for an aggregate purchase price of approximately $35.4 million (including acquisition costs) and terminated its local marketing agreement to operate the station, which became effective on January 7, 2003. Subsequently, the Company changed the station’s call letters to KEBN-FM.

On July 14, 2003, the Company entered into an agreement to purchase selected assets of KMPX-TV serving the Dallas-Fort Worth, Texas market, for an aggregate purchase price of approximately $37.0 million, of which $1.5 million has been placed into escrow. The Company expects to complete this acquisition in the first quarter of 2004, subject to closing conditions specified in the asset purchase agreement, including approval by the Federal Communications Commission.

On October 10, 2003, LBI Media Holdings, Inc. issued $68.4 million aggregate principal amount at maturity of 11% Senior Discount Notes due 2013.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Prospectus

Until             , 200  , all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

LBI Media Holdings, Inc.

Offer to Exchange

$68,428,000 principal amount at maturity of its 11% Senior Discount Notes due 2013 that have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 11% Senior Discount Notes due 2013

PROSPECTUS

            , 2003

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Certificate of Incorporation and Bylaws provide for indemnification of our officers, directors, employees and agents to the extent and under the circumstances permitted under the Delaware General Corporation Law.

Item 21. Exhibits and Financial Statement Schedules

The following exhibits are attached hereto:

Exhibit Number	Exhibit Description

3.1	Certificate of Incorporation of LBI Media Holdings, Inc.

3.2	Bylaws of LBI Media Holdings, Inc.

4.1	Indenture dated as of October 10, 2003, among LBI Media Holdings, Inc. and U.S. Bank National Association, as Trustee

4.2	Form of Old Note (included as Exhibit A-1 to Exhibit 4.1)

4.3	Form of Exchange Note (included as Exhibit A-1 to Exhibit 4.1)

4.4	Registration Rights Agreement dated October 10, 2003, among LBI Media Holdings, Inc. and the Initial Purchasers

4.5	Form of Certificate of Exchange of 11% Senior Discount Notes due 2013 (included as Exhibit C in Exhibit 4.1)

5.1	Opinion of O’Melveny & Myers, LLP regarding the validity of the 11% Senior Discount Notes offered hereby

8.1	Opinion of O’Melveny & Myers, LLP regarding federal income tax considerations

10.1

Amended and Restated Credit Agreement dated July 9, 2002, by and among LBI Media, Inc., Fleet National Bank, as administrative agent, General Electric Capital Corporation and SunTrust Bank, as co-syndication agents, and CIT Lending Services Corporation and SunTrust Bank as co-documentation agents and the lenders from time to time party thereto(1)

10.2

First Amendment to Amended and Restated Credit Agreement, dated as of April 15, 2003, among LBI Media, Inc., the Guarantors party thereto, the Lenders party thereto, Fleet National Bank, as Administrative Agent, Fleet Securities, Inc., as Sole Lead Arranger, General Electric Capital Corporation and U.S. Bank, N.A., as Co-Syndication Agent and CIT Lending Services Corporation Suntrust Bank, as Co-Documentation Agent(1)

10.3

Second Amendment to Amended and Restated Credit Agreement, dated as of October 10, 2003, among LBI Media, Inc., the Guarantors party thereto, the Lenders party thereto, Fleet National Bank, as Administrative Agent, Fleet Securities, Inc., as Sole Lead Arranger, General Electric Capital Corporation and U.S. Bank, N.A., as Co-Syndication Agent and CIT Lending Services Corporation Suntrust Bank, as Co-Documentation Agent

10.4	Senior Subordinated Note Indenture, dated July 9, 2002, by and among LBI Media, Inc., the guarantors named therein and U.S. Bank, N.A., as trustee(1)

10.5	Registration Rights Agreement dated July 9, 2002, among LBI Media, Inc., the Subsidiary and Guarantors and the Initial Purchasers(1)

Exhibit Number	Exhibit Description

10.6

Asset Purchase Agreement dated as of April 5, 2002, among El Dorado Communications, Inc., El Dorado 108, Inc., KXTJ License, Inc., LBI Media, Inc., Liberman Broadcasting of Houston, Inc. and Liberman Broadcasting of Houston License Corp. relating to the acquisition of KQQK(1)

10.7

First Amendment to FM Asset Purchase Agreement and AM Asset Purchase Agreement, dated October 8, 2002, by and among El Dorado Communications, Inc., KXTJ License, Inc., LBI Media, Inc., Liberman Broadcasting of Houston, Inc. and Liberman Broadcasting of Houston License Corp. relating to acquisitions of KQQK-FM and KEYH-AM(1)

10.8	Local Marketing Agreement, dated April 5, 2002, by and between El Dorado Communications, Inc. and Liberman Broadcasting of Houston, Inc. for the operation of KQQK-FM(1)

10.9

Asset Purchase Agreement dated as of April 5, 2002, among El Dorado Communications, Inc., El Dorado 108, Inc., KXTJ License, Inc., LBI Media, Inc., Liberman Broadcasting of Houston, Inc. and Liberman Broadcasting of Houston License Corp. relating to the acquisition of KEYH(1)

10.10	Time Brokerage (Local Marketing) Agreement, dated April 5, 2002, by and between El Dorado Communications, Inc. and Liberman Broadcasting of Houston, Inc. for the operation of KEYH-AM(1)

10.11

Asset Purchase Agreement dated June 21, 2002, among Guajillo Investments, LLC, LBI Media, Inc. Liberman Broadcasting of Houston, Inc., and Liberman Broadcasting of Houston License Corp. relating to the acquisition of KIOX-FM and KXGJ(1)

10.12

Asset Purchase Agreement, dated December 19, 2002, by and among Aries Communications, Inc., Orange Broadcasting Corp., LBI Media, Inc., Liberman Broadcasting, Inc. and LBI Radio License Corp relating to the acquisition of KMXN-FM(1)

10.13	Local Marketing Agreement, dated December 19, 2002, by and between Aries Communications, Inc. and Liberman Broadcasting, Inc. (KMXN-FM)(1)

10.14

Asset Purchase Agreement dated as of July 14, 2003, among Word of God Fellowship, Inc., LBI Media, Inc., Liberman Television of Dallas, Inc. and Liberman Television of Dallas License Corp. relating to the acquisition of KMPX

10.15	Time Brokerage Agreement for KVNR, dated August 4, 2002, by and among Liberman Broadcasting, Inc., LBI Radio License Corp and Little Saigon Radio(1)

10.16	Promissory Note dated December 20, 2001 issued by Lenard D. Liberman in favor of LBI Media, Inc.(1)

10.17	Promissory Note dated December 20, 2001 by Jose Liberman in favor of LBI Media, Inc.(1)

10.18	Promissory Note dated June 14, 2002 issued by Lenard D. Liberman in favor of LBI Media, Inc.(1)

10.19	Promissory Note dated July 9, 2002 issued by Lenard Liberman in favor of LBI Media, Inc.(1)

10.20	Promissory Note dated July 14, 2002 issued by Jose Liberman in favor of LBI Media, Inc.(1)

10.21	Promissory Note dated July 29, 2002 issued by Jose Liberman in favor of LBI Media, Inc.(1)

10.22	Note Secured by Deed of Trust, dated July 15, 1999, by Empire Burbank Studios, Inc., a California corporation in favor of the City National Bank(1)

10.23	Securities Purchase Agreement dated March 20, 2001, by and between LBI Holdings I, Inc. and the purchasers named therein(1)

10.24

First Amendment to Securities Purchase Agreement, Warrant Agreement, and Subordination and Intercreditor Agreements dated as of July 9, 2002, by and among LBI Holdings I, Inc., the purchasers listed on the signature page thereof, Fleet National Bank, and Oaktree Capital Management, LLC(1)

Exhibit Number	Exhibit Description

10.25

Second Amendment to Securities Purchase Agreement, Warrant Agreement, and Subordination and Intercreditor Agreements dated as of October 10, 2003, by and among LBI Holdings I, Inc., the purchasers listed on the signature page thereof, and Fleet National Bank

10.26	Warrant Agreement dated March 20, 2001, by and between LBI Holdings I, Inc. and the purchasers named therein, as amended(1)

10.27

Subordination and Intercreditor Agreement dated March 20, 2001, by and between LBI Holdings I, Inc., the subordinated creditors listed therein and Fleet National Bank, as administrative agent, as amended(1)

10.28	Stock Purchase Agreement, dated January 6, 1998, by and among Jose Liberman, Esther Liberman, Lenard D. Liberman and LBI Holdings I, Inc.(1)

10.29	Employment Agreement, dated March 21, 2003, by and between LBI Media, Inc. and Brett Zane(1)

12.1	Statement regarding Computation of Ratios of Earnings to Fixed Charges

21.1	Subsidiaries of LBI Media Holdings, Inc.

23.1	Consent of O’Melveny & Myers, LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the Signature Page to this Registration Statement)

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of U.S. Bank, N.A., as trustee

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

(1)	Incorporated by reference to Registration Statement on Form S-4 filed by LBI Media, Inc. on October 11, 2002, as amended, Registration No. 333-100330.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on October 30, 2003.

LBI MEDIA HOLDINGS, INC.

By:	/s/ BRETT ZANE
Name:	Brett Zane
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jose Liberman, Lenard D. Liberman and Brett Zane, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOSE LIBERMAN Jose Liberman	President and Director (chief executive officer)	October 30, 2003

/s/ LENARD D. LIBERMAN Lenard D. Liberman	Executive Vice President and Director	October 30, 2003

/s/ BRETT ZANE Brett Zane	Chief Financial Officer (chief financial and accounting officer)	October 30, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Certificate of Incorporation of LBI Media Holdings, Inc.

3.2	Bylaws of LBI Media Holdings, Inc.

4.1	Indenture dated as of October 10, 2003, among LBI Media Holdings, Inc. and U.S. Bank National Association, as Trustee

4.2	Form of Old Note (included as Exhibit A-1 to Exhibit 4.1)

4.3	Form of Exchange Note (included as Exhibit A-1 to Exhibit 4.1)

4.4	Registration Rights Agreement dated October 10, 2003, among LBI Media Holdings, Inc. and the Initial Purchasers

4.5	Form of Certificate of Exchange of 11% Senior Discount Notes due 2013 (included as Exhibit C in Exhibit 4.1)

5.1	Opinion of O’Melveny & Myers, LLP regarding the validity of the 11% Senior Discount Notes offered hereby

8.1	Opinion of O’Melveny & Myers, LLP regarding federal income tax considerations

10.1

Amended and Restated Credit Agreement dated July 9, 2002, by and among LBI Media, Inc., Fleet National Bank, as administrative agent, General Electric Capital Corporation and SunTrust Bank, as co-syndication agents, and CIT Lending Services Corporation and SunTrust Bank as co-documentation agents and the lenders from time to time party thereto(1)

10.2

First Amendment to Amended and Restated Credit Agreement, dated as of April 15, 2003, among LBI Media, Inc., the Guarantors party thereto, the Lenders party thereto, Fleet National Bank, as Administrative Agent, Fleet Securities, Inc., as Sole Lead Arranger, General Electric Capital Corporation and U.S. Bank, N.A., as Co-Syndication Agent and CIT Lending Services Corporation Suntrust Bank, as Co-Documentation Agent(1)

10.3

Second Amendment to Amended and Restated Credit Agreement, dated as of October 10, 2003, among LBI Media, Inc., the Guarantors party thereto, the Lenders party thereto, Fleet National Bank, as Administrative Agent, Fleet Securities, Inc., as Sole Lead Arranger, General Electric Capital Corporation and U.S. Bank, N.A., as Co-Syndication Agent and CIT Lending Services Corporation Suntrust Bank, as Co-Documentation Agent

10.4	Senior Subordinated Note Indenture, dated July 9, 2002, by and among LBI Media, Inc., the guarantors named therein and U.S. Bank, N.A., as trustee(1)

10.5	Registration Rights Agreement dated July 9, 2002, among LBI Media, Inc., the Subsidiary and Guarantors and the Initial Purchasers(1)

10.6

Asset Purchase Agreement dated as of April 5, 2002, among El Dorado Communications, Inc., El Dorado 108, Inc., KXTJ License, Inc., LBI Media, Inc., Liberman Broadcasting of Houston, Inc. and Liberman Broadcasting of Houston License Corp. relating to the acquisition of KQQK(1)

10.7

First Amendment to FM Asset Purchase Agreement and AM Asset Purchase Agreement, dated October 8, 2002, by and among El Dorado Communications, Inc., KXTJ License, Inc., LBI Media, Inc., Liberman Broadcasting of Houston, Inc. and Liberman Broadcasting of Houston License Corp. relating to acquisitions of KQQK-FM and KEYH-AM(1)

10.8	Local Marketing Agreement, dated April 5, 2002, by and between El Dorado Communications, Inc. and Liberman Broadcasting of Houston, Inc. for the operation of KQQK-FM(1)

10.9	Asset Purchase Agreement dated as of April 5, 2002, among El Dorado Communications, Inc., El Dorado 108, Inc., KXTJ License, Inc., LBI Media, Inc., Liberman Broadcasting of Houston, Inc. and Liberman Broadcasting of Houston License Corp. relating to the acquisition of KEYH(1)

Exhibit Number	Exhibit Description

10.10	Time Brokerage (Local Marketing) Agreement, dated April 5, 2002, by and between El Dorado Communications, Inc. and Liberman Broadcasting of Houston, Inc. for the operation of KEYH-AM(1)

10.11

Asset Purchase Agreement dated June 21, 2002, among Guajillo Investments, LLC, LBI Media, Inc. Liberman Broadcasting of Houston, Inc., and Liberman Broadcasting of Houston License Corp. relating to the acquisition of KIOX-FM and KXGJ(1)

10.12

Asset Purchase Agreement, dated December 19, 2002, by and among Aries Communications, Inc., Orange Broadcasting Corp., LBI Media, Inc., Liberman Broadcasting, Inc. and LBI Radio License Corp relating to the acquisition of KMXN-FM(1)

10.13	Local Marketing Agreement, dated December 19, 2002, by and between Aries Communications, Inc. and Liberman Broadcasting, Inc. (KMXN-FM)(1)

10.14

Asset Purchase Agreement dated as of July 14, 2003, among Word of God Fellowship, Inc., LBI Media, Inc., Liberman Television of Dallas, Inc. and Liberman Television of Dallas License Corp. relating to the acquisition of KMPX

10.15	Time Brokerage Agreement for KVNR, dated August 4, 2002, by and among Liberman Broadcasting, Inc., LBI Radio License Corp and Little Saigon Radio(1)

10.16	Promissory Note dated December 20, 2001 issued by Lenard D. Liberman in favor of LBI Media, Inc.(1)

10.17	Promissory Note dated December 20, 2001 by Jose Liberman in favor of LBI Media, Inc.(1)

10.18	Promissory Note dated June 14, 2002 issued by Lenard D. Liberman in favor of LBI Media, Inc.(1)

10.19	Promissory Note dated July 9, 2002 issued by Lenard Liberman in favor of LBI Media, Inc.(1)

10.20	Promissory Note dated July 14, 2002 issued by Jose Liberman in favor of LBI Media, Inc.(1)

10.21	Promissory Note dated July 29, 2002 issued by Jose Liberman in favor of LBI Media, Inc.(1)

10.22	Note Secured by Deed of Trust, dated July 15, 1999, by Empire Burbank Studios, Inc., a California corporation in favor of the City National Bank(1)

10.23	Securities Purchase Agreement dated March 20, 2001, by and between LBI Holdings I, Inc. and the purchasers named therein(1)

10.24

First Amendment to Securities Purchase Agreement, Warrant Agreement, and Subordination and Intercreditor Agreements dated as of July 9, 2002, by and among LBI Holdings I, Inc., the purchasers listed on the signature page thereof, Fleet National Bank, and Oaktree Capital Management, LLC(1)

10.25

Second Amendment to Securities Purchase Agreement, Warrant Agreement, and Subordination and Intercreditor Agreements dated as of October 10, 2003, by and among LBI Holdings I, Inc., the purchasers listed on the signature page thereof, and Fleet National Bank

10.26	Warrant Agreement dated March 20, 2001, by and between LBI Holdings I, Inc. and the purchasers named therein, as amended(1)

10.27

Subordination and Intercreditor Agreement dated March 20, 2001, by and between LBI Holdings I, Inc., the subordinated creditors listed therein and Fleet National Bank, as administrative agent, as amended(1)

10.28	Stock Purchase Agreement, dated January 6, 1998, by and among Jose Liberman, Esther Liberman, Lenard D. Liberman and LBI Holdings I, Inc.(1)

10.29	Employment Agreement, dated March 21, 2003, by and between LBI Media, Inc. and Brett Zane (1)

Exhibit Number	Exhibit Description

12.1	Statement regarding Computation of Ratios of Earnings to Fixed Charges

21.1	Subsidiaries of LBI Media Holdings, Inc.

23.1	Consent of O’Melveny & Myers, LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the Signature Page to this Registration Statement)

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of U.S. Bank, N.A., as trustee

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

(1)	Incorporated by reference to Registration Statement on Form S-4 filed by LBI Media, Inc. on October 11, 2002, as amended, Registration No. 333-100330.